AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1996
                                                      REGISTRATION NO. 333-10759
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                               AMENDMENT NO. 1 TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                   ----------

                             BOSTON BIOMEDICA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   ----------

          MASSACHUSETTS                       2835                  04-2652826
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL   I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)     IDENTIFICATION
                                                                      NUMBER)
                                   ----------


      375 WEST STREET, WEST BRIDGEWATER, MASSACHUSETTS 02379 (508) 580-1900 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   -----------

                             RICHARD T. SCHUMACHER,
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             BOSTON BIOMEDICA, INC.
                                 375 WEST STREET
                      WEST BRIDGEWATER, MASSACHUSETTS 02379
                                 (508) 580-1900
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   ----------

                                   COPIES TO:
    STEVEN R. LONDON, ESQ.                               PAUL JACOBS, ESQ.
BROWN, RUDNICK, FREED & GESMER                       FULBRIGHT & JAWORSKI L.L.P.
     ONE FINANCIAL CENTER                                 666 FIFTH AVENUE
 BOSTON, MASSACHUSETTS 02111                          NEW YORK, NEW YORK 10103
     TEL: (617) 856-8200                                 TEL: (212) 318-3000
     FAX: (617) 856-8201                                 FAX: (212) 752-5958

                                  -----------



    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective by the Securities and Exchange Commission.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]


                                  -----------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================







                  SUBJECT TO COMPLETION, DATED OCTOBER 8, 1996


PROSPECTUS
----------

                                1,600,000 SHARES

                                     [LOGO]

                             BOSTON BIOMEDICA, INC.
                                  COMMON STOCK


                                  -----------


    All of the 1,600,000 shares of Common Stock (the "Common Stock") offered hereby are being sold by Boston Biomedica, Inc. (the "Company").

    Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for information relating to the determination of the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "BBII."


                                   ----------

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

================================================================================

                                                UNDERWRITING
                                 PRICE TO      DISCOUNTS AND    PROCEEDS TO
                                  PUBLIC      COMMISSIONS(1)   COMPANY(2)
--------------------------------------------------------------------------------
Per Share                         $                $               $
--------------------------------------------------------------------------------
Total(3)                      $                $               $
================================================================================

(1) Excludes the value of warrants to be issued to the Underwriters and a 1% non-accountable expense allowance payable to the Underwriters, of which $40,000 has been paid to date. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2)  Before deducting expenses payable by the Company estimated to be $792,000.

(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 240,000 additional shares of Common Stock at the Price to Public less Underwriting Discounts and Commissions to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $_____, $ ____ and $_____, respectively. See "Underwriting."


                                   ----------

    The shares of Common Stock are offered by the Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the office of Oscar Gruss & Son Incorporated in New York, New York on or about_________, 1996.

OSCAR GRUSS & SON INCORPORATED                               KAUFMAN BROS., L.P.

             THE DATE OF THIS PROSPECTUS IS            , 1996.



Information   contained  herein  is  subject  to  completion  or  amendment.   A
Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.






    Description of photograph:

    Under the caption "Total Quality System," there is a collage of the Company's products which are a part of its Total Quality System. In the upper left corner is a photograph of a TQS Qualification Panel, proceeding clockwise to the upper right corner is a photograph of an Accurun 1(R) vial and pipette superimposed over a typical Levey-Jennings daily quality control chart. In the lower right corner is a photograph of a lab technician operating equipment in one of the Company's laboratories, and finally, in the lower left corner, is a photograph of Anti-HIV 1 Western Blots for seven different Company Panel Products.


    The BBI logo is a trademark of the Company. Accurun 1(R) is a registered trademark of the Company. Accurun(tm) is a trademark of the Company.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.







    TQS Logo

                                             o TARGETED TO THE EMERGING
                                               END-USER MARKET FOR
     TOTAL                                     INFECTIOUS DISEASE TEST
    QUALITY                                    KIT QUALITY CONTROL
    SYSTEM                                   o USER-FRIENDLY PRODUCTS
                                               FOR MONITORING
                                               LABORATORY PROFICIENCY,
                                               LOT ACCEPTANCE,
                                               TROUBLESHOOTING AND TRAINING
                                             o DESIGNED TO EVALUATE THE
                                               KEY ELEMENTS IN
                                               THE TESTING PROCESS:
                                               TEST KIT, EQUIPMENT AND PERSONNEL
                                             o ESSENTIAL PRODUCTS IN AN
                                               OVERALL QUALITY ASSURANCE PROGRAM




                                                 QUALITY CONTROL
                                                   PRODUCTS FOR
                                             INFECTIOUS DISEASE TESTS



o SEROCONVERSION
  PANELS, PERFORMANCE
  PANELS AND SENSITIVITY PANELS
  FOR THE EVALUATION OF
  INFECTIOUS DISEASE
  TEST KITS                                      Photograph of four of the
o USED BY TEST KIT                      Company's Quality Control Panel Products
  MANUFACTURERS AND
  REGULATORS THROUGHOUT
  THE WORLD
o DEVELOPED FROM AN
  EXTENSIVE INVENTORY
  OF HUMAN BLOOD SPECIMENS
o CONTRIBUTING TO THE
  IMPROVED SENSITIVITY
  OF INFECTIOUS DISEASE
  TESTS WORLDWIDE





    Inside Front Cover

    Title at top of page reads: "Serving Our Customer's Needs Throughout the Entire Product Life Cycle."

    Description of Photograph: Photograph is comprised of a pie chart superimposed over photographs of the Company's products and services. The pie chart has four sections and eight subsections. The four sections refer to the four stages in the test kit life-cycle and are captioned: "R&D," "Regulatory," "Production" and "Marketing." Each subsection has a corresponding photograph of a Company product or service. The eight subsections are captioned: "Performance Panels," "Seroconversion Panels," "Highly Characterized Specimen Bank," "Clinical Trials," "Characterized Disease State Sera," "Basematrix," "Run Controls" and "OEM and Custom Panels."

    Underneath the photograph are the words: "Your Partner in Infectious Disease Quality Control" and the Company's logo is to the immediate left.




                            PROSPECTUS SUMMARY


    The following is qualified in its entirety by the more detailed information (including the financial statements and notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus
(i) assumes no exercise of the Underwriters' option to purchase from the Company up to 240,000 additional shares of Common Stock to cover over-allotments, if any, (ii) gives effect to a 1-for-2 reverse stock split with respect to the Common Stock effected in September 1996, (iii) gives effect to certain changes to the Company's Articles of Organization effected in September 1996, and (iv) gives effect to the termination of certain redemption provisions relating to 117,647 shares of Common Stock upon completion of this Offering. Unless the context indicates otherwise, all references to the "Company" are to Boston Biomedica, Inc. and its two wholly-owned subsidiaries, BTRL Contracts and Services, Inc. ("BTRL"), and BBI -- North American Clinical Laboratories, Inc. ("BBI -- NACL"). For a discussion of certain matters that should be considered by purchasers of the Common Stock offered hereby, see "Risk Factors." For the definition of certain technical and scientific terms, see "Glossary."


                                THE COMPANY

    Boston Biomedica, Inc. is a leading worldwide provider of proprietary quality control products for use with in vitro diagnostic test kits ("test kits") for the detection, analysis and monitoring of infectious diseases, including AIDS, Hepatitis and Lyme Disease. These products are used to develop test kits, to permit the monitoring of laboratory equipment and personnel, and to help ensure the accuracy of test results. The Company's products are derived from human plasma and serum using proprietary manufacturing processes. The Company believes its Quality Control Panel products are viewed as the current industry standard for the independent assessment of the performance of HIV and Hepatitis test kits. The Company also manufactures diagnostic test kit components and provides specialty laboratory services, including clinical trials.

    To date, the Company has sold its products primarily to test kit manufacturers and regulatory agencies, but it has recently begun selling Quality Control Products directly to the emerging end-user market for quality control products for infectious disease test kits. In late 1994 the Company received United States Food and Drug Administration ("FDA") clearance for Accurun 1(R), its first Quality Control Product designed specifically for end-users, and subsequently has introduced 24 additional Accurun(tm) Quality Control Products. In July 1996, the Company introduced its Total Quality System ("TQS"), a marketing platform that combines Accurun(tm) with other Quality Control Products to provide test kit end-users with the products needed in an overall quality assurance program. TQS products allow end-users to evaluate each of the key elements of the testing process: the test kit, laboratory equipment and laboratory personnel.

    The Company's customers include Abbott Diagnostics, Boehringer Mannheim, Chiron, Fujirebio, Hoffman LaRoche, Ortho Diagnostics (Johnson & Johnson) and Sanofi Diagnostics; regulatory agencies such as the United States FDA, the British Public Health Laboratory Service, the French Institut National de la Transfusion Sanguine and the German Paul Ehrlich Institute; and end-users of diagnostic test kits, such as blood banks, hospitals and clinical laboratories.

    The increased threat of infectious diseases has created a large and growing market for infectious disease test kits. Venture Planning Group, a medical products research firm, estimates that the worldwide infectious disease test kit market was approximately $2.7 billion in 1995 and will grow to $5.0 billion by 2000. The related market for quality control products for in vitro diagnostic testing for infectious and non-infectious disease totaled approximately $600 million in 1994, according to the Genesis Report Dx, a medical products survey. The Company believes that quality control products for infectious disease test kits currently represent less than five percent of the overall quality control market, primarily as a result of the limited use of such products by end-users.

    The Company believes that the market for quality control products for infectious disease test kits will continue to expand, particularly among end-users, primarily as a result of several key factors: (i) increased regulatory scrutiny due to public concern about the dangers of infectious diseases such as AIDS and Hepatitis; (ii) growing recognition of the value of using quality control products to ensure the greatest possible safety of the blood supply, to achieve the earliest possible diagnosis of infection, and to minimize the occurrence of false negative results; (iii) the discovery of new infectious diseases and the development of new treatments for diseases requiring periodic monitoring, such as viral load testing for HIV, Hepatitis B and C and other diseases; and (iv) the emergence of new testing technologies and equipment.


                                       3


    The Company offers three product groups in infectious  disease  diagnostics:
Quality Control Panels, Accurun(tm) Run Controls and Diagnostic Components. These products are used throughout the entire test kit life cycle, from initial research and development, through the regulatory approval process and test kit production, to training, troubleshooting and routine use by end-users. The Company's Quality Control Panels, which combine human blood specimens with comprehensive quantitative data useful for comparative analysis, help ensure that test kits detect the correct analyte (specificity), detect it the same way every time (reproducibility), and detect it at the appropriate levels (sensitivity). The Company's Accurun(tm) Run Controls enable end-users of test kits to confirm the validity of results by monitoring test performance, thereby minimizing false negative test results and improving error detection. In addition, the Company provides Diagnostic Components, which are custom processed human plasma and serum products, to test kit manufacturers.

    The Company's specialty clinical laboratory services include both routine and sophisticated infectious disease testing in microbiology, immunology and molecular biology. The Company seeks to focus its specialty laboratory services in advanced areas of infectious disease testing, and provides contract research and clinical trials for domestic and foreign test kit manufacturers.

    The Company's strategy is to leverage its scientific capabilities in microbiology, immunology, virology, and molecular biology to (i) capitalize on the emerging end-user market, (ii) develop new products and services, (iii) enhance technical leadership, (iv) capitalize on complementary business operations, and (v) pursue strategic acquisitions and alliances.

    The Company believes that it has several competitive advantages that will help it implement its strategy:

    o an inventory of approximately 50,000 distinct human blood specimens accumulated since 1986 through its worldwide sources of blood-supply, which enable the Company to quickly respond to market trends;

    o the ability to offer specialty laboratory services and conduct clinical trials, which helps it to maintain contact and enhance credibility with test kit manufacturers and regulatory authorities, and allows the Company to remain at the forefront of market trends and customer needs;

    o proprietary manufacturing know-how resulting from ten years of experience working with leading worldwide manufacturers in the development of their infectious disease test kits; and

    o its reputation as an authority in infectious disease quality control products among test kit manufacturers and regulatory agencies.

    The Company, a Massachusetts corporation, was organized in 1978, but did not commence significant operations until 1986. The Company's principal offices are located at 375 West Street, West Bridgewater, MA 02379, and its telephone number is (508) 580-1900.

                                  THE OFFERING


Common Stock Offered                    1,600,000 shares(1)

Common Stock to be Outstanding
  after the Offering                    4,290,064 shares(1)(2)


Use of Proceeds                         Repayment   of   indebtedness,   capital
                                        expenditures,   and  general   corporate
                                        purposes,  including working capital and
                                        potential  acquisitions.   See  "Use  of
                                        Proceeds."

Proposed Nasdaq National
  Market Symbol                        BBII



-----------
(1) Does not include up to 240,000 shares of Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment option.
    See "Underwriting."


(2) Does not include 1,161,057 shares of Common Stock issuable upon exercise of outstanding options and warrants and 14,333 shares of Common Stock issuable upon conversion of an outstanding subordinated convertible note. See "Capitalization" and Notes 6, 10 and 11 of Notes to Consolidated Financial Statements.


                                       4



                    SUMMARY CONSOLIDATED FINANCIAL DATA
                   (In thousands, except per share data)


                                                                            YEAR ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                                                                            -----------------------        -------------------------
                                                                          1993(1)    1994      1995            1995          1996
                                                                          -------    ----      ----            ----          ----

STATEMENT OF OPERATIONS DATA:
  Product sales                                                            $3,942    $ 5,982   $ 6,622     $  3,024     $  3,946
  Service revenue                                                           5,215      4,741     5,649        2,540        2,982
    Total revenue                                                           9,157     10,723    12,271        5,564        6,928

  Income from operations                                                      312        405       508          104          307
  Net income (loss)                                                           142         97       103          (36)          83
  Net income (loss) per share(2)(3)                                        $ 0.06    $  0.04   $  0.04     $  (0.01)    $   0.03
  Weighted average common and common equivalent shares
   outstanding(2)(3)                                                        2,438      2,587     3,151        2,598        3,253





                                                                                                                  JUNE 30, 1996
                                                                                                                  -------------
                                                                                                                         PRO FORMA
                                                                                                             ACTUAL   AS ADJUSTED(4)
                                                                                                            ------   --------------
BALANCE SHEET DATA:
  Working capital                                                                                           $ 4,497       $ 14,300
  Total assets                                                                                               10,047         19,360
  Long term debt, less current maturities                                                                     2,798          --
  Redeemable common stock                                                                                       899          --
  Total stockholders' equity                                                                                   3,332        16,831





----------
(1) On June 30, 1993, the Company exercised its option to pre-pay the acquisition note issued in connection with the 1992 purchase of BTRL at a discount from the balance due, resulting in an extraordinary gain of $50,000, net of taxes of $33,000. The 1993 net income per share before such extraordinary gain was $0.04.

(2) The effect of the common stock equivalents on net income per common share has been excluded from the calculation for 1993 and 1994 and the six months ended June 30, 1995 as its inclusion was antidilutive.


(3) Pro forma supplementary earnings per share for the year ended December 31, 1995 and the six months ended June 30, 1996 were $.09 and $.06, respectively, based upon an assumed weighted average common and common equivalent shares outstanding of 3,600,007 and 3,701,173, respectively. In accordance with APB Opinion 15, pro forma supplementary earnings per share is presented as if the Company sold on January 1, 1995, 448,530 shares of Common Stock, representing the number of shares of Common Stock required to be sold at the assumed initial public offering price of $9.00 per share in order for the Company to repay the indebtedness outstanding during 1995 as if the Offering had occurred on January 1, 1995. See "Use of Proceeds" and
     Note 12 of Notes to Consolidated Financial Statements.

(4) Adjusted to reflect: (i) application of the estimated net proceeds from the sale of 1,600,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses, and (ii) the termination of redemption provisions relating to 117,647 shares of Common Stock upon completion of this Offering.


                                       5


                                  RISK FACTORS

    An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

UNDEVELOPED END-USER MARKET FOR QUALITY CONTROL PRODUCTS FOR INFECTIOUS DISEASE TEST KITS

    The Company intends to focus its product development and sales and marketing efforts on quality control products for end-users of infectious disease test kits. Currently, most quality control products for infectious disease test kits are sold to test kit manufacturers and regulators. End-users of infectious disease test kits are currently using quality control products only to a very limited extent. See "Business -- Industry Overview." The Company's strategy is based primarily upon significant growth in sales of quality control products to the end-user market. See "Business -- Strategy." There can be no assurance that end-users of infectious disease test kits will increase their use of quality control products, or that the Company will be able to increase its sales of quality control products to such end-users. Clearance or approval by the United States Food and Drug Administration (the "FDA") will be necessary before quality control products may be sold for clinical laboratory use rather than for research purposes only. See "-- Stringent Government Regulation." If the end-user market for quality control products does not develop, or if the Company is unable to increase its sales to this market, the Company's future growth could be materially and adversely affected.

COMPETITION

    In sales of both its products and specialty laboratory services, the Company experiences substantial competition and the threat of competition from established and potential competitors, most of which have greater financial, manufacturing and marketing resources than the Company. Competition for customers is intense and depends principally on the ability to provide products of the quality and in the quantity required by customers, as well as the ability to provide sophisticated specialty laboratory services, at competitive prices. The Company currently competes against independent reference laboratories, integrated plasma collection and processing centers and manufacturers of quality controls and other Diagnostic Components. In addition, the Company understands that a leading manufacturer of quality control products for non-infectious diseases recently entered the quality control market for infectious disease test kits. There can be no assurance that other such manufacturers or other companies will not enter this market. The entrance of any of these companies into the quality control market for infectious disease test kits could have a material adverse effect on the Company, particularly its ability to achieve its strategy to capitalize on the end-user market for quality control products for infectious disease test kits. In addition, certain of the Company's products are derived from donors with rare antibody characteristics. Competition for blood specimens from such donors may increase, which may increase the cost of obtaining such specimens. There can be no assurance that such increased competition will not adversely affect the Company. See "-- Difficulty in Obtaining Certain Raw Materials" and "Business -- Competition."

ABILITY TO MANAGE GROWTH

    The Company's future success will depend in part on its ability to manage growth as it increases its production capacity and broadens distribution of its products. To compete effectively and manage future growth, if any, the Company will be required to continue to implement and improve its operational, financial and management information systems, procedures and controls on a timely basis, and to expand, train, motivate and manage its workforce. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. The failure to implement new and improved existing operational, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will continue to grow or, if it does, that the Company will manage the growth successfully.


                                       6


FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

    The Company's results of operations have been subject to quarterly fluctuations due to a variety of factors, including customer purchasing patterns and seasonal demand for laboratory testing services. In particular, the Company's sales of its Quality Control Products and Diagnostic Components typically have been highest in the fourth quarter and lowest in the first quarter of each fiscal year. For example, total revenue for the fourth quarter ended December 31, 1994 and 1995 were $3.0 million and $3.8 million compared with total revenue for the first quarter ended March 31, 1995 and 1996 of $2.7 million and $3.1 million. The Company believes that its customers may expend end-of-year budget surpluses in the fourth quarter, thereby causing the Company's fourth quarter product sales to be higher at the expense of first quarter product sales. In addition, demand for laboratory services tends to be somewhat higher in the third and fourth quarters of the fiscal year due to the seasonal nature of Lyme Disease testing, the Company's highest volume test. Moreover, the Company's margins for its different products and services vary, with Quality Control Products generally having the highest margins and Contract Research the lowest. Therefore, the Company's results may vary from period to period as a result of the mix of products and services and the mix among products. As a result, quarterly results of operations may not be indicative of future results of operations. Also, variations in the Company's quarterly results of operations may affect the market price of the Common Stock. See " -- Volatility of Price of Common Stock" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISK OF ACQUISITIONS


    The Company intends to pursue strategic acquisitions to expand its core product line, strengthen its base in medical science and technology, and secure new sources of blood supply. The Company is subject to various risks associated with an acquisition strategy, including the risk that the Company will be unable to identify and attract suitable acquisition candidates or to integrate and manage any acquired business. The Company will compete for acquisition candidates with companies which have significantly greater financial and management resources than the Company. Acquisitions could place a significant burden on the Company's management and operating personnel. Implementing the Company's expansion strategy may also require significant capital resources. Capital is needed not only for acquisitions, but also for the effective integration, operation and expansion of such businesses. The Company may need to raise capital through the issuance of long-term or short-term indebtedness or the issuance of its securities in private or public transactions, which could result in dilution of existing equity positions, increased interest and amortization expense or decreased income to fund future expansion. There can be no assurance that acceptable financing for future acquisitions will be available or that the integration of future acquisitions and expansion of existing business can be achieved. See "-- Ability to Manage Growth."


DIFFICULTY IN OBTAINING CERTAIN RAW MATERIALS

    The Company manufactures its products from human plasma and serum which the Company obtains from nonprofit and commercial blood centers, primarily in the United States, but also from similar sources throughout the world. Certain of the Company's products, including its Seroconversion and Performance Panels, are comprised of unique and rare plasma specimens obtained from individuals during the short period of time when the disease markers of particular diseases are converting from negative to positive. See "Business -- Products." As a result, the quantity of any such panel is limited, so the Company must replace such panels as they sell out with another panel comprised of specimens equally unique and rare. Competition to obtain such specimens may increase, which may increase the cost of obtaining such products. There can be no assurance that the Company will continue to be successful in obtaining a steady and adequate supply of the unique and rare specimens of plasma and serum necessary for certain of its products. The inability to continue to obtain such specimens, or any significant delays in obtaining such specimens, would have a material adverse effect on the Company. See "-- Competition."

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends in large part upon its ability to attract and retain highly qualified scientific and management personnel. The Company competes for such individuals with other companies, academic institutions, government entities and other organizations. There can be no


                                       7

assurance that the Company will be successful in hiring or retaining requisite personnel. The failure of the Company to recruit and retain qualified scientific and management personnel could have a material adverse effect on the Company. None of the Company's key management or scientific personnel is subject to an employment agreement with the Company. The loss of the services of any such key personnel, including Richard T. Schumacher, President and Chief Executive Officer of the Company, could have a material adverse effect on the Company. The Company maintains key person life insurance on certain of its officers, including Mr. Schumacher, on whose life the Company has $4,750,000 of insurance, $2,000,000 of which has been pledged to the Company's lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Competition" and "Management -- Directors and Executive Officers."

DEPENDENCE ON KEY CUSTOMERS

    The Company's three largest customers accounted for an aggregate of approximately 20% of the Company's revenues in 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996, although the customers were not identical in each period. In addition, the majority of the Company's revenues are based upon purchase orders. None of the Company's customers are contractually committed to make future product purchases from the Company. The loss of any major customer or a material reduction in a major customer's purchases would have a material adverse effect upon the Company.

    A single U.S. government services contract accounted for approximately 7.5% and 7.3% of the Company's revenues in 1995 and the six months ended June 30, 1996. This contract is due to expire in February 1997. The Company has responded to a Request for Proposals by the United States government for a new four year contract to replace this contract. There can be no assurance that the Company's response to the Request for Proposals will be accepted by the United States government. Failure to receive the new contract would have a material adverse effect on the Company. See "Business -- Services."

STRINGENT GOVERNMENT REGULATION


    The manufacture and distribution of medical devices, including products manufactured by the Company that are intended for in vitro diagnostic use, are subject to extensive government regulation in the United States and in other countries. In the United States, the Food, Drug, and Cosmetic Act (the "FDCA") prohibits the marketing of in vitro diagnostic products until they have been cleared or approved by the FDA, a process that is time-consuming, expensive and uncertain. Once clearance or approval is obtained, the FDA requires additional clearances or approvals for product changes that could affect the safety and effectiveness of the device, including, for example, new indications for use or changes in the design or manufacturing process. Additional clearances or approvals may also be required for changes in claims relating to uses of products. The Company's Accurun Run Controls, when marketed for diagnostic use, have been classified by the FDA as medical devices. The Company has received FDA clearance to market its Accurun 1(R) line for diagnostic purposes. An application for clearance for diagnostic use for one additional Accurun(tm) product has been submitted by the Company to the FDA, and the Company anticipates that applications for approximately 16 additional Accurun(tm) products will be prepared and submitted to the FDA by the end of 1997. There can be no assurance that the Company will obtain regulatory clearances or approvals on a timely basis, if at all, for future products, changes in existing products or changes in claims relating to uses of products. Delays in obtaining or failure to obtain requisite FDA clearances or approvals could have a material adverse effect on the Company.


    All of the Company's Quality Control Products with the exception of Accurun 1(R) are marketed "for research use only," which do not require FDA premarket clearance or approval of the product, and not marketed for diagnostic purposes, which do require FDA premarket clearance or approval. The Company's labeling for these products limits their use to research. It is possible, however, that some purchasers of these products may use them for diagnostic purposes despite the Company's intended use. In these circumstances, the FDA could allege that these products should have been cleared or approved by the FDA prior to marketing and initiate enforcement action against the Company, which could have a material adverse effect on the Company. Failure to obtain, or delays in obtaining, FDA clearances or approval would adversely affect the Company's strategy of capitalizing on the end-user market.


                                       8


    The Company believes that its Quality Control Panels are not regulated by the FDA because they are not intended for diagnostic purposes. The Company believes that its Diagnostic Components, which are components of in vitro diagnostic products, may be subject to certain regulatory requirements under the FDCA and other laws administered by the FDA, but do not require that the Company obtain a premarket approval or clearance. There can be no assurance, however, that the FDA would agree or that the FDA will not adopt a different interpretation of the FDCA or other laws it administers, which could have a material adverse effect on the Company.

    In addition, both before and after clearance or approval, medical devices, such as Accurun 1(R), are subject to certain export and import requirements under the FDCA.

    The Company is also subject to strict FDA good manufacturing practices ("GMP") regulations governing testing, control and documentation, and to other postmarketing restrictions with respect to the manufacture of the Company's medical device products. Ongoing compliance with GMP and other applicable regulatory requirements is monitored through periodic inspections by the regulatory authorities. Failure to comply with GMP or other regulatory requirements can result, among other consequences, in the failure to obtain premarket clearances or approvals, withdrawal of clearances or approvals, total or partial suspension of product distribution, injunctions, civil penalties, recall or seizures of products, and criminal prosecution, each of which would have a material adverse effect on the Company.

    Laws and regulations affecting the Company's products are in effect in many of the countries, states and other jurisdictions in which the Company markets or intends to market its products. There can be no assurance that the Company will be able to obtain any required regulatory clearances or approvals on a timely basis, or at all. Delays in receipt of or failure to obtain such clearances or approvals, or the failure to comply with regulatory requirements in these countries, states or other jurisdictions, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

    The Company is also subject to other national, state and local laws and regulations, including those relating to the use and disposal of biohazardous, radioactive and other hazardous substances and wastes. Failure to comply with such laws and regulations could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

FOREIGN RESTRICTIONS ON IMPORTATION OF BLOOD DERIVATIVES

    Sales outside the United States in 1993, 1994 and 1995 represented approximately 15%, 21% and 25%, respectively, of the Company's revenues for those years, and 27% in each of the six months ended June 30, 1995 and 1996. Foreign sales are primarily to Western Europe and Japan. Concern over blood safety has led to movements in a number of European and other countries to restrict the importation of blood and blood derivatives, including antibodies. Such restrictions continue to be debated and there can be no assurance that additional restrictions will not be imposed in the future. If imposed, such restrictions could have a material adverse effect on the Company's business.

RISK OF TECHNOLOGICAL CHANGE

    The infectious disease test kit industry is characterized by rapid and significant technological change and changes in customer requirements. As a result, the Company's success will be dependent upon its ability to enhance its existing products and to develop or acquire and introduce in a timely manner new products that take advantage of technological advances and respond to customer requirements. There can be no assurance that the Company will be successful in developing and marketing such new products or enhancements to the Company's existing products on a timely basis or that such products will adequately address the changing needs of the marketplace. Furthermore, rapid technological development by the Company or others may result in products or services becoming obsolete or noncompetitive before the Company recovers its investment in research, development and commercialization.


                                       9


RISK OF BROAD MANAGEMENT DISCRETION IN APPLICATION OF PROCEEDS


    A significant portion of the estimated net proceeds from this Offering will be allocated to working capital and general corporate purposes, including potential acquisitions. Accordingly, the Company will have broad discretion as to the application of the net proceeds and may allocate portions of such proceeds to uses which the Company's stockholders may not deem desirable. In October 1996, the Company entered into a License Agreement and Preferred Stock Purchase Agreement ("Purchase Agreement") with BioSeq, Inc. ("BioSeq"), an early stage biotechnology company that is developing a technology for sequencing, synthesizing and characterizing nucleic acids and proteins. See "Business -- Strategic Alliances." Under the Purchase Agreement, the Company has agreed to purchase approximately 19% of the outstanding capital stock of BioSeq for an aggregate of $1,482,500, to be paid in three installments. The Company has paid the first installment of $210,000 and will pay the second installment of $522,500 upon completion of the Offering. The Company intends to use a portion of the proceeds of this Offering to fund the second installment and $210,000 of such proceeds to repay amounts drawn on the Company's revolving line of credit to fund the first installment. The Company must make the remaining $750,000 installment if BioSeq attains certain technical milestones by July 31, 1997. There can be no assurance as to the commercial viability of BioSeq's technology or that the Company will not lose its entire investment in BioSeq. Additionally there can be no assurance that the Company's use of any of the proceeds from the Offering will yield any return. See "Use of Proceeds."


PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY TECHNOLOGY

    None of the Company's Quality Control Products or Diagnostic Components have been patented and the Company does not intend to seek patent protection for such products. The Company's ability to compete effectively with other companies will depend, in part, on its ability to maintain the proprietary nature of its technologies and products and operate without infringing the rights of third parties. The Company relies primarily on a combination of trade secrets and non-disclosure and confidentiality agreements, and in certain limited circumstances, patents, to establish and protect its proprietary rights in its technology and products. There can be no assurance that others will not independently develop or otherwise acquire the same, similar or more advanced trade secrets and know-how.

    The Company has two United States patents and, jointly with the University of North Carolina at Chapel Hill ("UNC"), has filed three series of United States and foreign patent applications relating to compounds, pharmaceutical compositions and therapeutic methods in connection with the Company's drug discovery program at the University of North Carolina at Chapel Hill. See "Business -- Services," and " -- Strategic Alliances." There can be no assurance that patent applications will result in issued patents, that issued patents will provide any competitive advantage or that patents will not be challenged, circumvented or invalidated.

    Third parties may be issued patents to, or may otherwise acquire the rights to, technology necessary or potentially useful to the Company. The success of the Company is dependent in part upon its not infringing patents or other intellectual property rights of third parties. Litigation relating to the infringement of the patents or other intellectual property rights of others could result in substantial costs to the Company. Litigation which could result in substantial costs to the Company may also be necessary to enforce the Company's intellectual property rights or to determine the scope and validity of the proprietary rights of others. Any such substantial costs would have a material adverse effect on the Company.

UNCERTAINTY RELATED TO HEALTHCARE REFORM; NO ASSURANCE OF ADEQUATE REIMBURSEMENT

    Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. Although to date Congress has failed to pass comprehensive health care reform legislation, the Company anticipates that Congress and state legislatures will continue to review and assess alternative healthcare delivery and payment systems and may in the future propose and adopt legislation effecting fundamental changes in the healthcare delivery system. Legislative debate is expected to continue in the future. In addition, the private sector has been changing the healthcare industry as well through consolidations and alternatives in healthcare delivery systems. The Company cannot predict what impact the adoption of any federal or state health care reform measures or future private sector reform may have on its industry or business.



                                       10


    In both domestic and foreign markets, sales by the Company's customers of products and services that incorporate or affect the demand for the Company's products may depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost- effectiveness of medical products and services. There can be no assurance that pricing pressures experienced by the Company's customers will not adversely affect the Company because of a determination that its products are not cost effective or because of inadequate third-party reimbursement levels to such customers. In addition, where the payor for the Company's specialty laboratory services is the patient rather than third-party payors, there is a greater risk of non-payment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

RISK OF HAZARDOUS WASTE AND PRODUCT LIABILITY; ABSENCE OF INSURANCE

    The Company's manufacturing processes involve the controlled use of biohazardous materials and chemicals. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company. The Company may incur substantial costs to maintain safety in the use of biohazardous materials and to comply with environmental regulations as the Company further develops its manufacturing capacity. See "Business -- Government Regulation."

    Further, the Company's business exposes it to liability risks that are inherent in the testing, manufacturing and marketing of its products. The Company does not currently have product liability insurance. Product liability claims could expose the Company to substantial liabilities and expenses, which could materially and adversely affect the Company.

RISKS ASSOCIATED WITH EXPORT SALES

    The Company generated significant sales outside the United States and anticipates that foreign sales will continue to account for a significant percentage of the Company's net revenues. The Company's foreign operations accounted for approximately 15%, 21% and 25% of the Company's total revenues for the years ended December 31, 1993, 1994 and 1995 and approximately 27% in each of the six months ended June 30, 1995 and 1996, and 36%, 38% and 47% of the Company's product sales for the years ended December 31, 1993, 1994 and 1995 and 50% and 48% for each of the six months ended June 30, 1995 and 1996. The Company therefore is subject to risks associated with foreign sales, including United States and foreign regulatory requirements and policy changes, political and economic instability, difficulties in accounts receivable collection, difficulties in managing distributors or representatives and seasonality of sales. Although the Company's sales have been denominated in United States dollars, the value of the United States dollar in relation to foreign currencies may also adversely affect the Company's sales to foreign customers. To the extent that the Company expands its international operations or changes its pricing practices to denominate prices in foreign currencies, the Company will be exposed to increased risks of currency fluctuation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
Note 5 of the Notes to Consolidated Financial Statements.

POSSIBLE ADVERSE EFFECT OF CONTROL BY EXISTING STOCKHOLDERS


    Upon consummation of this Offering, Richard T. Schumacher, President and Chief Executive Officer, his relatives and the existing officers and directors of the Company collectively will have voting control over approximately 39% of the outstanding shares of Common Stock. Accordingly, these stockholders, should they choose to act in concert, will be in a position to exercise a significant degree of control over the Company, and to significantly influence stockholder votes on the election of the Company's directors, increasing the Company's authorized capital stock, mergers, and sales of the Company's assets. See "Principal Stockholders."


POSSIBLE ADVERSE EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

    Certain provisions of the Company's Amended and Restated Articles of Organization and Restated Bylaws could have the effect of discouraging a third party from pursuing a non-negotiated takeover of the Company and preventing certain changes in control. These provisions include a classified Board of Directors, a fair price provision, advance notice to the Board of Directors of stockholder proposals and


                                       11


stockholder nominees for the Board of Directors, limitations on the ability of stockholders to remove directors and call stockholders meetings, the provision that vacancies on the Board of Directors be filled by a majority of the remaining directors and the ability of the Board to issue, without further stockholder approval, preferred stock with rights and privileges which could be senior to the Common Stock. The Company also is subject to Chapter 110F of the Massachusetts General Laws which, subject to certain exceptions, prohibits a Massachusetts corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. These provisions could discourage a third party from pursuing a takeover of the Company at a price considered attractive by many stockholders, since such provisions could have the effect of preventing or delaying a potential acquiror from acquiring control of the Company and its Board of Directors. See "Description of Capital Stock -- Preferred Stock," "-- Massachusetts Anti-Takeover and Related Statutes" and " -- Certain Provisions of the Company's Articles of Organization and By-laws."

NO ASSURANCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF PRICE OF COMMON
STOCK

    Prior to this Offering, there has been no public trading market for the Common Stock. There can be no assurance that a regular trading market for the Common Stock will develop after this Offering or that, if developed, it will be sustained. The initial public offering price of the Common Stock will be determined by negotiations between the Company and Representatives of the Underwriters and may not be indicative of the price at which the Common Stock will trade after completion of this Offering. For factors that will be considered in determining the initial public offering price, see "Underwriting." After completion of this Offering, the market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the shares of Common Stock, variations in the Company's operating results, changes in earnings estimates by securities analysts, publicity regarding the Company, the infectious disease test kit industry or the healthcare industry generally, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the healthcare industry in general or the infectious disease test kit industry in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the shares of Common Stock.


LACK OF UNDERWRITING HISTORY

    Kaufman Bros., L.P. became registered as a broker-dealer in July 1995 and has participated in a limited number of public offerings as an underwriter. As part of its due diligence function, the Underwriters make such inquiries of management as they deem appropriate, review the accuracy of the Prospectus and establish the initial public offering price for the Common Stock. Prospective purchasers of Common Stock offered hereby should consider the limited experience of Kaufman Bros., L.P. in evaluating an investment in the Common Stock. See "Underwriting."


DILUTION


    Purchasers of shares in the Offering will suffer immediate dilution of $5.10 in net tangible book value per share. See "Dilution" and "Underwriting."


SHARES ELIGIBLE FOR FUTURE SALE


    Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock and the ability of the Company to raise capital through a public offering of its equity securities. Upon completion of this Offering, the Company will have 4,290,064 shares of Common Stock outstanding (4,530,064 shares if the Underwriters' overallotment option is exercised in full). Of those shares, the 1,600,000 shares sold in this Offering (1,840,000 shares if the Underwriters' overallotment option is exercised in full) will be freely tradeable without restriction (except as to affiliates of the Company) or further registration under the Securities Act. All of the Company's directors and executive officers and certain other stockholders, holding in the



                                       12



aggregate 2,555,244 shares of Common Stock, have agreed not to offer to sell, sell or otherwise dispose of any shares of Common Stock prior to the expiration of 180 days from the date of this Prospectus. Oscar Gruss & Son Incorporated may, in its sole discretion and at any time without prior notice, release all or any portion of the shares of Common Stock subject to the lockup agreements. Beginning 91 days after the date of this Prospectus, 6,475 shares of Common Stock will be eligible for sale in the public market without registration, subject to certain volume and other limitations, pursuant to Rule 144 or Rule 701 under the Securities Act of 1933, as amended (the "Securities Act") and an additional 122,571 shares will be eligible for sale without such restrictions. Following the expiration of the 180-day lockup period, an additional 1,643,197 shares of Common Stock will be eligible for sale in the public market without registration, subject to certain volume and other limitations, pursuant to Rule 144 or Rule 701 under the Securities Act and an additional 734,425 shares will be eligible for sale without such restrictions. The remaining shares of Common Stock held by existing stockholders, including shares issuable upon exercise of options, will become eligible for sale under Rule 144 or otherwise at various times thereafter. All shares of Common Stock outstanding on the date of this Prospectus will be eligible for sale to certain qualified institutional buyers in accordance with Rule 144A under the Securities Act. The Company intends to register under the Securities Act, shortly after the consummation of the Offering, shares of Common Stock issuable upon exercise of employee stock options, including 934,387 shares issuable upon exercise of such options outstanding on the date of this Prospectus. Two of the Company's stockholders and the holder of a warrant to purchase Common Stock have the right to cause the Company to register their shares under the Securities Act and to include their shares in certain future registrations of securities effected by the Company under the Securities Act. An aggregate of 627,650 shares of Common Stock, including 226,670 shares of Common Stock issuable upon exercise of outstanding warrants, are covered by such registration rights. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price of the Common Stock. If the Company is required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Certain Transactions," "Principal Stockholders" and "Shares Eligible for Future Sale."



                                       13


                                 USE OF PROCEEDS


    The net proceeds to be received by the Company from the sale of the 1,600,000 shares of Common Stock offered hereby are estimated to be $12,600,000 ($14,587,200 if the Underwriters over-allotment option is exercised in full), at an assumed public offering price of $9.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company.

    The Company expects to use approximately $4.1 million of the net proceeds to repay outstanding indebtedness, as described below, and approximately $1.0 million for capital expenditures to expand its manufacturing capacity in West Bridgewater, of which approximately $500,000 will be spent on building expansion and approximately $500,000 will be spent on equipment. The Company intends to use $522,500 of the net proceeds of this Offering to fund the second installment of its investment in BioSeq. The Company anticipates using the remaining net proceeds for general corporate purposes, including working capital, as well as for potential acquisitions and alliances. See "Risk Factors -- Risk of Broad Management Discretion in Application of Proceeds," and "Business -- Strategic Alliances."

    At October 4, 1996, the  approximately  $4.1 million of  indebtedness  to be repaid from the proceeds of this Offering consists of (i) approximately $2.3 million of indebtedness under a secured revolving line of credit due June 30, 1998 that bears interest at a rate equal to the prime rate plus 0.5% per annum;
(ii) a mortgage note in the principal amount of approximately $685,215 on the West Bridgewater property that bears interest at a fixed rate of 8.3% per annum until December 2000 and thereafter bears interest at a rate equal to the prime rate plus 1% per annum, and which is due December 2002; (iii) a term note, in the principal amount of $442,187, that bears interest at 9.01% per annum and is due in October 1998; (iv) a term note, in the principal amount of $137,037, that bears interest at the prime rate plus 1% per annum and is due October 1999; (v) a term note, in the principal amount of $332,549, that bears interest at a rate equal to the prime plus 1% per annum and is due August 2000; (vi) a term note, in the principal amount of $86,667, that bears interest at a rate of 8.22% per annum and is due December 2000; and (vii) various other notes that aggregate $78,456 due from June 1997 to August 2000. The proceeds from borrowings incurred within the past year were used for working capital, to acquire the West Bridgewater property, to purchase capital equipment and to make the Company's $210,000 initial investment in BioSeq. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 6 of Notes to the Consolidated Financial Statements.

    With respect to potential acquisitions and alliances, in addition to the investment in BioSeq, the Company may use a portion of the net proceeds to acquire blood donor centers and other businesses, products or technologies that are complementary to the Company's current business, although it currently has no commitments for such acquisitions or alliances. See "Business -- Strategy."


    The specific timing and amount of funds required for specific uses by the Company cannot be precisely determined at this time. Pending such uses, the Company intends to invest in short-term, investment grade, interest bearing obligations.

                              DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its capital stock and does not plan to pay any cash dividends in the foreseeable future. The Company's current policy is to retain all of its earnings to finance future growth. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, operating results, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant. The Company is subject to financial and operating covenants, including a prohibition against the payment of cash dividends, under its bank financing agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                                       14


                              CAPITALIZATION


    The following table sets forth as of June 30, 1996 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company after giving effect to the termination of certain redemption provisions relating to 117,647 shares of Common Stock, and (iii) as adjusted to give effect to the sale of 1,600,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. This table should be read in conjunction with the Consolidated Financial Statements and related notes thereto appearing elsewhere in this Prospectus.




                                                                      JUNE 30, 1996
                                                                      -------------
                                                                                   PRO FORMA
                                                             ACTUAL   PRO FORMA   AS ADJUSTED
                                                             ------   ---------   -----------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
Current maturities of long term debt                         $  490    $  490       $  --
                                                             ======    ======       =======
Long-term debt, less current maturities:
   Line of credit                                             1,398     1,398          --
   Bank term debt                                               719       719          --
   Mortgage term debt                                           620       620          --
   Other notes payable                                           61        61          --
                                                              -----     -----       -------
                                                              2,798     2,798          --
                                                              -----     -----       -------
Redeemable  common stock,  $.01 par value;  authorized
  issued and  outstanding  117,647, and none pro forma
  and pro forma  as adjusted                                    899      --            --
                                                              -----     -----       -------
Stockholders' equity:
   Common  stock,  $.01 par  value;  authorized
     15,000,000  shares;  issued and outstanding
     2,572,417 actual, 2,690,064 pro forma and
     4,290,064 pro forma as adjusted(1)                          26        27            43
   Preferred Stock
   Additional paid-in capital                                 2,717     3,615        16,199
   Retained earnings                                            589       589           589
                                                              -----     -----       -------
     Total stockholders' equity                               3,332     4,231        16,831
                                                              -----     -----       -------
     Total capitalization                                    $7,029    $7,029       $16,831
                                                             ======    ======       =======




----------
(1) Excludes the following at June 30, 1996: (i) 934,387 shares of Common Stock issuable pursuant to the exercise of stock options outstanding at a weighted average exercise price of $3.15 per share, of which options to purchase 653,684 shares were then exercisable, (ii) 226,670 shares of Common Stock issuable pursuant to the exercise of warrants outstanding at a weighted average exercise price of $2.50 per share, all of which were then exercisable, and (iii) 14,333 shares of Common Stock issuable upon conversion of the subordinated convertible note at $1.50 per share. Since June 30, 1996, no stock options were exercised, granted or became exercisable. See "MANAGEMENT -- Stock Plans."


                                       15




                                    DILUTION



    At June 30, 1996, the Company had a net tangible book value of $4,137,943 or $1.54 per share of Common Stock. "Net tangible book value per share" represents the tangible book value of the Company (total tangible assets less total liabilities) divided by the number of shares of Common Stock outstanding (on a pro forma basis to give effect to the termination of certain redemption provisions relating to 117,647 shares of Common Stock). Without taking into account any changes in such net tangible book value as of June 30, 1996, other than to give effect to the sale by the Company of the 1,600,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 and after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company, the pro forma net tangible book value of the Company at June 30, 1996 would have been $16,737,943, or $3.90 per share. This represents an immediate increase in the net tangible book value per share of $2.36 to existing stockholders and an immediate dilution of the net tangible book value per share of $5.10 to persons purchasing the Common Stock offered hereby (the "New Investors"). The following table illustrates this per share dilution:


Assumed initial public offering price per share                           $ 9.00
Net tangible book value per share before the Offering     $1.54
Increase per share attributable to New Investors           2.36
                                                           ----
Pro forma as adjusted net tangible book value
  per share after the  Offering                                             3.90
                                                                            ----
Dilution per share to New  Investors                                       $5.10
                                                                           =====

    The following table sets forth on a pro forma basis, as of June 30, 1996, the total number of shares purchased from the Company after giving effect to the sale of the 1,600,000 shares of Common Stock offered by the Company hereby, the total consideration paid to the Company and the average price per share paid by existing stockholders and by New Investors at an assumed initial public offering price of $9.00 per share:




                                       SHARES PURCHASED      TOTAL CONSIDERATION
                                       ----------------      -------------------
                                                                                     AVERAGE
                                                                                      PRICE
                                       NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                       ------     -------     ------      -------   ---------
Existing Stockholders                 2,690,064     62.7%   $  3,835,373    21.0%     $1.43
New Investors                         1,600,000     37.3%    14,400,000     79.0%     $9.00
                                      ---------     ----     ----------     ----
  Total                               4,290,064    100.0%   $18,235,373    100.0%
                                      =========    =====    ===========    =====


    The above information assumes (i) no exercise of the Underwriters' warrants and (ii) no exercise of any other outstanding options and warrants after June 30, 1996. As of June 30, 1996, there were outstanding options, warrants and a subordinated convertible note to purchase an aggregate of 1,175,390 shares of Common Stock at exercise prices ranging from $0.25 to $8.50 per share. Since June 30, 1996, no stock options were exercised, granted or became exercisable. To the extent these options and warrants are exercised, there will be further dilution to New Investors. See "Management -- Stock Plans," "Certain Transactions" and Note 10 of Notes to Consolidated Financial Statements.


                                       16



                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table contains certain selected consolidated financial data of the Company and is qualified in its entirety by the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The statement of operations data for the fiscal years 1993, 1994 and 1995, and the balance sheet data as of December 31, 1994 and 1995, have been derived from the Consolidated Financial Statements of the Company which have been audited by Coopers & Lybrand L.L.P., independent accountants, and which appear elsewhere in this Prospectus. The balance sheet data as of December 31, 1993 are derived from consolidated financial statements that have been audited by Coopers & Lybrand L.L.P. The statement of operations data of the Company for the fiscal years ending December 31, 1991 and 1992 and the balance sheet data as of December 31, 1991 and 1992 have been derived from consolidated financial statements of the Company which have been audited by other independent public accountants. The unaudited consolidated financial data as of June 30, 1996, and for the six months ended June 30, 1996 and 1995, have been prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial condition and results of operations for the periods presented. The results for the six months ended June 30, 1996, are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. This data should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.


                                                                                                          SIX MONTHS ENDED
                                                                                                          ----------------
                                                               YEAR ENDED DECEMBER 31,                   JUNE 30,   JUNE 30,
                                                               -----------------------                   --------   --------
                                                  1991    1992(1)   1993(2)(3)       1994      1995       1995       1996
                                                  ----    -------   ----------       ----      ----       ----       ----
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:
REVENUE:
   Product sales                                 $2,146    $2,955       $3,942      $ 5,982   $ 6,622    $3,024     $ 3,946
   Services                                         264     1,680        5,215        4,741     5,649     2,540       2,982
                                                    ---     -----        -----        -----     -----     -----       -----
     Total revenue                                2,410     4,635        9,157       10,723    12,271     5,564       6,928
                                                  -----     -----        -----       ------    ------     -----       -----
COSTS AND EXPENSES:
   Cost of product sales                          1,172     1,638        2,088        3,194     3,564     1,646       2,007
   Cost of services                                 191     1,443        3,965        3,416     4,168     1,960       2,250
   Research and development                         104       222          279          469       375       159         362
   Selling and marketing                            372       353          894        1,192     1,340       638         915
   General and administrative                       436       745        1,619        2,047     2,316     1,057       1,088
                                                    ---       ---        -----        -----     -----     -----       -----
     Total operating costs and expenses           2,275     4,401        8,845       10,318    11,763     5,460       6,622
                                                  -----     -----        -----       ------    ------     -----       -----
     Income from operations                         135       234          312          405       508       104         306
Interest expense, net                               101       113          179          244       336       164         168
                                                    ---       ---          ---          ---       ---       ---         ---
   Income (loss) before income taxes and
     extraordinary item                              34       121          133          161       172       (60)        138
Provision for income taxes                           (5)      (45)         (41)         (64)      (69)       24         (55)
                                                  -----     -----       ------      -------    ------    ------      ------
   Income (loss) before extraordinary item           29        76           92           97       103       (36)         83
Extraordinary item-gain on elimination of debt,
  net of income taxes                                --        --           50           --        --        --          --
                                                  -----     -----       ------       ------    ------    ------      ------
  Net income (loss)                              $   29    $   76       $  142      $    97   $   103    $  (36)    $    83
                                                 ======    ======       ======      =======   =======    ======     =======
Net income (loss) per share(4)(5)                $ 0.01    $ 0.04       $ 0.06      $  0.04   $  0.04    $(0.01)    $  0.03
Weighted average common and common equivalent
  shares outstanding(4)(5)                        1,948     2,160        2,438        2,587     3,151     2,598      3,253

                                       17



                                                                         DECEMBER 31,                       JUNE 30, 1996
                                                                         ------------                       -------------
                                                           1991     1992     1993     1994     1995     ACTUAL   PRO FORMA(7)
                                                           ----     ----     ----     ----     ----     ------   ------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED BALANCE SHEET DATA:
Working capital(6)                                        $1,698   $2,457   $3,612   $4,686   $4,829   $ 4,497      $ 4,497
Total assets                                               2,624    4,828    6,870    8,076    9,928    10,047       10,047
Long term debt, less current maturities(6)                   993    1,760    2,381    3,180    4,216     2,798        2,798
Redeemable common stock                                     --       --       --       --       --         899        --
Total stockholders' equity                                   993    1,837    2,762    3,041    3,187     3,332        4,231
Dividends -- None



-----------

(1) Effective July 1, 1992, the Company acquired through its BTRL subsidiary the net assets of a division of Cambridge Biotech Corporation for $762,000 which increased 1992 revenues by $1,450,000.


(2) On June 30, 1993, the Company exercised its option to pre-pay the acquisition note in connection with the 1992 purchase of BTRL at a substantial discount from the balance due, resulting in an extraordinary gain of $50,000 net taxes of $33,000. The 1993 net income per share before such extraordinary gain was $0.04.

(3) Effective January 1, 1993, the Company acquired the net assets of North American Laboratory Group Ltd., Inc. for $425,000, which increased 1993 revenues by $2,019,000.

(4) The effect of the common stock equivalents on net income per share has been excluded from the calculation for years ended December 31, 1991 through 1994 and the six months ended June 30, 1995 as its inclusion was antidilutive.


(5) Pro forma supplementary earnings per share for the year ended December 31, 1995 and the six months ended June 30, 1996 were $.09 and $.06, respectively, based upon an assumed weighted average common and common equivalent shares outstanding of 3,600,007 and 3,701,173, respectively. In accordance with APB Opinion 15, pro forma supplementary earnings per share is presented as if the Company sold on January 1, 1995, 448,530 shares of Common Stock, representing the number of shares of Common Stock required to be sold at the assumed initial public offering price of $9.00 per share in order for the Company to repay the indebtedness outstanding during 1995 as if the Offering had occurred on January 1, 1995. See "Use of Proceeds" and
    Note 12 of Notes to Consolidated Financial Statements.

(6) The Company's demand line of credit with outstanding amounts of $880,000, $1,091,000 and $1,895,000 as of December 31, 1991, 1992 and 1993,
    respectively, has been presented as part of long-term debt (and excluded from current liabilities in calculating working capital) for 1991 through 1993 to be consistent with its reclassification to long-term debt in 1994, 1995 and 1996 due to a modification of its maturity date.

(7) Adjusted to reflect the reclassification of Redeemable Common Stock into 117,647 shares of Common Stock upon completion of this Offering, thereby terminating the redemption provisions.



                                       18


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

    The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

    The Company generates revenue from products and services provided to the in vitro diagnostic infectious disease industry. Products consist of three groups:
Quality Control Panels, Accurun(tm) Run Controls and Diagnostic Components. Services consist of Specialty Clinical Laboratory Testing, Contract Research, Clinical Trials and Drug Screening. In the three full years since the Company's acquisition of BTRL and BBI-NACL, the Company has experienced a shift in revenue mix towards increased product sales, as product revenue as a percentage of total revenue increased from 43.1% in 1993 to 54.0% in 1995, with a corresponding decrease in the percentage of total revenue provided by services.

    The Company's gross profit margin increased from 33.9% in 1993 to 37.0% in 1995 principally as a result of the increased percentage of higher margin product revenues. Within products, the Company's Quality Control Products (Accurun(tm) Run Controls and Quality Control Panels) have higher margins than the Company's Diagnostic Components. Within services, Contract Research gross margins are lower than other services. However, such contracts enable the Company to maintain certain scientific staff and capability that it might otherwise not be able to afford. The Company intends to continue to concentrate on the growth in sales of its Quality Control Products.

    Historically, the Company's results of operations have been subject to quarterly fluctuations due to a variety of factors, including customer purchasing patterns, primarily driven by end-of-year expenditures, and seasonal demand during the summer months for certain laboratory testing services. In particular, the Company's sales of its Quality Control Products and Diagnostic Components typically have been highest in the fourth quarter and lowest in the first quarter of each fiscal year, whereas Specialty Clinical Laboratory Testing has generally reached a seasonal peak during the third quarter, coinciding with the peak incidence of Lyme Disease. Research Contracts are generally for large dollar amounts spread over a one or two year period, and upon completion, frequently do not have renewal phases. As a result they can cause large fluctuations in revenue and net income. In addition to staff dedicated to internal research and development, certain of the Company's technical staff work on both Contract Research for customers and Company sponsored research and development. The allocation of certain technical staff to such projects depends on the volume of Contract Research. As a result, research and development expenditures fluctuate due to increases or decreases in Contract Research. See "Risk Factors -- Fluctuations in Quarterly Results of Operations."

    To develop new Quality Control Products and support increased sales, the Company hired additional research and development staff in the second half of 1995 and sales and marketing staff in 1996. The Company intends to continue to add staff to these departments. This should cause both research and development and selling and marketing expenses to increase as a percentage of revenue in 1996 and 1997, compared to 1995. General and administrative expenses are not expected to increase at the same rate, as the Company has already incurred significant infrastructure expenses.

    The Company does not have any foreign operations. However, the Company does have significant export sales to agents under distribution agreements, as well as directly to test kit manufacturers. All sales are denominated in U.S. dollars. Export sales for the years ended December 31, 1993, 1994, and 1995 were $1.4 million, $2.3 million, and $3.1 million, respectively, and for the six months ended June 30, 1995 and 1996 were $1.5 million and $1.9 million, respectively. The Company expects that export sales will continue to be a significant source of revenue and operating income. See "Risk Factors -- Risks Associated with Export Sales."



                                       19


    The Company's cash flow from operations over the last three years has been negative as it funded investment in research and development, increased sales and marketing expenditures, and supported growth-driven working capital needs. The Company funded the shortfall through a combination of sales of common stock and bank financing. The Company anticipates using a portion of the net proceeds of this Offering for working capital requirements until such time as its cash flow from operations becomes sufficient.

RESULTS OF OPERATIONS

    The following  table sets forth for the periods  indicated the percentage of
total  revenue   represented  by  certain  items   reflected  in  the  Company's
consolidated statements of operations:

                                               YEAR ENDED           SIX MONTHS
                                              DECEMBER 31,        ENDED JUNE 30,
                                              ------------        --------------
                                         1993     1994     1995    1995     1996
                                         ----     ----     ----    ----     ----
Revenue:
  Products                               43.1%    55.8%   54.0%    54.4%   57.0%
  Services                               56.9     44.2    46.0     45.6    43.0
    Total revenue                       100.0    100.0   100.0    100.0   100.0
Gross profit                             33.9     38.4    37.0     35.2    38.6
Operating expenses:
   Research and development               3.0      4.4     3.1      2.9     5.2
   Selling and marketing                  9.8     11.1    10.9     11.4    13.2
   General and administrative            17.7     19.1    18.9     19.0    15.7
     Total operating expenses            30.5     34.6    32.9     33.3    34.1
   Income from operations                 3.4      3.8     4.1      1.9     4.4
Interest expense                          2.0      2.3     2.7      3.0     2.4
  Income (loss) before income taxes       1.5      1.5     1.4     (1.1)    2.0
  Net income (loss)                       1.6      0.9     0.8     (0.6)    1.2
Product gross profit                     47.0%    46.6%   46.2%    45.6%   49.1%
Services gross profit                    24.0%    28.0%   26.2%    22.8%   24.6%

 SIX MONTHS ENDED JUNE 30, 1996 AND 1995

    Total revenue increased 24.5%, or $1,364,000, to $6,928,000 for the six months ended June 30, 1996 from $5,564,000 in the prior year period. This increase was the result of an increase in product sales of 30.4%, or $921,000, to $3,946,000 from $3,025,000 and an increase in specialty laboratory services of 17.4%, or $443,000, to $2,983,000 from $2,540,000. Product revenue increased primarily  as a result  of an  overall  increase  of 34.5%  in  Quality  Control
Products, due to sales of new products and increased volume of existing products, including an increase of 132.5% in the sales of Accurun(tm). The increase in service revenue was primarily attributable to a 19.0% increase in Specialty Clinical Laboratory Testing revenue, particularly molecular (PCR) testing, and the addition of two new research contracts with the National Institutes of Health in the fourth quarter of 1995.

    Gross profit increased 36.5%, or $714,000, to $2,672,000 for the six months ended June 30, 1996 from $1,958,000 in the prior year period. The gross profit margin increased to 38.6% in the six months ended June 30, 1996 versus 35.2% in the prior year period. Gross margins improved in both products, (45.6% to 49.1%), and services (22.8% to 24.6%), as the Company benefited from an improved revenue mix at the higher volume level.

    Research and development expenses increased 127.4%, or $203,000, to $362,000 for the six months ended June 30, 1996 from $159,000 in the prior year period. Research and development costs as a percentage of revenues increased to 5.2% for the six months ended June 30, 1996 from 2.9% in the comparable 1995 period. This increase was primarily the result of increased costs of personnel hired in the second half of 1995 which enabled the Company to introduce over 30 new products in the first half of 1996 compared with 15 new introductions in the prior year period.


                                       20


    Selling and marketing expenses increased 43.6%, or $278,000, to $915,000 for the six months ended June 30, 1996 from $638,000 in the prior year period. This increase was primarily attributable to increased personnel costs associated with the addition of tele-sales staff for Quality Control Products, particularly Accurun(tm), and increased advertising costs due to the commencement of the Company's "Total Quality System" (TQS) marketing campaign.

    General and administrative expenses increased 3.0%, or $31,000, to $1,088,000 for the six months ended June 30, 1996 from $1,057,000 in the prior year period. As a result, general and administrative expenses decreased as a percentage of revenues to 15.7% for 1996 from 19.0% in the prior year period as management maintained close control of expense levels.

    Interest expense was essentially unchanged in the six months ended June 30, 1996 versus the prior year period as the prime rate increases in late 1995 were offset by reduced borrowing due to both additional equity raised and prepayments from certain customers for contract research services.

 YEARS ENDED DECEMBER 31, 1995 AND 1994

    Total revenue  increased  14.4%, or $1,548,000,  to $12,271,000 in 1995 from
$10,723,000 in 1994. The increase in revenues was the result of a 10.7% increase in product revenues of $640,000 to $6,622,000 from $5,981,000, and a 19.1%
increase in service revenues of $908,000 to $5,649,000 from $4,741,000 in 1995 compared to 1994. The increase in product revenue was attributable to an increase in prices at the beginning of 1995 and an increase in the volume of sales of Quality Control Products and Basematrix (part of the Diagnostic
Components group), which increase was partially offset by the absence of revenues in 1995 from two OEM Quality Control Panel contracts which were completed in 1994. The Company also reduced emphasis on certain lower margin Diagnostic Components as it focused more effort on sales of its proprietary
Basematrix product, which carries a higher margin. During 1995, the Company reorganized its sales and marketing department and believes that this had an adverse effect on sales growth for the period. The increase in service revenue was primarily the result of increased specialty clinical laboratory testing, two new research contracts and increased clinical trial services, particularly in the area of HIV.

    Gross profit increased 10.4%, or $426,000, to $4,539,000 for 1995 from $4,113,000 in 1994. Products gross profit increased 9.7%, or $270,000, to $3,057,000 in 1995 from $2,787,000 in 1994 as the products sales increase was offset by a small decrease in products gross profit margin (to 46.2% in 1995 from 46.6%). The products gross margin decrease was a result of a small increase in material handling personnel costs. Services gross profit increased 11.8%, or $156,000, to $1,481,000 in 1995 from $1,326,000 in 1994 as the sales increase was offset by a decrease in services gross profit margin to 26.2% in 1995 from 28.0% in 1994. Services gross margin declined primarily as a result of increased personnel costs in the specialty clinical laboratory and an increase in contract research activities, which carry a lower margin.

    Research and development expenditures decreased 20.0%, or $94,000, to $376,000 in 1995 from $469,000 in 1994. The decrease resulted from certain technical staff being utilized for Company sponsored research and development in 1994 and Contract Research in 1995. See "-- Years Ended December 31, 1994 and 1993." Development projects included Accurun(tm), molecular and immunological Run Controls, specialized molecular assays, and the development of a second generation Lyme Disease western blot test kit for internal use by the Company's specialty testing laboratory.

    Selling and marketing expenses increased 12.4%, or $148,000, to $1,340,000 in 1995 from $1,192,000 in 1994. The increase was primarily attributable to additional sales and marketing staff and overhead, partially offset by lower trade show and travel expenses as the Company realized greater benefits from its distributor network.

    General and administrative costs increased 13.1%, or $269,000, to $2,316,000 in 1995 from $2,047,000 in 1994. This increase was primarily attributable to additional staffing in support of revenue growth and higher reserve provisions for doubtful accounts associated with the increased volume of revenue related to testing in situations where payment to the Company depends on collecting from the


                                       21

patient rather than a healthcare institution. These increases were partially offset by lower professional fees. Also included in general and administrative expense was approximately $60,000 of nonrecurring costs associated with the move of the specialty testing laboratory into a larger, custom-designed facility.

    Interest expense increased 37.8%, or $92,000, to $336,000 in 1995 from $244,000 in 1994, as the Company funded its working capital needs primarily through increased borrowings.

 YEARS ENDED DECEMBER 31, 1994 AND 1993

    Total revenue  increased  17.1%, or $1,566,000,  to $10,723,000 in 1994 from
$9,157,000  in 1993.  This  increase  was a result  of a 51.7%,  or  $2,039,000, increase in product sales, partially offset by a 9.1%, or $473,000, decrease in service revenue. The product sales increase was primarily attributable to unit volume growth of both existing and new Quality Control Panels for HIV and HCV, and, to a lesser extent, to sales of the Company's first molecular-based Quality Control Panel targeted for end-user PCR training. The service revenue decline was primarily attributable to the completion in February 1994 of a government contract with the United States Army for retrovirology research that reduced contract research revenue by approximately $1,100,000 in 1994 compared with 1993. This decrease was partially offset by a $676,000, or 36.5%, increase in specialty laboratory testing services.

    Gross profit increased 32.5%, or $1,009,000, to $4,113,000 for 1994 from $3,104,000 in 1993. Products gross profit increased 50.3%, or $933,000, to $2,787,000 in 1994 from $1,855,000 in 1993 as the products sales increase was partially offset by a small decrease in products gross margin (to 46.6% in 1994 from 47.0%). The products gross margin decrease was a result of higher costs associated with pilot manufacturing of Accurun(tm). Services gross profit increased 6.1%, or $76,000, to $1,326,000 in 1994 from $1,250,000 in 1993 as the sales decrease was more than offset by an increase in services gross margin (to 28.0% in 1994 from 24.0%). Services gross margin increased primarily as a result of improved economies of scale at its specialty clinical laboratory afforded by higher test volume, and redeployment of staff into Company sponsored research and development projects.

    Research and development expenditures increased by 68.3%, or $190,000, to $469,000 in 1994 from $279,000 in 1993 as the Company commenced several research and development projects, including development of Quality Control Panels for molecular diagnostics, increased expenditures related to the development of a PCR test for Lyme Disease, and a second generation Lyme Disease western blot test kit for internal use by the Company's specialty clinical laboratory.

    Selling and marketing expenses increased 33.3%, or $297,000, to $1,192,000 in 1994 from $894,000 in 1993. This increase was primarily attributable to staff additions in sales and customer service support for the products business and also higher travel costs.

    General and administrative expenses increased 26.4%, or $428,000, to $2,047,000 in 1994 from $1,619,000 in 1993. This increase was primarily attributable to a full year impact of staff additions in information systems, regulatory affairs and accounting in support of the Company's sales growth and growth expectations in both the Quality Control Products and the Specialty Clinical Laboratory Services business.

    Interest expense increased 36.4%, or $65,000, to $244,000 in 1994 from $179,000 in 1993 as the Company funded its increased equipment and working capital needs primarily from borrowings.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations to date through cash flow from operations, borrowings from banks and sales of equity.


    At June 30, 1996 the Company had $1,398,000 outstanding and $2,028,000 of availability under its $3.5 million Revolving Line of Credit Agreement due June 30, 1998 (the "Revolver"). The Revolver bears interest at a rate equal to the prime rate plus 0.5% per annum, currently 8.75%. Prior to June 30, 1996, the Revolver bore interest at a rate equal to the prime rate plus 1% per annum. Under the terms of the Revolver, the Company operates under a zero balance account arrangement whereby cash

                                       22



receipts are received into a lockbox at the bank and reduce the Revolver, while disbursements for payroll and accounts payable items increase the outstanding balance of the Revolver. Borrowings under the Revolver are limited to 80% of eligible accounts receivable plus the lesser of 40% of inventory or $1.5 million. The Revolver contains various covenants and restrictions and the amounts outstanding are secured by all of the Company's assets and a $2 million life insurance policy on an officer/stockholder. See Note 6 to Notes to the Consolidated Financial Statements. The Company expects to use a portion of the proceeds of the Offering to repay the outstanding amount under the Revolver, which at October 4, 1996 was approximately $2,300,000. See "Use of Proceeds." Amounts repaid on the Revolver will be available for reborrowing.


    Net cash provided by operations for the six months ended June 30, 1996 was $685,000 as compared to $105,000 in the prior year period. This increase in cash flow was primarily attributable to an increase in net income and an increase in deferred revenue from a payment of $308,000 under a research contract for future clinical trial services. Cash flow used in operations in 1995, 1994 and 1993 amounted to $29,000, $554,000 and $427,000, respectively. The decrease in cash used in operations in 1995 from 1994 was primarily attributable to an increase in deferred revenue.

    Cash used in investing activities for the six months ended June 30, 1996 was $283,000 as compared to $216,000 in the prior year period. This increase in investing activities was the result of increased capital expenditures for production equipment associated with Accurun(tm) and other Quality Control Products. Cash used in investing activities for 1995, 1994 and 1993 amounted to $1,320,000, $405,000 and $850,000, respectively. The increased use of cash in 1995 versus 1994 was the result of the purchase of the Company's West Bridgewater facility and in 1993 related to the acquisition of the net assets of North American Laboratory Group Limited, Inc.


    Cash used in financing activities for the six months ended June 30, 1996 was $403,000 as compared to $151,000 provided by financing activities in the prior comparable year period. Net cash was used in financing activities primarily as a result of the repayment of $1,591,000 of the Revolver offset by $899,000 raised through the sale of 117,647 shares of Common Stock to Kyowa Medex, Co., Ltd. in April 1996. Cash provided by borrowings for 1995, 1994 and 1993 amounted to $1,240,000, $846,000 and $494,000, respectively, and net proceeds from the sale of Common Stock for the same periods amounted to $176,000, $170,000, and $765,000, respectively. The proceeds of such debt were used for working capital, to acquire the West Bridgewater property and to purchase capital equipment. The Company expects to use a portion of the proceeds of the Offering to repay the outstanding balances on these notes payable, which aggregated approximately $1,829,000 at August 1, 1996. See "Use of Proceeds."

    Capital expenditures relate primarily to the Company's facilities and related equipment. For the six months ended June 30, 1996 and 1995, capital expenditures totaled $283,000 and $216,000 respectively. This represents an increase of $67,000 in the six months ended June 30, 1996, as the Company continues to invest in manufacturing equipment and information systems related to both operations and finance. In 1995, 1994 and 1993 capital expenditures amounted to $1,316,000, $405,000 and $461,000, respectively. In 1995, $806,000 of the Company's capital expenditures related to the purchase of the West Bridgewater facility. As of October 4, 1996, the Company has available to it a $250,000 five year term facility to finance equipment purchases, bearing interest at prime plus 1%.

    The Company anticipates capital expenditures to increase over the near term as it expects to use approximately $1.0 million from the proceeds of this Offering to expand its manufacturing capacity in West Bridgewater over the next 12 months, of which approximately $500,000 will be spent on building expansion and approximately $500,000 will be spent on equipment. The Company also expects to use $522,500 to fund the Company's purchase of its second installment of capital stock of BioSeq following the completion of this Offering. See "Use of Proceeds." The Company must make the remaining $750,000 installment if BioSeq attains certain technical milestones by July 31, 1997. If the milestones are not achieved, the Company will have the option to purchase the additional $750,000 of BioSeq capital stock until December 31, 1997. The Company believes that existing cash balances, the borrowing capacity available under the Revolver, cash generated from operations and the proceeds of this Offering are sufficient to fund operations and anticipated capital expenditures for the foreseeable future. There were no material financial commitments for capital expenditures as of June 30, 1996, and currently there are no material commitments for capital or investment expenditures other than the BioSeq investment.



                                       23



    On April 26, 1996 the Company entered into a new five year distribution agreement with Kyowa Medex, Co., Ltd., a foreign distributor, extending a six year old relationship. Simultaneously, Kyowa Medex, Co., Ltd. purchased 117,647 shares of the Company's Common Stock at a price of $8.50 per share. The Purchase Agreement includes a redemption right that may require the Company to repurchase the stock at $8.50 per share in the event the Company terminates the distribution agreement or it expires prior to the Company completing an initial public offering of its Common Stock. These shares have been presented in the Company's balance sheet separately as redeemable Common Stock. Completion of this initial public offering will terminate the redemption provisions and cause the reclassification of these shares into stockholders' equity.


RECENT ACCOUNTING PRONOUNCEMENTS


    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires that an impairment loss be recognized for long-lived assets and certain identified intangibles when the carrying amount of these assets may not be recoverable. The Company has adopted SFAS 121 effective in 1996 and the adoption did not have a material impact on the financial statements.


    In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation," which becomes effective for fiscal years beginning after December 15, 1995. SFAS 123 establishes new financial accounting and reporting standards for stock-based compensation plans. However, entities are allowed to elect whether to measure compensation expense for stock-based compensation under SFAS 123 or APB No. 25, "Accounting for Stock Issued to Employees." The Company has elected to continue to account under APB No. 25 and will make the required pro forma disclosures of net income and earnings per share as if the provisions of SFAS 123 had been applied in its December 31, 1996 financial statements. The potential impact of adopting this standard on the Company's pro forma disclosures of net income and earnings per share has not been quantified at this time.


                                       24




                                    BUSINESS

GENERAL

    The Company is a leading worldwide provider of proprietary quality control products for use with in vitro diagnostic test kits ("test kits") for the detection, analysis and monitoring of infectious diseases, including AIDS, Hepatitis and Lyme Disease. These products are used to develop test kits, to permit the monitoring of laboratory equipment and personnel, and to help ensure the accuracy of test results. The Company's products are derived from human plasma and serum using proprietary manufacturing processes. The Company believes its Quality Control Panel products are viewed as the current industry standard for the independent assessment of the performance of HIV and Hepatitis test kits. The Company also manufactures diagnostic test kit components and provides specialty laboratory services, including clinical trials. The Company's customers include test kit manufacturers, regulatory agencies and end-users of test kits such as blood banks, hospital laboratories and clinical reference laboratories. Currently the Company's products are used in connection with the detection of more than 15 infectious diseases, and its specialty laboratory services are used in connection with the detection of over 100 such diseases.

INDUSTRY OVERVIEW

    According to the World Health Organization ("WHO"), infectious diseases are now the leading cause of premature death around the world and the third most common cause of premature death in the United States. In 1995, more than 17 million people died from exposure to infectious diseases, constituting nearly one-third of the approximately 52 million people worldwide who died from all causes. Currently, the Company focuses on two infectious diseases, Viral Hepatitis and AIDS, which are among the largest killers and are also a primary focus of blood testing efforts worldwide.

    WHO estimates that approximately 20 million people worldwide are infected with HIV, and that approximately one million people died from AIDS-related illnesses during 1995. WHO also estimates that up to 350 million people worldwide are infected with Hepatitis Type B, one of several types of Viral Hepatitis, and that over one million people died of Viral Hepatitis during 1995. In developed countries, blood products are routinely screened for HIV and Viral Hepatitis by use of infectious disease test kits.


    The increased threat from infectious diseases has created a large and growing market for test kits. Venture Planning Group, a medical products research firm, estimates that the worldwide infectious disease test kit market was approximately $2.7 billion in 1995, and will grow to $5.0 billion by 2000 and $8.0 billion by 2005.


    Infectious Disease Test Kits and Testing Methods. Test kits contain in one compact package all of the materials necessary to run a test for an infectious disease. These include the disposable diagnostic components, instructions, and reaction mixing vessels (generally 96-well plates or test tubes) which are coated with the relevant infectious disease antigens, antibodies or other materials. To perform the test, either a technician or a specially designed instrument typically mixes the solutions from the test kit with human blood specimens in a specific sequence according to the test kit instructions. The mixture must then "incubate" for up to 18 hours, during which time a series of biochemical reactions trigger signals (including color, light and radioactive count) which indicate the presence or absence and amount of specific markers of the particular disease in the specimen.

    Test kits generally employ one of three methods for infectious disease testing: microbiology, immunology or molecular biology. Traditional microbiology tests use a growth medium that enables an organism, if present, to replicate and be detected visually. Immunology tests detect the antigen or antibody, which is an indicator (marker) of the pathogen (e.g., virus, bacterium, fungus or parasite). Molecular diagnostic methods, such as the polymerase chain reaction ("PCR"), test for the presence of nucleic acids (DNA or RNA) which are specific to a particular pathogen.

                                       25



    Most infectious disease tests currently use microbiological or immunological methods. However, molecular diagnostic methods are increasingly being used in research laboratories worldwide and the Company believes that soon they will be accepted for routine use in the clinical laboratory setting. The Company believes that the advent of molecular diagnostic methods will complement rather than diminish the need to test by microbiological and immunological procedures, because different test methods reveal different information about a disease state. The Company anticipates that as new test methods become more widespread, they will account for a larger portion of the Company's business.


    Quality Control for In Vitro Diagnostic Test Kits. Customers employ quality control products in order to develop and use test kits (both infectious and non-infectious). Quality control products help ensure that test kits detect the correct analyte (specificity), detect it the same way every time (reproducibility or precision), and detect it at the appropriate levels
(sensitivity). The major element of this quality control process is the continuous evaluation of test kits by the testing of carefully characterized samples that resemble the donor or patient samples routinely used with the test. Quality control is used in both the infectious and non-infectious disease markets, although currently it is not as prevalent among end-users of infectious disease test kits.


    The market for quality control products consists of three main customer segments: (i) manufacturers of test kits, (ii) regulatory agencies that oversee the manufacture and use of test kits and (iii) end-users of test kits, such as hospitals, clinical reference laboratories and blood banks.

    According to the Genesis Report Dx (May 1994), a medical products survey, the quality control market for in vitro diagnostic testing for infectious and non-infectious disease in 1994 totaled approximately $600 million. The Company believes that the market for quality control products for infectious disease testing currently represents less than five percent of the overall quality control market. At the present time, most quality control products for non-infectious disease test kits are sold to end-users, who have used quality control products as part of standard laboratory practice for several decades. Conversely, most quality control products for the infectious disease test kit segment of the market are sold to test kit manufacturers and regulators, and not to end-users, who have historically used quality control products only on a limited basis. The Company believes that this lower level of usage among end-users of infectious disease test kits is primarily due to laboratory practices that have evolved from earlier testing methods that did not require routine and extensive use of external quality controls as part of standard laboratory practice. However, the Company also believes that this lower level of usage among end-users of test kits represents a major market opportunity since current testing methods have been improving test kit performance to increasingly higher levels of sensitivity, specificity and reproducibility. The Company believes that these three key criteria of test kit performance can be best monitored through the use of quality control products, such as those sold by the Company.

MARKET TRENDS

    The Company believes that end-users of test kits will become the most significant users of quality control products in the infectious disease market and that the market for infectious disease test kits and related quality control products will continue to expand, primarily as a result of the following four trends.

    Increased Regulatory Scrutiny. Due to the high level of public concern with the dangers of infectious diseases, particularly AIDS, Viral Hepatitis, and Lyme Disease, governmental regulatory agencies are requiring additional tests to improve the safety of the blood supply, and are requiring manufacturers and end-users of test kits to adopt quality assurance programs applicable to the entire test kit product life-cycle, from initial product design and development through manufacture and end-use. The passage of the Clinical Laboratory Improvement Amendments of 1988 ("CLIA") and its regulatory implementation beginning in 1992 have resulted in a set of recommended laboratory practices, including more stringent quality control programs, as well as regular government inspections aimed at improving the overall standard of proficiency in clinical laboratories. As a result, the Company believes that blood bank, hospital and clinical laboratory personnel are adopting more comprehensive quality assurance programs, especially in infectious disease testing, to minimize the risk of errors and to comply with CLIA and other regulations.

                                       26



    Growing Recognition of the Value of Using Quality Control Products. To ensure the greatest possible safety of the blood supply, to achieve the earliest possible diagnosis of infection, and to minimize the occurrence of false negative results, sensitivity of tests (i.e., their ability to accurately detect very small amounts of the disease marker) is a critical element. The Company believes there is increasing recognition of the benefit of continuously monitoring test sensitivity using quality control products to help ensure the accuracy of each test run.

    New Diseases and the Development of New Therapies. In recent years, HIV, Hepatitis C Virus ("HCV"), Borrelia burgdorferi ("Lyme Disease") and Ehrlichia, among others, have emerged as significant human pathogens. New and drug resistant strains of known pathogens, such as those causing tuberculosis, escape mutants of Hepatitis B Virus ("HBV"), and Group O and other variants of HIV, have also emerged. In response, new and improved tests are being developed. In addition, as new drug therapies are introduced to treat infectious diseases, new tests are needed to monitor the effectiveness of these therapies. For example, the recent advances in AIDS drug therapy, which use a combination of several drugs to treat infected patients, have prompted the creation of a new viral load test used to periodically measure the precise amount of virus in the patient's blood to evaluate the effectiveness of the drug therapy. The Company believes that viral load testing will be applied to additional areas of infectious disease, including Hepatitis B and C and Lyme Disease.

    Advanced Test Technologies and Equipment. Test kit manufacturers are continuing to enhance the sensitivity, specificity and reproducibility of their tests. Molecular diagnostics now permit the direct detection of the nucleic acids (DNA and RNA) specific to viruses and other pathogens and are being used to complement traditional microbiological and immunological tests for infectious disease. New tests for urine and saliva have been developed that offer advantages in some settings over blood tests and may be more widely used in the future. Test kit manufacturers are also developing assays on silicon chips, laser-read microspot arrays, and are using electrochemi- luminescence detection, among other technologies. The different types of information obtained through the complementary use of various diagnostic methods can provide the physician with a broader perspective on the diagnosis and prognosis of the disease, as well as on the effectiveness of drug therapy.

THE BOSTON BIOMEDICA ADVANTAGE


    The Company offers a broad, integrated range of products for quality assurance throughout the entire infectious disease test kit life-cycle, from initial research and development, through the regulatory approval process and test kit production, to training, troubleshooting and routine use by end-users. To directly address the emerging end-user market opportunity, the Company introduced its TQS marketing platform based around its Accurun(tm) Run Control products. The Company believes that TQS is the first comprehensive package of quality control products designed specifically for infectious disease test kit end-users, providing them with a customized approach to evaluate all of the key elements of the testing process.


    The Company believes that it has several competitive advantages which have enabled it to achieve its current leadership position in quality control products for infectious diseases:

    Valuable Inventory. The Company has an inventory of approximately 50,000 distinct human blood specimens accumulated since 1986 through its worldwide sources of blood-supply. This inventory cannot be easily or rapidly acquired on the open market, and enables the Company to respond quickly to market trends and customer needs.

    Specialty Laboratory Services and Clinical Trials. The knowledge gained through the Company's specialty laboratory services allows the Company to remain at the forefront of emerging market trends and customer needs. By conducting clinical trials of new test kits under development, the Company is able to maintain close contact with manufacturers and to release Quality Control Products for test kits soon after the test kits are introduced to the market. In addition, by operating a specialty clinical laboratory, the Company is able to better understand the requirements of the end-user.

                                       27



    Proprietary Manufacturing Know-How. As a result of ten years of experience working with leading worldwide manufacturers in the development of their test kits and with regulators to help in the evaluation of test kits, the Company has developed proprietary know-how in manufacturing its Quality Control Products.

    Reputation. The Company believes that it has developed a reputation as an authority in quality control products for infectious disease among manufacturers and regulators of infectious disease test kits. The Company believes that its reputation, established over the past ten years, will assist it in penetrating the emerging end-user market.

STRATEGY

    The Company's strategy is to enhance its leadership position in the infectious diseases quality control market and to take advantage of the emerging opportunities in the end-user market for quality control products. There are five key elements to this strategy:

    Capitalize on Emerging End-User Market. In 1996 the Company introduced an expanded line of Quality Control Products that are specifically designed for the end-users of test kits, such as blood banks, hospitals and clinical laboratories. The Company plans to continue to expand its line of Quality Control Products, particularly its Accurun(tm) line of Run Controls, to cover a wider range of immunological and molecular markers. The Company also recently introduced its Total Quality System ("TQS") marketing platform, which combines Accurun(tm) with other Quality Control Products to provide test kit end-users with the products needed in an overall quality assurance program. The Company intends to continue to expand its sales, marketing and distribution activities to support its product development program for the emerging end-user quality control market.

    Develop New Products and Services. The Company intends to capitalize on its reputation with manufacturers and regulators by developing Quality Control Products and Diagnostic Components for use with test kits for both new test methodologies and new diseases. For example, in response to a 1996 FDA mandate that all blood collected for transfusion must be tested for the presence of the HIV antigen, the Company recently introduced on an OEM basis the first quality control training panels for use with the two FDA-licensed HIV antigen test kits available in the United States. In addition, the Company has also provided a training panel for end-users of the only FDA-licensed molecular amplification test for HIV RNA, and has introduced a new line of HIV RNA controls to meet the demand of the newly emerging viral load test market. In the future, the Company expects to provide Quality Control Panels for use with tests that distinguish among the subtypes of HIV, the serotypes of HCV, and the various strains of Mycobacteria causing tuberculosis.

    Enhance Technical Leadership. The Company seeks to expand its technical capabilities by continually enhancing its strong scientific staff and collaborating with other scientists worldwide, thus strengthening its reputation in the area of quality control for infectious disease testing. The Company maintains and enhances its technical leadership by participating in scientific studies relevant to its products and services, and by making presentations at scientific meetings on blood banking and infectious diseases. The Company's scientists also publish articles in peer reviewed journals.

    Capitalize on Complementary Business Operations. The Company intends to capitalize on operational and marketing opportunities that arise out of its activities in both infectious disease products and laboratory services. For example, the Company conducts clinical trials for manufacturers of in vitro diagnostic products, which allows the Company to maintain close contact with test kit manufacturers and regulators, and enables the Company to evaluate new technologies in various stages of development. The Company believes that the reputation and experience of its laboratory and scientific staff, its large number of unique Quality Control Panels, and its inventory of characterized serum and plasma specimens assist the Company in marketing its clinical trial services to its customers. Finally, the Company's specialty clinical laboratory also affords the Company access to materials needed in the production of its Quality Control Products and Diagnostic Components.

                                       28




    Pursue Strategic Acquisitions and Alliances. The Company intends to pursue strategic acquisitions and alliances to expand its core product lines, to strengthen its base in medical science and technology, and to secure sources of blood supply. To date, the Company has acquired BTRL, a research and development laboratory with a strong capability in molecular and cellular biology, and BBI-NACL, formerly North American Laboratory Group Ltd., Inc., a microbiology and immunology clinical laboratory specializing in the diagnosis of infectious diseases, including tick-borne diseases. These acquisitions led to the introduction in 1994 of the Company's first Quality Control Products for molecular diagnostics. In October 1996, the Company entered into a strategic alliance with BioSeq. Under the License Agreement, upon the earlier of payment of the final installment of the Company's aggregate $1,482,500 investment and December 31, 1997, the Company will be granted the worldwide right to use technology which is being developed for DNA sequencing and analysis, a process which may allow for more precise identification of infectious disease agents. The Company believes that there may be additional acquisition and alliance opportunities, such as blood donor centers in strategic locations and companies with complementary technology or synergistic product lines, that would strengthen its existing business.


PRODUCTS

    The Company designs, develops and markets diagnostic products used for the quality control, quality assurance and technical evaluation of test kits for the laboratory diagnosis of infectious disease. The Company offers three product groups: Quality Control Panels, Run Controls and Diagnostic Components.


     The Company manufactures its products from human plasma and serum which are obtained from nonprofit and commercial blood centers, primarily in the United States. The Company has acquired and developed an inventory of approximately 50,000 individual blood units and specimens (with volumes ranging from 1 ml to 800 ml) which provides most of the raw material for its products.


QUALITY CONTROL PANELS

    Quality Control Panels consist of blood products characterized by the presence or absence of specific disease markers and a Data Sheet containing comprehensive quantitative data useful for comparative analysis. These Quality Control Products are designed for measuring overall test kit performance and laboratory proficiency, as well as for training laboratory professionals. The Company's Data Sheets are an integral part of its Quality Control Products. These Data Sheets are created as the result of extensive testing of proposed panel components in both the Company's laboratories and at major testing laboratories on behalf of the Company in the United States and Europe, including national public health laboratories, research and clinical laboratories and regulatory agencies. These laboratories are selected based on their expertise in performing the appropriate tests on a large scale in an actual clinical setting; this testing process provides the Company's customers with the benefit that the Quality Control Panels they purchase from the Company have undergone rigorous testing in actual clinical settings. In addition, the Company provides information on its Data Sheets on the reactivity of panel components in all FDA licensed test kits and all leading European test kits for the target pathogen, as well as for all other appropriate markers of this pathogen. For example, the Company's HIV panel Data Sheets include anti-HIV by IFA, ELISA and western blot; HIV antigen by ELISA; and HIV RNA by several molecular diagnostic procedures. The Company's Data Sheets require significant time and scientific expertise to prepare.

    The Company first introduced Quality Control Panels in 1987. The Company currently offers a broad range of Quality Control Panels that address a variety of needs of manufacturers and regulators of test kits as well as blood banks, hospitals, clinical laboratories and other end-users. Prices for the Company's quality control seroconversion, performance and sensitivity panels range from $450 to $2,000 each, and its qualification and OEM panels range from $100 to $200 per panel. The following table describes the types of Quality Control Panel products currently offered by the Company.

                                       29


                         QUALITY CONTROL PANEL PRODUCTS

     PRODUCT LINE            DESCRIPTION                USE                 CUSTOMERS
     ------------            -----------                ---                 ---------
  Seroconversion         Plasma samples         Compare the           Test kit
   Panels                collected from a       clinical              manufacturers and
                         single individual      sensitivity of        regulators
                         over a specific        competing
                         time period showing    manufacturers' test
                         conversion from        kits, enabling the
                         negative to            user to assess the
                         positive for           sensitivity of a
                         markers of an          test in detecting a
                         infectious disease     developing
                                                antigen/antibody

  Performance            A set of 10 to 50      Determine test kit    Test kit
   Panels                serum and plasma       performance against   manufacturers and
                         samples collected      all expected levels   regulators
                         from many different    of reactivities in
                         individuals and        the evaluation of
                         characterized for      new, modified and
                         the presence or        improved test
                         absence of a           methods
                         particular disease
                         marker

  Sensitivity Panels     Precise dilutions      Evaluate the          Test kit
                         of human plasma or     low-end analytical    manufacturers
                         serum containing a     sensitivity of a
                         known amount of an     test kit
                         infectious disease
                         marker as
                         calibrated against
                         international
                         standards

  Qualification          Dilutions of human     Demonstrate the       Clinical reference
   Panels                plasma or serum        consistent            laboratories, blood
                         manifesting a full     lot-to-lot            banks, and hospital
                         range of               performance of test   laboratories
                         reactivities in        kits, troubleshoot
                         test kits for a        problems, evaluate
                         specific marker        proficiency, and
                                                train laboratory
                                                technicians

  OEM Panels             Custom-designed        Train laboratory      Custom designed
                         Qualification          personnel on new      with test kit
                         Panels for             test kits or          manufacturers and
                         regulators and test    equipment             regulators as an
                         kit manufacturers                            end-user product or
                         for distribution to                          for internal use
                         customers or for
                         internal use

    Seroconversion and Performance Panels are comprised of unique and rare plasma specimens obtained from individuals during the short period of time when the markers for a particular disease are converting from negative to positive. As a result, the quantity of any such panel is limited, so that the Company must replace these panels as they sell out with another panel comprised of different specimens equally unique and rare. The Company believes that its inventory and relationships with blood centers affords it a competitive advantage in acquiring such plasma for replacement panels and developing new products to meet market demand. There can be no assurance that the Company will be able to continue to obtain such specimens. See "Risk Factors -- Difficulty in Obtaining Raw Materials."

    The Company believes that it offers its customers a broad range of Quality Control Panel products to address the requirements of the complete life-cycle of a test kit, from initial research and development, through the regulatory approval process, test kit production, training, troubleshooting and routine use by end-users. The Company further believes that its Data Sheets, an integral part of all panel products, offer its customers in-depth information on a particular test kit of interest. Quality

                                       30



Control Panels currently span the immunologic markers for AIDS (i.e., HIV), Hepatitis B and C, Lyme Disease and ToRCH (Toxoplasma, rubella, cytomegalovirus and herpes simplex virus). New introductions this year include molecular Performance Panels for HBV and HCV, qualification panels for HIV, HBV and HCV, and additional Seroconversion Panels for HIV, HBV, and HCV.

ACCURUN(TM) RUN CONTROLS

    End-users of test kits utilize Run Controls to confirm the validity of results by monitoring test performance, thereby minimizing false negative test results and improving error detection. Run controls consist of one or more specimens of known reactivity that are tested together with donor or patient samples in an assay to determine whether the assay is performing within the manufacturer's specifications. Clinical laboratories generally process their patient specimens in a batch processing mode, and typically include 25 to 100 specimens to be tested in each batch (a "run"). Large laboratories may perform several runs per day, while smaller laboratories may perform only a single run each day, or sometimes only several runs per week. A clinical laboratory using a Run Control will place the Run Control product in a testing well or test-tube, normally used for a specimen, and will test it in the same manner that it tests the donor or patient specimens. It will then compare the results generated to an acceptable range, determined by the user, to measure whether the other specimens are being accurately tested. The Run Control result must be within the acceptable range to be considered valid. This is often tracked visually using a Levey-Jennings chart. Depending upon a particular laboratory's quality control practices, it may use several Run Controls on each run or it may simply use a Run Control in a single run at the beginning and end of the day.

    The Company believes its Accurun(tm) product line provides the following benefits to end-users:

    * Helps to satisfy the requirements of Good Laboratory Practice.

    * Tracks the accuracy and precision of test runs.

    * Detects laboratory errors and identifies trends before they become a problem.

    * Monitors test kit performance, equipment and personnel.

    * Helps  to  meet  National  Committee  For  Clinical  Laboratory  Standards
      ("NCCLS")  for  molecular  and   immunological   diagnostic   methods  for
      infectious disease quality control.

    * Documents the validity of test results, day to day, week to week.

    The Company introduced its first four Accurun(tm) Run Control products in the fourth quarter of 1993 and has since developed and released for sale an additional 24 Accurun(tm) products. A limited number of these products are available for diagnostic purposes; the others currently are limited to research use. See " -- Government Regulation." Current Accurun(tm) Run Control products range in price from $15 to $45 per milliliter and are described in the following table.

                         ACCURUN(TM) RUN CONTROLS

                                                             CURRENT
                                                            NUMBER OF               PRIMARY
     PRODUCT LINE                 DESCRIPTION                PRODUCTS             CUSTOMER(S)
     ------------                 -----------                --------             -----------
  Accurun(tm) 1-99       Multi-marker Run Control for           4          Blood Banks
                         immunological tests
  Accurun(tm) 100-199    Single-marker Run Control              17         Hospitals and clinical
                         for immunological tests                           reference laboratories
  Accurun(tm) 200-299    Multi-marker Run Control for           1          Research and specialty
                         molecular tests                                   laboratories
  Accurun(tm) 300-399    Single-marker Run Control              3          Research and specialty
                         for molecular tests                               laboratories
  Accurun(tm) 800-899    Negative Run Control for               3          All laboratories
                         immunological and molecular
                         tests

                                       31



    The Company's Accurun(tm) family of products is targeted at the emerging market of end-users of infectious disease test kits. The Company believes that it offers the most comprehensive line of Run Controls in the industry, and that its Accurun(tm) products, in combination with its Quality Control Panel products, provide an extensive line of products for quality assurance in infectious disease testing. See "-- Sales and Marketing." The Company intends to continue to expand its line of Accurun(tm) products, thereby providing its customers with the convenience and cost effectiveness of a single supplier for independent run controls. See "Risk Factors -- Undeveloped End-User Market For Quality Control Products for Infectious Disease Test Kits."


    The Company has received 510(k) clearance from the FDA to market its Accurun 1(R) line, for diagnostic purposes, and intends to apply for such clearance for the remainder of its Accurun(tm) products. All of the Company's Accurun Run Controls will require FDA premarket clearance or approval prior to being marketed for diagnostic use. An application for clearance for diagnostic use for one additional Accurun(tm) product has been submitted by the Company to the FDA, and the Company anticipates that applications for approximately 16 additional Accurun(tm) products will be prepared and submitted to the FDA by the end of 1997. Failure to obtain, or delays in obtaining, such clearance or approval would adversely affect the Company's strategy of capitalizing on the end-user market. See "Risk Factors -- Stringent Government Regulation" and "-- Government Regulation."


DIAGNOSTIC COMPONENTS

    Diagnostic Components are the individual materials supplied to infectious disease test kit manufacturers and combined (often after further processing by the manufacturer) with other materials to become the various fluid components of the manufacturer's test kit. The Company supplies Diagnostic Components in four product lines: Normal Human Plasma, Normal Human Serum, Basematrix, and Characterized Disease State Serum and Plasma. Normal Human Plasma and Serum are both the clear liquid portion of blood which contains proteins, antibodies, hormones and other substances, except that the Serum product has had the clotting factors removed. Basematrix, the Company's proprietary processed serum product that has been chemically converted from plasma, is designed to be a highly-stable, lower cost substitute for most Normal Human Serum and Plasma applications. Characterized Disease State Serum and Plasma are collected from specific blood donors pre-selected because of the presence or absence of a particular disease marker. The Company often customizes its Diagnostic Components by further processing the raw material to meet the specifications of the test kit manufacturer. The Company's Diagnostic Components range in price from $0.25 to $60 per milliliter, with the majority selling between $0.50 and $5 per milliliter.

    The Company believes that it has several competitive advantages in Diagnostic Components. Through its trained and experienced laboratory staff, the Company is able to perform comprehensive in-house testing for a number of markers in a particular material, and consequently is able to address the demands of its customers. The Company's large inventory of approximately 50,000 specimens provides it with the flexibility to produce Diagnostic Components efficiently and rapidly in response to customer requests. The Company believes that its proprietary manufacturing knowledge enables it to manufacture stable, high quality products to meet the demands of its worldwide customer base.

SERVICES

    The Company seeks to focus its specialty laboratory services in both the clinical reference laboratory testing and advanced research areas. The Company concentrates its services in those areas of infectious disease testing which are complementary to its quality control and diagnostic products businesses.

    Specialty Clinical Laboratory Testing. The Company operates an independent specialty clinical laboratory which performs both routine and sophisticated infectious disease testing in microbiology, immunology and molecular biology, with special emphasis in AIDS, Viral Hepatitis and Lyme Disease. The Company's specialty clinical laboratory combines traditional microbiology, advanced immunology, and current molecular diagnostic techniques, such as PCR, to detect and identify microorganisms, their antigens and related antibodies, and their nucleic acids (i.e., DNA and RNA). Customers include physicians, clinics, hospitals and other clinical/research laboratories.

                                       32




    Contract Research. The Company offers a variety of contract research services in molecular biology, cell biology and immunology to governmental agencies, diagnostic test kit manufacturers and biomedical researchers. Molecular biology services include DNA sequencing, recombinant DNA support, probe labeling and custom PCR assays. Cell biology and immunology services include sterility testing, virus infectivity assays, cultivations of virus or bacteria from clinical specimens, preparation of viral or bacterial antigens or nucleic acids, and production of antibodies. The Company is currently providing research services for assessment of the efficiency of candidate HIV vaccines in a monkey model system under two separate contracts with the National Institute for Allergy and Infectious Disease ("NIAID"), a part of the National Institutes of Health ("NIH"). Each of these contracts has a two year term which expires in September 1997. In addition, since 1983, the Company, through its BTRL subsidiary, has provided blood processing and repository services for the National Cancer Institute ("NCI"), also a part of the NIH. The repository stores over 2,000,000 specimens and processes or ships up to several thousand specimens per week in support of various NIH cancer and virus research programs. While the current NCI repository contract terminates in February 1997, the Company has responded to a Request for Proposals by the United States government for a new four year contract to replace this contract. There can be no assurance that any of these contracts will be replaced with new contracts. See "Risk Factors -- Dependence on Key Customers."


    Small Business Innovation Research ("SBIR") grants and other government contracts similar to the ones described have enabled the Company to develop technologies applicable to new product development and its specialty clinical laboratory. For example, recent SBIR grants have enabled the Company to develop PCR based assays for the detection of the nucleic acids of HIV, HCV and Lyme Disease. Although the Company does not currently have any SBIR grants, it has two pending applications for such grants and intends to continue to seek government grants and contracts that further the Company's core technology and commercial business. There can be no assurance that the Company will receive any government research grants in the future.

    Clinical Trials. The Company conducts clinical trials for domestic and foreign test kit manufacturers. Test kit manufacturers must conduct such trials to collect data for submission to the United States FDA and other regulatory agencies. By providing this service, the Company is able to maintain close contact with test kit manufacturers and regulators, and is able to evaluate new technologies in various stages of development. The Company believes that the reputation of its laboratory and scientific staff, its large number of Quality Control Panels, and its inventory of characterized serum and plasma specimens assist the Company in marketing its clinical trial services to its customers. The Company has performed clinical trials for a number of United States and foreign test kit manufacturers seeking to obtain FDA approval for their infectious disease test kits.

    Drug Screening Program. As a subcontractor for an NIH AIDS grant held by the University of North Carolina at Chapel Hill, the Company has established an anti-HIV drug screening program to test a large number of natural products (largely plant derivatives) to determine whether they inhibit HIV replication in an in vitro assay system. These in vitro assays are also offered as a service to researchers and pharmaceutical companies who wish to test various candidate anti-viral agents for anti-HIV activity.

RESEARCH AND DEVELOPMENT

    The Company's research and development effort is focused on the development of (i) new and improved Quality Control Products for the emerging end-user market, (ii) new products for existing customers, (iii) Diagnostic Components for use with test kits for both new test methodologies and new diseases, and
(iv) infectious disease testing services using PCR and other amplification assays for AIDS, Viral Hepatitis, Lyme Disease and Chlamydia, among others. The Company has approximately 20 full or part-time employees dedicated to its research and development effort. For the six months ended June 30, 1996 the Company increased spending on research and development as a percentage of revenues compared to the same period ended June 30, 1995 and expects to continue to increase such expenditures as a percentage of revenues for the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations." The Company's research scientists work closely with sales, marketing and manufacturing personnel to identify and prioritize the development of new products and services.

                                       33



    The Company's product development activities center on the identification and characterization of materials for the manufacture of new Quality Control Products and the replacement of sold-out products. For example, during 1996, the Company has introduced 10 new Seroconversion, Performance and Sensitivity Panel products as well as 14 new Accurun(tm) Run Controls; in addition, during July 1996, the Company released its first Qualification Panel products. The Company is developing new Quality Control Products for use with molecular diagnostic tests for HIV, HCV and HBV. Recently the Company expanded its Quality Control Product line beyond the retrovirus and Viral Hepatitis diagnostics area to include sexually transmitted diseases (e.g., Syphilis), tick-borne diseases (e.g., Lyme Disease), and respiratory and other infections (e.g., Tuberculosis) and is continuing to develop new Quality Control Products for these and other diseases. The Company has increased the number of Quality Control Products it offers from approximately 20 in 1990 to approximately 150 products in 1996.

    The Company is also developing new and improved infectious disease specialty tests for Lyme Disease and other tick-borne diseases for use in its specialty laboratory business. For example, the Company was among the first to develop enzyme immunoassays and Western Blot assays for Lyme Disease. The Company is also pursuing new applications of PCR technology to infectious disease diagnostics, such as amplification assays for the pathogens of AIDS, Viral Hepatitis, Lyme Disease and Chlamydia, and for the direct detection of other infectious agents in blood, tissues and other body fluids.

    From time to time in the past, the Company has funded a portion of its research and development activities from grants provided by various agencies and departments of the U.S. government. See "-- Services."

STRATEGIC ALLIANCES


    University of North Carolina at Chapel Hill. The Company is directly supporting a drug discovery program at UNC, in which a full-time research scientist is working to develop synthetic derivatives of anti-HIV compounds that have been discovered pursuant to the Company's joint collaboration with UNC. This research scientist is also working to introduce modifications to these derivatives that would make them more soluble, less toxic, or otherwise enhance their anti-viral properties. UNC has licensed to the Company exclusive worldwide rights to three series of patent applications filed by the Company and UNC with respect to three classes of anti-HIV compounds. Two such compounds have exhibited therapeutic indices in in vitro test model systems in excess of those recorded for AZT under comparable test conditions. The Company is expending approximately $100,000 per year for research and development relating to these compounds. In addition, under this license, the Company will also have the rights to any new anti-HIV compounds or derivatives developed in the course of this sponsored research, provided the Company obtains certain regulatory approvals from the FDA. See "-- Services."

    Ajinomoto Co., Inc. The Company entered into an agreement with Ajinomoto Co., Inc. in October 1995 pursuant to which the Company is performing research regarding among other things, whether tests for certain amino acids in plasma can be used to determine a person's immune status, particularly in chronic fatigue syndrome. This project is funded by Ajinomoto and has a three year budget of approximately $1,000,000. Discoveries and inventions arising from the research will be owned by Ajinomoto, but the Company has the right of first refusal to obtain certain exclusive licenses from Ajinomoto of any patented technology arising from the research. The Company is entitled to certain royalties based upon a percentage of sales of products arising out of the research. This agreement expires in September 1998.

    BioSeq, Inc. In October 1996, the Company entered into a strategic alliance with BioSeq, an early stage biotechnology company that is developing a technology that may, through the use of pressure, be able to more precisely control chemical reactions. The Company believes that this technology may be useful for sequencing, synthesizing and characterizing nucleic acids and proteins, which may then allow for the more precise identification of infectious disease agents.

    The Company has agreed to purchase approximately 19% of the capital stock of BioSeq for an aggregate of $1,482,500 in three installments. Of the $1,482,500, $210,000 has been invested and $522,500 will be invested upon completion of the Offering. The Company must make the remaining $750,000 installment if BioSeq attains certain technical milestones by July 31, 1997. If such milestones are not attained by BioSeq by July 31, 1997, the Company will have the option to make the remaining $750,000 investment until December 31, 1997. See "Use of Proceeds." The Company has price anti-dilution protection, pre-emptive rights and the right to board representation, the last of which terminates if the Company fails to make the second installment

                                       34



under the Purchase Agreement. In addition, the Company was granted the right to acquire additional shares of common stock of BioSeq for additional consideration under certain conditions, provided that this right is not exercisable to the extent it would cause the Company's ownership of BioSeq to equal or exceed 20%. BioSeq has also agreed to engage the Company to perform a minimum of $100,000 and $150,000 of research and development services following the payment of the second and third installments, respectively.

    Under the License Agreement, upon the earlier of payment of the final installment of the Company's investment and December 31, 1997, the Company will be granted a worldwide right to use the BioSeq technology relating to sequencing and analysis services. The License will be exclusive until BioSeq commences selling on a commercial basis the equipment used in the DNA sequencing and analysis process, at which time the License will become non-exclusive. The License provides that the Company will pay BioSeq certain royalties based upon net revenues arising out of the services performed by the Company with the licensed technology.


SALES AND MARKETING

    The Company's sales and marketing efforts are directed by a Senior Vice President of Sales and Marketing who supervises 15 sales people and four other full-time sales and marketing employees.


    The Company's marketing strategy is focused upon addressing the needs of its customers in the infectious disease testing market throughout the entire test kit life-cycle, from initial research and development, through the regulatory approval process and test kit production, to training, troubleshooting and routine use by end-users such as clinical laboratories, hospitals and blood banks. By serving its customers at all stages of the product life-cycle, the Company expects to stay at the forefront of trends in infectious disease testing, which in turn enables the Company to anticipate and respond to the needs of the marketplace.


    The Company recently has begun to focus its sales and marketing efforts on the emerging end-user market for quality control products for infectious disease test kits. To promote this objective, the Company is implementing a major marketing platform, known as "Total Quality System" ("TQS"). TQS is a package of Quality Control Products, including the Company's Accurun(tm) Run Controls, which is designed to provide test kit end-users with the products needed in an overall quality assurance program. These products enable laboratories to evaluate each of the key elements involved in the testing process: the test kit, laboratory equipment and laboratory personnel. The Company believes that TQS effectively addresses the need for end-users to ensure the accuracy of their test results. The Company intends to continue to expand its sales and marketing activities with respect to its Accurun(tm) line of Run Control products. Since the beginning of 1996, the Company has hired two new employees for the sales and marketing of its Accurun(tm) line of products and expects to add six more direct salespeople by the end of 1997.

    The Company's products are currently sold through a combination of telephone, mail, third party distributors and limited direct sales efforts. Domestically, products are sold through an in-house tele-sales group consisting of five sales representatives, two sales managers and one customer service representative. Internationally, the Company distributes its products both directly and through 17 independent distributors located in Japan, Australia, South America, Southeast Asia, Israel and Europe. The Company's international sales manager oversees the Company's foreign distributors. During the fiscal years 1993, 1994, 1995 and the six months ended June 30, 1995 and 1996 the Company's distributors accounted for 1.9%, 3.5%, 6.2%, 2.8% and 8.8% of the Company's total revenue, respectively. The Company intends to further expand sales through international distributors, although there can be no assurances that it will be able to do so. See "Risk Factors -- Risks Associated with Export Sales."

    The Company's Specialty Clinical Laboratory Testing services are marketed primarily through a direct domestic sales force consisting of seven sales representatives managed by a sales director. The sales representatives are located throughout the eastern and mid-western United States. They are supported internally by a client services representative.

    The Company emphasizes high quality products and services, technical knowledge, and responsiveness to customer needs in its marketing activities for both products and services. The Company educates its distributors, customers and prospective customers about its products through a series of detailed marketing brochures, technical bulletins and pamphlets, press releases and direct mail pieces. These materials are supplemented by advertising campaigns in major industry publications, technical presentations, and exhibitions at local, national and international trade shows and expositions.

                                       35



CUSTOMERS


    The Company's customers for Quality Control Products and Diagnostic Components comprise three major groups: (i) international diagnostics and pharmaceutical manufacturing companies, such as Abbott Diagnostics, Behring, Boehringer Mannheim, Chiron, Fujirebio, Hoffman LaRoche, Ortho Diagnostics (Johnson and Johnson), Sanofi Diagnostics and Sorin Biomedica; (ii) regulatory agencies such as the United States FDA, the British Public Health Laboratory Service, the French Institut National de la Transfusion Sanguine, and the German Paul Ehrlich Institute; and (iii) end-users of diagnostic test kits, such as hospital clinical laboratories, public health laboratories and blood banks, including the Swiss Red Cross, United Blood Services and Kaiser Permanente. In 1995, the Company sold products to approximately 100 diagnostics and pharmaceutical manufacturers, 15 regulatory agencies, and 250 end-users. The Company's Specialty Clinical Laboratory Testing services are sold to hospital and clinical laboratories, blood banks, researchers and other health care providers. The Company's Contract Research services are typically offered under contracts to governmental agencies, diagnostic test kit manufacturers and biomedical researchers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

    The Company does not have long-term contracts with its customers for Quality Control Products and Diagnostic Components. The Company's products are sold to its customers pursuant to purchase orders for discrete purchases. Although the Company believes that its relationships with these customers are satisfactory, termination of the Company's relationship with any one of such customers could have a material adverse effect on the Company. See "Risk Factors -- Dependence on Key Customers."


    During the fiscal years 1993, 1994 and 1995, and the six months ended June 30, 1995 and 1996, sales to the Company's three largest customers accounted for an aggregate of approximately 20% of the Company's net sales, although the customers were not identical in each period and no one customer accounted for more than 10% of net sales.

MANUFACTURING AND OPERATIONS

    The Company manufactures and assembles substantially all of its products at its facility in West Bridgewater, Massachusetts. The Company has computerized purchasing, inventory, and test result and materials tracking systems in an integrated operations management system, and believes that these systems are adequate for its current level of production, but would require further enhancements if the Company experiences substantial future growth. The Company acquires raw materials from a variety of vendors and through a program of donor recruitment, donor screening, product collection, product characterization and donor management. All important materials have multiple sources of supply.

    The Company's West Bridgewater facility contains environmentally-controlled freezers and cold rooms, which are used to store raw materials for manufacturing and finished products. More than 3,000 square feet of space in the West Bridgewater facility is dedicated to freezers and cold rooms. The freezers and cold rooms are monitored continuously and the Company maintains a natural gas fired emergency generator in the event of a power outage.

    The Company also operates a specialty clinical laboratory in New Britain, Connecticut and a research and development laboratory in Rockville, Maryland. See "-- Properties."

COMPETITION

    The market for the Company's products and services is highly competitive. Many of the Company's competitors are larger than the Company and have greater financial, research, manufacturing, and marketing resources. Important competitive factors for the Company's products include product quality, price, ease of use, customer service and reputation. In a broader sense, industry competition is based upon scientific and technical capability, proprietary know-how, access to adequate capital, the ability to develop and market products and processes, the ability to attract and retain qualified personnel, and the availability of patent protection. To the extent that the Company's products and services do not reflect technological advances, the Company's ability to compete in those products and services could be adversely affected. See "Risk Factors -- Risk of Technological Change" and "-- Competition."

    In the area of Quality Control Products, the Company competes in the United States primarily with NABI (formerly North American Biologicals, Inc.) in Run Controls and Quality Control Panel products and Blackhawk Biosystems Inc. in Run Controls. In Europe, the Netherlands Red Cross has recently

                                       36



begun offering several Run Control and panel products. The Company believes that all three of these competitors currently offer a more limited line of products than the Company, although there can be no assurance these companies will not expand their product lines.

    In the Diagnostic Components area, the Company competes against integrated plasma collection and processing companies such as Serologicals, Inc. and NABI, as well as smaller, independent plasma collection centers and brokers of plasma products. In the Diagnostic Components area, the Company competes on the basis of quality, breadth of product line, technical expertise and reputation.

    The Company believes that it has competitive advantages in the quality control products and diagnostic components industry. These include its access to raw materials, technical know-how, broad product line and established reputation among large diagnostics and pharmaceutical manufacturers, as well as regulatory agencies.

    In the Specialty Clinical Laboratory Testing services portion of the Company's business, it competes with large national reference laboratories, such as LabCorp of America, Corning Clinical Laboratories and SmithKline Beecham Clinical Laboratories, as well as several independent regional laboratories, hospital laboratories, government contract laboratories and large research institutions. The Company believes that by focusing on the specialty clinical laboratory market, it is able to offer its customers a higher value-added service on the more complex diagnostic tests than the larger national reference laboratories.

GOVERNMENT REGULATION

    The manufacture and distribution of medical devices, including products manufactured by the Company that are intended for in vitro diagnostic use, are subject to extensive government regulation in the United States and in other countries. See "Risk Factors -- Stringent Government Regulation."

    In the United States, the Food, Drug, and Cosmetic Act ("FDCA") prohibits the marketing of in vitro diagnostic products until they have been cleared or approved by the FDA, a process that is time-consuming, expensive, and uncertain. In vitro diagnostic products must be the subject of either a premarket notification clearance (a "510(k)") or an approved premarket approval application ("PMA"). With respect to devices reviewed through the 510(k) process, a Company may not market a device for diagnostic use until an order is issued by FDA finding the product to be substantially equivalent to a legally marketed device. A 510(k) submission may involve the presentation of a substantial volume of data, including clinical data, and may require a substantial period of review. With respect to devices reviewed through the PMA process, a Company may not market a device until FDA has approved a PMA application, which must be supported by extensive data, including preclinical and clinical trial data, literature, and manufacturing information to prove the safety and effectiveness of the device.

    The Company's Accurun Run Controls, when marketed for diagnostic use, have been classified by the FDA as medical devices. The Accurun 1(R) Multi-Marker Run Control, which include eight analytes, has been cleared through the 510(k) process. The Company expects that, in the future, most of its products that need FDA premarket review also will be reviewed through the 510(k) process. The FDA could, however, require that some products be reviewed through the PMA process, which generally involves a longer review period and the submission of more information to FDA. There can be no assurance that the Company will obtain regulatory approvals on a timely basis, if at all. Failure to obtain regulatory approvals in a timely fashion or at all could have a material adverse effect on the Company.

    All of the Company's Quality Control Products, with the exception of Accurun 1(R), are marketed "for research use only," which do not require FDA premarket clearance or approval, and not for diagnostic uses, which do require FDA premarket clearance or approval. The labeling of these products limits their use to research. It is possible, however, that some purchasers of these products may use them for diagnostic purposes despite the Company's intended use. In these circumstances, the FDA could allege that these products should have been cleared or approved by the FDA prior to marketing, and initiate enforcement action against the Company, which could have a material adverse effect on the Company.

    Once cleared or approved, medical devices are subject to pervasive and continuing regulation by the FDA, including, but not limited to, good manufacturing practices ("GMP") regulations governing testing, control, and documentation; and reporting of adverse experiences with the use of the device.

                                       37



Ongoing compliance with GMP and other applicable regulatory requirements is monitored through periodic inspections. FDA regulations require agency clearance or approval for certain changes if they do or could affect the safety and effectiveness of the device, including, for example, new indications for use, labeling changes or changes in design or manufacturing methods. In addition, both before and after clearance or approval, medical devices are subject to certain export and import requirements under the FDCA. Product labeling and promotional activities are subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. Products may be promoted by the Company only for their approved use. Failure to comply with these and other regulatory requirements can result, among other consequences, in failure to obtain premarket approvals, withdrawal of approvals, total or partial suspension of product distribution, injunctions, civil penalties, recall or seizures of products and criminal prosecution.

    The Company believes that its Quality Control Panels are not regulated by the FDA because they are not intended for diagnostic purposes. The Company believes that its Diagnostic Components, which are components of in vitro diagnostic products, may be subject to certain regulatory requirements under the FDCA and other laws administered by the FDA, but do not require that the Company obtain a premarket approval or clearance. There can be no assurance, however, that the FDA would agree or that the FDA will not adopt a different interpretation of the FDCA or other laws it administers, which could have a material adverse effect on the Company.

    Laws and regulations affecting some of the Company's products are in effect in many of the countries in which the Company markets or intends to market its products. These requirements vary from country to country. Member states of the European Economic Area (which is composed of the European Union members and the European Free Trade Association members) are in the process of adopting various product and services "Directives" to address essential health, safety, and environmental requirements associated with the subject products and services. The "Directives" cover both quality system requirements (ISO Series 9000
Standards) and product and marketing related requirements. In addition, some jurisdictions have requirements related to marketing of the Company's products. There can be no assurance that the Company will be able to obtain any regulatory approvals required to market its products on a timely basis, or at all. Delays in receipt of, or failure to receive such approvals, or the failure to comply with regulatory requirements in these countries or states could lead to compliance action, which could have a material adverse effect on the Company's business, financial condition, or results of operations.

    The Company's service-related business (clinical trials, infectious disease testing, and contract research) is subject to other national and local requirements. The Company's facilities are subject to review, inspection, licensure or accreditation by some states, national professional organizations (College of American Pathologists), and other national regulatory agencies (Health Care Financing Administration). Studies to evaluate the safety or effectiveness of FDA regulated products (primarily human and animal drugs or biologics) must also be conducted in conformance with relevant FDA requirements, including Good Laboratory Practice ("GLP") regulations, investigational new drug or device regulations, Institutional Review Board ("IRB") regulations and informed consent regulations.

    CLIA prohibits laboratories from performing in vitro tests for the purpose of providing information for the diagnosis, prevention or treatment of any disease or impairment of, or the assessment of, the health of human beings unless there is in effect for such laboratories a certificate issued by the U.S. Department of Health and Human Services ("HHS") applicable to the category of examination or procedure performed.

    The Company currently holds permits issued by HHS (CLIA license), Centers for Disease Control and Prevention (Importation of Etiological Agents or Vectors of Human Diseases), the U.S. Department of Agriculture (Importation and Transportation of Controlled Materials and Organisms and Vectors) and the U.S. Nuclear Regulatory Commission (in vitro testing with byproduct material under general license, covering the use of certain radioimmunoassay test methods).

    The Company is also subject to government regulation under the Clean Water Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Atomic Energy Act, and other national, state and local restrictions relating to the use and disposal of biohazardous, radioactive and other hazardous substances and wastes. The Company is an exempt small quantity generator of hazardous waste

                                       38



and has a U.S. Environmental Protection Agency identification number. The Company is also registered with the U.S. Nuclear Regulatory Commission for use of certain radioactive materials. All hazardous waste is manifested and disposed of properly. The Company is also subject to various state regulatory requirements governing the handling of and disposal of biohazardous, radioactive and hazardous wastes. The Company has never been a party to any environmental proceeding.

    Internationally, some of the Company's products are subject to additional regulatory requirements, which vary significantly from country to country. Each country in which the Company's products and services are offered must be evaluated independently to determine the country's particular requirements. In foreign countries, the Company's distributors are generally responsible for obtaining any required government consents.

INTELLECTUAL PROPERTY

    None of the Company's Quality Control Products or Diagnostic Components have been patented. The Company has decided to hold as trade secrets current technology used to prepare Basematrix and other blood-based products. The Company relies primarily on a combination of trade secrets and non-disclosure and confidentiality agreements, and in certain limited circumstances, patents, to establish and protect its proprietary rights in its technology and products. There can be no assurance that others will not independently develop or otherwise acquire the same, similar or more advanced trade secrets and know-how.

    The Company has two United States patents and, jointly with UNC, has filed three series of United States and foreign patent applications relating to compounds, pharmaceutical compositions and therapeutic methods in connection with the Company's drug discovery program at UNC. See "-- Services," and " -- Research and Development."

    The Company has no reason to believe that its products and proprietary methods infringe the proprietary rights of any other party. There can be no assurance, however, that other parties will not assert infringement claims in the future. See "Risk Factors -- Protection of Intellectual Property and Proprietary Technology."

PROPERTIES

    The Company's corporate offices and manufacturing facilities are located in a two story, 22,500 square foot building in West Bridgewater, Massachusetts. The Company owns and operates this building. The Company intends to use approximately $1 million of the proceeds of this Offering to expand its manufacturing capacity and to purchase necessary equipment at its West Bridgewater site, and has submitted plans to local authorities for the development of an additional 7,500 square feet, primarily for manufacturing purposes. The Company anticipates that these renovations will begin this year. The Company believes that following these renovations, its facility in West Bridgewater will be sufficient to meet its foreseeable needs. See "Use of Proceeds."

    The Company leases its laboratory facilities in Rockville, Maryland and New Britain, Connecticut. The Rockville facility contains 21,000 square feet and is occupied under a five-year lease that is due to expire on June 30, 1997. The Company is currently considering the exercise of its option to extend the lease for an additional five years, as well as relocating its laboratory. The Company believes that there is sufficient space available in the Rockville facility for its current needs. The New Britain facility has 15,000 square feet, most of which is dedicated to laboratory space. The lease is for five years and is due to expire on July 30, 2000; the Company has an option to renew for an additional five years.

EMPLOYEES

    As of August 1, 1996 the Company employed 184 persons, all of whom were located in the United States. Seventy-seven of these persons were employed in West Bridgewater, Massachusetts, 58 in New Britain, Connecticut, and 49 at the Rockville, Maryland site. None of the Company's employees is covered by a collective bargaining agreement. The Company believes that it has a satisfactory relationship with its employees.

                                       39



                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company and their ages are as follows:

                  NAME                        AGE                       POSITION
                  ----                        ---                       --------
Richard T. Schumacher(1)                      46      President; Chief Executive Officer and
                                                        Chairman of the Board
Kevin W. Quinlan(2)                           46      Senior Vice President, Finance; Chief
                                                        Financial Officer; Treasurer and Director
Patricia E. Garrett, Ph.D.                    53      Senior Vice President, Regulatory Affairs &
                                                        Strategic Programs
Mark M. Manak, Ph.D.                          45      Senior Vice President, Research and
                                                        Development
Richard C. Tilton, Ph.D.                      60      Senior Vice President, Specialty Laboratory
                                                        Services
Barry M. Warren                               49      Senior Vice President, Sales & Marketing

Ronald V. DiPaolo, Ph.D.                      52      Vice President of Operations

Francis E. Capitanio(2)                       52      Director

Henry A. Malkasian(1)                         79      Director

Calvin A. Saravis(1)(2)                       66      Director

---------------
(1)  Member of the Compensation Committee.

(2)  Member of the Audit Committee.

    Mr. Schumacher, the founder of the Company, has been the President since 1986, and Chief Executive Officer and Chairman since 1992. Mr. Schumacher served as the Director of Infectious Disease Services for Clinical Science Laboratory, a New England-based medical reference laboratory, from 1986 to 1988. From 1972 to 1985, Mr. Schumacher was employed by the Center for Blood Research, a nonprofit medical research institute associated with Harvard Medical School. Mr. Schumacher received a B.S. in zoology from the University of New Hampshire.

    Mr. Quinlan, a Director of the Company since its founding, has been Senior Vice President, Finance, Treasurer, and Chief Financial Officer since January 1993. From 1990 to December 1992, he was the Chief Financial Officer of ParcTec, Inc. a New York-based leasing company. Mr. Quinlan served as Vice President and Assistant Treasurer of American Finance Group, Inc. from 1981 to 1989 and was employed by Coopers & Lybrand from 1975 to 1980. Mr. Quinlan is a certified public accountant and received a M.S. in accounting from Northeastern University and a B.S. in economics from the University of New Hampshire.

    Dr. Garrett has been Senior Vice President, Regulatory Affairs & Strategic Programs since 1988. From 1980 to 1987, Dr. Garrett served as the Technical Director of the Chemistry Laboratory, Department of Laboratory Medicine at the Lahey Clinic Medical Center. Dr. Garrett earned her Ph.D. from the University of Colorado and was a postdoctoral research associate at Harvard University, Oregon State University, Massachusetts Institute of Technology and the University of British Columbia.

    Dr. Manak has served as Senior Vice President, Research and Development since 1992. From 1980 to 1992, he served as Senior Research Scientist, Molecular Biology, of Biotech Research Laboratories. Dr. Manak received his Ph.D. in biochemistry from the University of Connecticut and completed postdoctoral research work in biochemistry/virology at Johns Hopkins University.

                                       40



    Dr.  Tilton  has  served  as Senior  Vice  President,  Specialty  Laboratory
Services since the Company's acquisition of BBI-North American Clinical Laboratories, Inc. in 1993 and was one of the founders of BBI-NACL, where he served as President from 1989 to 1993. Dr. Tilton has 25 years of experience in university hospital clinical microbiology laboratories and is board certified in medical and public health microbiology. Dr. Tilton received his Ph.D. in microbiology from the University of Massachusetts.

    Mr. Warren has served as Senior Vice President, Sales & Marketing since 1993. From 1985 to 1993, Mr. Warren served as Group Director of Marketing of Organon Teknika, a manufacturer of infectious disease reagents. Mr. Warren received an M.A. in political science from Loyola University of Chicago and a B.A. from Loyola University.

    Dr. DiPaolo has been Vice President of Operations since 1993. Prior to joining the Company, Dr. DiPaolo served as Vice President and General Manager of the Biomedical Products Division of Collaborative Research, a medical research products company. From 1975 to 1986 he was employed by DuPont New England
Nuclear, an in vitro test kit manufacturer. Dr. DiPaolo received his Ph.D. in biochemistry from Massachusetts Institute of Technology and later completed postdoctoral research at the Eunice Shriver Center in Waltham, Massachusetts.

    Mr. Capitanio has served as a Director since January 1986. He has been President, Treasurer and Director of Diatech Diagnostics Inc. (formerly Immunotech Corporation), an in vitro diagnostics company and a wholly owned subsidiary of Healthcare Technologies Ltd., since 1980. Mr. Capitanio received an M.B.A. from the Sloan School of Management, Massachusetts Institute of Technology and a B.S. in metallurgy from Massachusetts Institute of Technology.

    Mr. Malkasian has served as a Director since the Company's organization in 1978. Mr. Malkasian is a practicing attorney-at-law and a member of the firm Malkasian & Budge in Massachusetts. He received his J.D. degree from Harvard University School of Law and a B.A. degree from Clark University.

    Dr. Saravis has served as a Director since 1978. Since 1971, Dr. Saravis has been a Senior Research Associate at the Mallory Institute of Pathology and since 1979 he has been a Senior Research Associate at the Cancer Research Institute -- New England Deaconess Hospital. Since 1984, Dr. Saravis has had an appointment as an Associate Professor of Surgery (biochemistry) at Harvard Medical School and an Associate Research Professor of Pathology at Boston University School of Medicine. Dr. Saravis received his Ph.D. in immunology and serology from Rutgers University.

    In August 1990 the Board of Directors established a Compensation Committee currently composed of Messrs. Schumacher, Saravis and Malkasian. The functions of the Compensation Committee include presentation and recommendations to the Board of Directors on compensation levels for officers and directors and issuance of stock options to the Board of Directors, employees and affiliates.

    In August 1990 the Board of Directors established an Audit Committee currently composed of Messrs. Capitanio, Quinlan and Saravis. The functions of the Audit Committee include recommending to the Board of Directors the engagement of the independent accountants, reviewing the scope of internal controls and reviewing the implementation by management of recommendations made by the independent accountants.

    The Company's Board of Directors is divided into three classes, with the classes being elected for staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed those in the class whose term then expires, and each elected director shall serve for a term expiring at the third succeeding annual meeting of stockholders after such director's election, and until the director's successor is elected and qualified. Thus, directors stand for election only once in three years. Executive officers serve at the discretion of the Board of Directors.

DIRECTOR COMPENSATION


    Directors of the Company do not receive cash compensation for their services. Each director is eligible to receive options to purchase Common Stock under the Company's 1987 Non-Qualified Stock Option Plan. As of October 4, 1996, options to purchase an aggregate of 249,750 shares have been granted to directors of the Company under this Plan. During fiscal 1995, options to purchase an aggregate of 15,000 shares of Common Stock were granted to the Directors as follows: 5,000 shares to Mr. Capitanio, 5,000 shares to Mr.
Malkasian, and 5,000 shares to Dr. Saravis and no shares to either Mr. Schumacher or Mr. Quinlan.


                                       41


EXECUTIVE COMPENSATION

    The following table sets forth the compensation for the fiscal year ended December 31, 1995 of each of the Chief Executive Officer and the six most highly compensated officers of the Company (the "Named Executive Officers"), none of whom received any bonuses during the fiscal year ended December 31, 1995:


                           SUMMARY COMPENSATION TABLE

                                                                                    ANNUAL COMPENSATION
                                                                                      FOR FISCAL 1995
                                                                                             OTHER ANNUAL
                         NAME AND PRINCIPAL POSITION                           SALARY($)    COMPENSATION($)
                         ---------------------------                           ---------    ---------------
Richard T. Schumacher.......................................................    $166,676      $ 2,008(1)
  President and Chief Executive Officer
Kevin W. Quinlan............................................................     120,615        1,650(2)
  Senior Vice President, Finance and Chief Financial Officer
Patricia E. Garrett, Ph.D. .................................................      92,353        1,650(2)
  Senior Vice President, Regulatory Affairs & Strategic Programs
Mark M. Manak, Ph.D. .......................................................     102,753          --
  Senior Vice President, Research & Development
Richard C. Tilton, Ph.D. ...................................................     111,924        6,000(3)
  Senior Vice President, Specialty Laboratory Services
Barry M. Warren.............................................................     113,454        1,500(2)
  Senior Vice President, Sales & Marketing
Ronald V. DiPaolo, Ph.D. ...................................................      86,614        1,500(2)
  Vice President of Operations


----------------

(1) Consists of personal usage of Company vehicle, and includes the value of premiums paid for a term life insurance policy.

(2) Consists of automobile allowance, discontinued as of March 31, 1995.

(3) Consists of automobile allowance.

    The following table sets forth the aggregate number and value of options exercisable and unexercisable by the Named Executive Officers during fiscal 1995. No stock options were granted to, or exercised by, any of the Named Executive Officers in fiscal 1995.


                          FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                                      OPTIONS AT 12/31/95(#)      AT 12/31/95($)(1)
            NAME AND PRINCIPAL POSITION             EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
            ---------------------------             ---------------------------------------------------
Richard T. Schumacher ..............................   127,500         2,500  $ 988,500     $ 16,250
  President and Chief Executive Officer
Kevin W. Quinlan ...................................    58,000        10,000    403,750       65,000
  Senior Vice President, Finance and Chief
  Financial Officer
Patricia E. Garrett, Ph.D. .........................    41,250         1,250    334,125        5,625
  Senior Vice President, Regulatory Affairs &
  Strategic Programs
Mark M. Manak, Ph.D. ...............................    26,250         8,750    170,625       56,875
  Senior Vice President, Research & Development
Richard C. Tilton, Ph.D. ...........................    17,500        17,500    105,000      105,000
  Senior Vice President, Specialty Laboratory
  Services
Barry M. Warren ....................................     7,500         7,500     33,750       33,750
  Senior Vice President, Sales & Marketing
Ronald V. DiPaolo, Ph.D. ...........................    25,000         1,000    183,900        4,500
  Vice President of Operations

-----------------------

(1) There was no public trading market for the Common Stock as of December 31, 1995. Accordingly, these values have been calculated on the basis of the assumed initial public offering price of $9.00 per share, less the applicable exercise price.

                                       42



EMPLOYMENT AGREEMENTS

    None of the Company's employees are subject to employment agreements with the Company.

STOCK PLANS


    1987 Non-Qualified Stock Option Plan: The Company adopted the 1987 Non-Qualified Stock Option Plan (the "Non-Qualified Plan") to provide an opportunity to employees, officers, directors and consultants employed by or affiliated with the Company or any of its subsidiaries to acquire stock in the Company, to provide increased incentives to such persons to promote the success of the Company's business and to encourage such persons to become affiliated with the Company through the granting of options to acquire its capital stock. Any employee of the Company or of a subsidiary of the Company, including officers, as well as directors of the Company and consultants or providers of services to the Company, are eligible to receive nonqualified stock options under the Non-Qualified Plan. A total of 897,600 shares of Common Stock has been reserved for issuance under the Non-Qualified Plan.

    The Non-Qualified Plan is required to be administered by a Committee consisting of at least one member appointed by the Board of Directors, and after the completion of this Offering, consisting of at least two independent members of the Board of Directors. The Committee currently consists of Richard Schumacher, Kevin Quinlan and Henry Malkasian. The Committee has the authority and discretion to determine those persons to whom options shall be granted under the Non-Qualified Plan, to determine the number of shares to be granted, to establish the terms and conditions upon which options may be exercised or transferred, to alter any restrictions or conditions on the options and to make all other determinations necessary or desirable for the administration of the Non-Qualified Plan. The exercise price for options granted under the Non-Qualified Plan is determined by the Committee, but is in no event less than the par value of the Common Stock. Options granted under the Non-Qualified Plan continue in effect for such period as the Committee determines. The Non-Qualified Plan terminates as of December 16, 1997.

    As of October 4, 1996, options to purchase 749,850 had been issued pursuant to the Non-Qualified Plan at exercise prices ranging from $.25 to $6.00, including an aggregate of 249,750 shares to the Company's directors, Richard Schumacher, Kevin Quinlan, Francis Capitanio, Henry Malkasian, and Calvin Saravis.

    Employee Stock Option Plan: The purpose of the Employee Stock Option Plan (the "Employee Plan") is to provide increased incentives to employees, to encourage new employees to become affiliated with the Company and to associate more closely the interests of such persons with those of the Company. The Employee Plan permits the issuance of options to purchase up to 750,000 shares of Common Stock in the form of incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options. The Employee Plan is currently administered by a Committee consisting of at least one member appointed by the Board of Directors, and after the completion of this Offering, shall consist of at least two independent members of the Board of Directors. The exercise price of stock options is determined by the Committee, but is in no event less than par value, and the exercise price of incentive stock options may not be less than the fair market value of the Common Stock on the date of grant (or, in the case of holders of 10% or more of the outstanding Common Stock, 110% of the fair market value on such date). The Committee also determines the vesting schedule, number of shares and other terms of the options. As of October 4, 1996, options to purchase 184,537 shares of Common Stock at exercise prices ranging from $6.00 to $8.50 per share were outstanding under the Employee Plan.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee currently consists of Messrs. Schumacher and Malkasian and Dr. Saravis, each of whom has received options to purchase shares of Common Stock. See "-- Director Compensation" and "-- Stock Plans."

LIMITATION OF OFFICERS' AND DIRECTORS' LIABILITY; INDEMNIFICATION AGREEMENTS

    The Company's Amended and Restated Articles of Organization eliminate, subject to certain exceptions, the personal liability of directors to the Company or its stockholders for monetary damages for breaches of fiduciary duties as directors. The Restated Articles do not provide for the elimination of or any limitation on the personal liability of a director for (i) any breach of the director's duty of loyalty

                                       43



to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain unauthorized dividends, redemptions or distributions as provided under
Section 61 of the Massachusetts Business Corporation Law, (iv) certain loans of assets of the Company to any of its officers or directors as provided under
Section 62 of the Massachusetts Business Corporation Law or (v) any transaction from which the director derived an improper personal benefit. This provision of the Amended and Restated Articles of Organization will limit the remedies available to a stockholder in the event of breaches of any director's duties to such stockholder or the Company.

    The Company's Amended and Restated Articles of Organization provide that the Company may, either in its By-laws or by contract, provide for the indemnification of directors, officers, employees and agents, by whomever elected or appointed, to the full extent permitted by law, as it may be amended from time to time.


    The Company intends to enter into indemnification agreements with each of the directors and officers. The indemnification agreements will provide that the Company will pay certain amounts incurred by a director or officer in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Company (derivative suits) where the individual's involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director or officer will not receive indemnification if he is found not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company.

                              CERTAIN TRANSACTIONS

    Registration Rights. The Company is a party to a Registration Rights Agreement dated June 5, 1990, as amended (the "Registration Agreement"), with G & G Diagnostics Limited Partnership I and G & G Diagnostics Limited Partnership II (together, "G & G") pursuant to which G & G has certain rights to have its shares of Common Stock registered by the Company under the Securities Act. A total of 366,670 shares of Common Stock (the "Registrable Shares") held by G & G or subject to warrants held by G & G may be registered under the Registration Agreement. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securityholders, G & G is entitled to notice of the registration and is entitled to include, at the Company's expense, the Registrable Shares therein, provided, among other conditions, that the underwriters have the right to limit the number of such shares included in the registration. In addition, G & G may require the Company at its expense on no more than two occasions, to file a registration statement under the Securities Act with respect to its Registrable Shares, and the Company is required to use its best efforts to effect a registration, subject to certain conditions and limitations. Further, G & G may require the Company at its expense to register the Registrable Shares on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations. G & G waived its respective registration rights for this Offering. See "Principal Stockholders."


    Warrant Exercise. In May 1995, G & G Diagnostics Limited Partnership II exercised warrants to purchase 40,000 shares of the Company's Common Stock for an exercise price of $2.50 per share or an aggregate amount of $100,000.

    Indemnification Contracts. The Company intends to enter into indemnification agreements with each of its directors and officers. See "Management -- Limitation of Officers' and Directors' Liability; Indemnification Agreements."

                                       44



                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information as of October 4, 1996 concerning the beneficial ownership of Common Stock by each director, certain executive officers, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock. This information is based upon information received from or on behalf of the named individuals. Unless otherwise noted, the beneficial owners listed have sole voting and investment power over the shares listed.

                                                                               PERCENTAGE OF OUTSTANDING SHARES
                                                                                    BENEFICIALLY OWNED(1)
                                                                                    ---------------------
                                                           NUMBER OF SHARES      BEFORE THE        AFTER THE
         NAME AND ADDRESS OF BENEFICIAL OWNER             BENEFICIALLY OWNED      OFFERING          OFFERING
         ------------------------------------             ------------------      --------          --------
5% Stockholders
  Irwin J. Gruverman(2)                                         412,920             14.71%             9.37%
   c/o G & G Diagnostics Limited Partnership I
   30 Ossipee Road
   Newton, MA 02164
  G & G Diagnostics Limited Partnership II(3)                   153,333              5.69              3.57
Directors and Senior Executives
  Richard T. Schumacher(4)(5)                                 1,013,957             35.89             22.91
  Henry A. Malkasian(4)(6)                                      311,510             11.54              7.24
  Kevin W. Quinlan(4)                                            93,100              3.37              2.13
  Patricia E. Garrett(4)                                         55,000              2.01              1.27
  Richard C. Tilton(4)                                           62,500              2.29              1.44
  Mark M. Manak(4)                                               55,500              2.03              1.28
  Barry M. Warren(4)                                             37,500              1.37                 *
  Ronald V. DiPaolo(4)                                           28,000              1.03                 *
  Calvin A. Saravis(4)                                           23,000                 *                 *
  Francis E. Capitanio(4)                                         8,750                 *                 *
  All Executive Officers and Directors as a group
   (10 Persons)(4)(5)(6)(7)                                   1,688,817             54.04             35.74

-------------------
  *  Less than 1% of the outstanding Common Stock.

(1) The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options or warrants held by such person.

(2)  Includes  283,333  shares  held of  record  by three  limited  partnerships
     (including  G &  G  Diagnostics  Limited  Partnership  II),  of  which  Mr.
     Gruverman is the general partner, 10,000 shares subject to options held by Mr. Gruverman and 106,670 shares subject to warrants held by one of three limited partnerships.

(3) The address for G & G Diagnostics Limited Partnership II is the same as that for Mr. Gruverman. Mr. Gruverman is the beneficial owner of the shares of Common Stock held of record by G & G Limited Partnership II.


(4) Includes the following shares subject to options: Mr. Capitanio -- 8,750, all of which are exercisable within 60 days after October 4, 1996; Dr.
     DiPaolo -- 28,000, 25,000 of which are exercisable within 60 days after October 4, 1996; Dr. Garrett -- 45,000, 41,250 of which are exercisable within 60 days after October 4, 1996; Mr. Quinlan -- 73,000, 58,000 of which are exercisable within 60 days after October 4, 1996; Mr. Malkasian
     -- 10,000, all of which are exercisable within 60 days after October 4, 1996; Dr. Manak -- 37,500, 26,250 of which are exercisable within 60 days after October 4, 1996; Dr. Saravis -- 23,000, all of which are exercisable within 60 days after October 4, 1996; Mr. Schumacher --135,000, 127,500 of which are exercisable within 60 days after October 4, 1996; Dr. Tilton --
     37,500, 26,250 of which are exercisable within 60 days after October 4, 1996; and Mr. Warren -- 37,500, 7,500 of which are exercisable within 60 days after October 4, 1996.

(5) Includes 50,000 shares held of record by Mr. Schumacher's spouse and 20,000 shares held of record by Mr. Schumacher as custodian for his daughter.
     Excludes an  aggregate  of 144,067  shares held by other  relatives  of Mr.
     Schumacher as to which Mr. Schumacher disclaims beneficial ownership.


(6) Includes 12,000 shares held of record by Mr. Malkasian's son, 5,000 shares held by Mr. Malkasian's daughter, 53,850 shares held by Mr. Malkasian's spouse and 30,000 shares held by Mr. Malkasian as trustee in trust for each of his son and his daughter.

(7) Includes 4,000 shares held of record by Mr. Manak as custodian for his daughter.

                                       45
                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.01 par value (referred to herein as "Common Stock") and 1,000,000 shares of Preferred Stock, $.01 par value (referred to herein as "Preferred Stock").

COMMON STOCK


    As of October 4, 1996, there were 2,690,064 shares of Common Stock outstanding, held of record by approximately 130 stockholders.


    The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor. The holders of Common Stock do not have cumulative voting rights in the election of directors. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to receive all assets available for distribution to the stockholders. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the shares of Common Stock are, and the shares to be sold in this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, none of which are outstanding. The Board of Directors may, without future action of the stockholders of the Company, issue the Preferred Stock in one or more classes or series and fix the rights and preferences thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any class or series, or the designations of such class or series. The voting and other rights of the holders of Common Stock may be subject to and adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future.

MASSACHUSETTS ANTI-TAKEOVER AND RELATED STATUTES

    Control Share Acquisition Law. Under Chapter 110D of the Massachusetts General Laws governing "control share acquisitions," any stockholder of certain publicly-held Massachusetts corporations who acquires certain ranges of voting power -- one-fifth or more but less than one-third of all voting power, one-third or more but less than a majority of all voting power, or a majority or more of all voting power -- may not (except in certain transactions) vote such stock unless the stockholders (excluding the shares held by the interested stockholders) of the corporation so authorize. As permitted by Chapter 110D, the Company's Amended and Restated By-laws include a provision which excludes the Company from the applicability of that statute upon completion of the Offering.

    Business Combination Statute. Chapter 110F of the Massachusetts General Laws, entitled "Business Combinations with Interested Shareholders," applies to publicly-held Massachusetts corporations with 200 or more stockholders of record. Generally, this statute prohibits such Massachusetts corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person becomes an interested stockholder unless (a) the interested stockholder obtains the approval of the corporation's board of directors prior to becoming an interested stockholder; (b) the interested stockholder acquires at least 90% of the voting stock of the corporation (excluding shares held by certain affiliates of the corporation) outstanding at the time he becomes an interested stockholder; or (c) the business combination is both approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An
"interested   stockholder"  is  a  person  who,  together  with

                                       46



affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the Corporation. A "business combination" includes, among other transactions, a merger, stock or asset sale and other transactions resulting in a financial benefit to the stockholder. The Amended and Restated Articles of Organization and Restated By-laws of the Company do not expressly provide for opting out of the provisions of Chapter
110F. As a result, the application of this statute to the Company after completion of this Offering could discourage or make it more difficult for any person or group of persons to attempt to obtain control of the Company. The Company may at any time amend its Amended and Restated Articles of Organization or Restated By-laws to elect not to be governed by Chapter 110F, by a vote of the holders of a majority of its voting stock, but such an amendment would not be effective for twelve months and would not apply to a business combination with any person who became an interested stockholder prior to the date of the amendment.


CERTAIN PROVISIONS OF THE COMPANY'S AMENDED AND RESTATED ARTICLES OF ORGANIZATION AND AMENDED AND RESTATED BY-LAWS

    The Company's Amended and Restated Articles of Organization include several provisions which may render more difficult an unfriendly tender offer, proxy contest, merger or other change in control of the Company. See "Risk Factors -- Possible Adverse Effect of Certain Anti-takeover Provisions."

    Preferred Stock. The Amended and Restated Articles of Organization permit the Board of Directors to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of Common Stock. The Company currently has no plans to issue any preferred stock.


    Classification of Board of Directors. The Amended and Restated Articles of Organization provide for the classification of the Company's Board of Directors into three classes, with the classes being elected for staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed those in the class whose term then expires, and each elected director shall serve for a term expiring at the third succeeding annual meeting of stockholders after such director's election, and until the director's successor is elected and qualified. Thus, directors stand for election only once in three years. This provision also restricts the ability of stockholders to enlarge the Board of Directors. Changes in the number of Directors may be effected by a vote of a majority of the Continuing Directors (as defined in the Amended and Restated Articles of Organization) or by the stockholders by vote of at least 80% of the shares of the Company's voting stock outstanding, voting as a single class. Under this provision, Directors may only be removed with or without cause by the affirmative vote of the holders at least 80% of the combined voting power of the outstanding shares of the Company's voting stock, voting together as a single class, or upon the vote of a majority of the Continuing Directors.


    Fair Price Provision. The Amended and Restated Articles of Organization contain a "Fair Price Provision" that is intended to protect stockholders who do not tender their shares in a takeover bid by guaranteeing them a minimum price for their shares in any subsequent attempt to purchase such remaining shares at a price lower than the acquiror's original acquisition price. The Fair Price Provision requires the affirmative vote of the holders of at least 80% of the Company's outstanding voting stock for certain business combinations with a Related Person, unless specified price criteria and procedural requirements are met or the business combination is approved by a majority of the Continuing Directors.

    Indemnification Provision. The Amended and Restated Articles of Organization provide that the Company may, either in its By-laws or by contract, provide for the indemnification of directors, officers, employees and agents, by whomever elected or appointed, to the full extent permitted by applicable law, as it may be amended from time to time. See "-- Limitation of Officers' and Directors' Liability; Indemnification Agreements."

TRANSFER AGENT AND REGISTRAR


    The Transfer Agent and Registrar for the Common Stock is American Securities Transfer & Trust, Inc.


                                       47



                         SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this Offering, there has been no public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.


    Upon completion of this Offering, the Company will have 4,290,064 shares of Common Stock outstanding (4,530,064 shares if the Underwriters' overallotment option is exercised in full). Of those shares, the 1,600,000 shares sold in this Offering (1,840,000 shares if the Underwriters' overallotment option is exercised in full) will be freely tradeable without restriction (except as to affiliates of the Company) or further registration under the Securities Act. The remaining 2,690,064 shares of Common Stock were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act. All of the Company's directors and executive officers and certain other stockholders, holding in the aggregate 2,555,244 shares of Common Stock, have agreed not to offer to sell, sell or otherwise dispose of any shares of Common Stock prior to the expiration of 180 days from the date of this Prospectus. Oscar Gruss & Son Incorporated may, in its sole discretion and at any time without prior notice, release all or any portion of the shares of Common Stock subject to the lockup agreements.

    Beginning 91 days after the date of this Prospectus, 6,475 shares of Common Stock will be eligible for sale in the public market without registration, subject to certain volume and other limitations, pursuant to Rule 144 or Rule 701 under the Securities Act of 1933, as amended (the "Securities Act") and an additional 122,571 shares will be eligible for sale without such restrictions. Following the expiration of the 180-day lockup period, an additional 1,643,197 shares of Common Stock will be eligible for sale in the public market without registration, subject to certain volume and other limitations, pursuant to Rule 144 or Rule 701 under the Securities Act and an additional 734,425 shares will be eligible for sale without such restrictions. The remaining shares of Common Stock held by existing stockholders will become eligible for sale under Rule 144 or otherwise at various times thereafter. All shares of Common Stock outstanding on the date of this Prospectus will be eligible for sale to certain qualified institutional buyers in accordance with Rule 144A under the Securities Act.


    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, may sell in the open market within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding such sale, provided that a minimum of two years has elapsed between the later of the date of acquisition of the securities from the issuer or from an affiliate of the issuer. The holding period of shares of a non-affiliate for this purpose includes the holding period of all prior non-affiliate holders, provided that if an affiliate has held such shares at any time, the holding period shall commence upon the sale to a non-affiliate by the last affiliate to hold the shares. Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirement and availability of current public information about the Company. Under Rule 144(k), a non-affiliate who holds restricted securities and who has not been affiliated with the Company during the three-month period preceding the proposed sale thereof may sell such securities without regard to conditions imposed by Rule 144 if at least three years have elapsed from the sale of such securities by the Company or any affiliate. The Securities and Exchange Commission has proposed amendments to Rule 144, including an amendment which would reduce the waiting period to one year.

    Under Rule 701 of the Securities Act, persons who purchased shares pursuant to an employee stock purchase program or upon exercise of options granted prior to the effective date of this Offering are entitled, subject to certain conditions and limitations of Rule 701, to sell such shares 90 days after the effective date of this Offering in reliance upon Rule 144, without regard to the holding period requirement of Rule 144 and, in the case of non-affiliates, without compliance with the public information, volume limitation or notice provisions of Rule 144.


    The Company intends to register under the Securities Act shortly after the consummation of the offering an aggregate of 1,647,600 shares of Common Stock issued or issuable upon exercise of employee stock options granted under the Non-Qualified Plan and the Employee Plan, including 934,387 shares issuable upon exercise of such options outstanding on the date of this Prospectus. Two of the Company's stockholders and the holder of a warrant to purchase Common Stock have the right to cause the Company to register their shares under the Securities Act and to include their shares in certain future registrations of securities effected by the Company under the Securities Act. An aggregate of 627,650 shares of Common Stock, including 226,670 shares of Common Stock issuable upon exercise of outstanding warrants are covered by such registration rights. See "Risk Factors -- Shares Eligible for Future Sale," "Certain Transactions -- Registration Rights" and "Principal Stockholders."


                                       48

                                  UNDERWRITING

    The Underwriters named below, for whom Oscar Gruss & Son Incorporated and Kaufman Bros., L.P. are acting as the Representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below.


                                                                        NUMBER OF
                                NAME                                     SHARES
                                ----                                     ------
Oscar Gruss & Son Incorporated
Kaufman Bros., L.P.
                                                                       ---------
  TOTAL                                                                1,600,000
                                                                       =========

    The Underwriting Agreement provides that the several Underwriters are obligated to purchase all of the 1,600,000 shares of Common Stock offered by the Underwriters hereby (other than shares which may be purchased under the over-allotment option) if any are purchased. The Representatives have advised the Company that the Underwriters propose to offer the shares to the public initially at the public offering price set forth on the cover page of this Prospectus, that the Underwriters may allow to selected dealers a concession of $_____ per share and that such dealers may reallow a concession of $_____ per share to certain other dealers. After the initial public offering, the offering price and the concessions may be changed by the Representatives. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of the Underwriting Agreement, to purchase up to 240,000 additional shares of Common Stock at the public offering price less underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The Underwriters may exercise the option only to cover over-allotments, if any, in the sale of shares of Common Stock in this Offering. To the extent that the Underwriters exercise the option, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them as shown in the foregoing table bears to the 1,600,000 shares of Common Stock offered hereby.

    The Company has agreed to pay to the Representatives a non-accountable expense allowance of one percent of the gross proceeds of the Offering ($144,000 if the Underwriters' over-allotment option is not exercised and $165,600 if the Underwriters' overallotment option is exercised in full, at an assumed public offering price of $9.00 per share), of which $40,000 has been paid to date. If the Offering is not consummated, the Representatives will return to the Company any unused portion of the pre-paid expense allowance. The Company has also agreed to pay all expenses in connection with registering or qualifying the Common Stock offered hereby for sale under the laws of the states in which the Common Stock is sold by the Underwriters (including expenses of counsel retained for such purposes by the Underwriters) as well as certain expenses associated with information meetings.

    The Company has agreed to sell to the Representatives, or their designees, warrants (the "Underwriters' Warrants") to purchase 160,000 shares of the Company's Common Stock at an aggregate purchase price of $______. The exercise price per Underwriters' Warrant, subject to anti-dilution adjustment, is equal to 135% of the public offering price per share of Common Stock offered hereby. The Underwriters' Warrants expire on the fifth anniversary of the closing date of the Offering. The Underwriters' Warrants may not be transferred or exercised for one year from the date of this Prospectus, except for transfers to officers of the Representatives or members of the underwriting or selling group and/or their officers or

                                       49



partners, if any. The Underwriters' Warrants become exercisable during the four-year period commencing one year from the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Underwriters' Warrants are given, at nominal cost, the opportunity to profit from an increase in the market price of the Company's Common Stock. The Company has granted the Representatives certain registration rights with respect to the Underwriters' Warrants. All registration rights will terminate seven years from the closing date of the Offering.

    Except as set forth below, the Company, its officers and directors, and certain of its stockholders, who will hold an aggregate of 2,555,244 shares after this Offering, have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose of any shares of Common Stock or other capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of Oscar Gruss & Son Incorporated on behalf of the Underwriters. Oscar Gruss & Son Incorporated may, in its sole discretion and at any time without prior notice, release all or any portion of the shares of Common Stock subject to these "lock-up" agreements.


    Prior to this Offering, there has not been any public market for the Common Stock. Consequently, the initial public offering price of the Common Stock offered hereby will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in making such determination will be the prevailing market conditions, the Company's fiscal and operating history and condition, the Company's prospects and the prospects of its industry, the management of the Company, the market price for securities for companies in businesses similar to that of the Company and the recent trading activity and prices of shares of common stock on the Nasdaq National Market. The estimated initial public offering price range set forth on the cover page of this Prospectus is subject to change as a result of market conditions and other factors. See "Risk Factors -- No Assurance of Public Market; Volatility of Stock Price."


    Kaufman Bros., L.P. became registered as a broker-dealer in July 1995 and has participated in a limited number of public offerings as an underwriter. See "Risk Factors -- Lack of Underwriting History."


    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

    Certain legal matters in connection with this Offering will be passed upon for the Company by Brown, Rudnick, Freed & Gesmer, Boston, Massachusetts. Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Underwriters by Fulbright & Jaworski L.L.P., New York, New York. A member of Brown, Rudnick, Freed & Gesmer, counsel to the Company, is Clerk and is the owner of 12,000 shares of the Company's Common Stock.

                                     EXPERTS

    The consolidated balance sheets of Boston Biomedica, Inc. and Subsidiaries as of December 31, 1994 and 1995 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995, included in this prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For


                                       50


further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance where such contract or document is filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Northwestern Atrium Center, Suite 1400, Chicago, Illinois 60661-2511. Copies of materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company intends to distribute to its stockholders annual reports containing consolidated financial statements audited by its independent accountants and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.



                                       51







                    BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
                       INDEX TO FINANCIAL STATEMENTS


                                                                                             PAGE
                                                                                             ----
 Report of Coopers & Lybrand L.L.P., Independent Accountants                                  F-2

 Consolidated  Balance  Sheets as of December 31, 1994 and 1995 and June
  30, 1996 (unaudited)                                                                        F-3

 Consolidated  Statements of Operations  for the years ended  December 31, 1993,
  1994, and 1995 and for the six months ended June 30, 1995 (unaudited) and June
  30, 1996 (unaudited)                                                                        F-4

 Consolidated  Statements  of  Stockholders'  Equity for the years ended
   December 31, 1993,  1994,  and 1995 and for the six months ended June
   30, 1996 (unaudited)                                                                       F-5

 Consolidated  Statements of Cash Flows for the years ended December 31,
   1993,  1994,  and 1995 and for the six  months  ended  June 30,  1995
   (unaudited) and June 30, 1996 (unaudited)                                                  F-6

 Notes to Consolidated Financial Statements                                                   F-7

                                      F-1






                     REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of BOSTON BIOMEDICA, INC.:

    We have audited the accompanying consolidated balance sheets of Boston Biomedica, Inc. and Subsidiaries as of December 31, 1994 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Boston Biomedica, Inc. and Subsidiaries as of December 31, 1994 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



                                            COOPERS & LYBRAND L.L.P.



Boston, Massachusetts
March 12, 1996, except as to the information in the first paragraph of Note 11, for which the date is September 10, 1996


                                    F-2





                    BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS


                                                                     DECEMBER 31,               JUNE 30, 1996
                                                                     ------------               -------------
                                                                   1994         1995         ACTUAL      PRO FORMA
                                                                   ----         ----         ------      ---------
                                                                                                 (UNAUDITED)
                                                       ASSETS
CURRENT ASSETS:
   Cash                                                        $    89,129   $   11,463   $    10,548   $    10,548
   Accounts receivable, less allowances of $94,723 in 1994,
     $142,372 in 1995 and $133,579 in 1996                       2,259,842    3,075,870     2,866,401     2,866,401
   Inventories (Notes 1 & 3)                                     3,609,516    3,676,851     3,865,219     3,865,219
   Prepaid expense and other                                       156,117      254,199       294,646       294,646
   Deferred income taxes (Note 7)                                  101,880      110,766       213,538       213,538
                                                                ----------    ---------    ----------    ----------
     Total current assets                                        6,216,484    7,129,149     7,250,352     7,250,352
                                                                ----------    ---------    ----------    ----------
Property and equipment, net (Notes 1 & 4)                        1,724,420    2,614,982     2,625,117     2,625,117

OTHER ASSETS:
   Notes receivable and other                                       22,079       83,422        79,037        79,037
   Goodwill and other intangibles, net (Notes 1 & 2)               112,521      100,820        92,777        92,777
                                                                ----------    ---------    ----------    ----------
                                                                   134,600      184,242       171,814       171,814
                                                                ----------    ---------    ----------    ----------
     TOTAL ASSETS                                              $ 8,075,504   $9,928,373   $10,047,283   $10,047,283
                                                               ===========   ==========   ===========   ===========

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Current maturities of long term debt (Note 6)               $   242,006   $  436,509   $   490,126   $   490,126
   Accounts payable                                                787,406      745,216       815,946       815,946
   Accrued compensation                                            361,911      395,755       488,223       488,223
   Other accrued expenses                                          139,052      199,334       127,712       127,712
   Deferred revenue                                                --           523,401       831,244       831,244
                                                                ----------    ---------    ----------    ----------
     Total current liabilities                                   1,530,375    2,300,215     2,753,251     2,753,251
                                                                ----------    ---------    ----------    ----------
LONG-TERM LIABILITIES:
   Long-term debt, less current maturities (Note 6)              3,179,526    4,215,501     2,797,581     2,797,581
   Deferred rent                                                   186,860      141,068       107,832       107,832
   Deferred income taxes (Note 7)                                  137,520       84,641       157,899       157,899

COMMITMENTS AND CONTINGENCIES (Note 8)

REDEEMABLE COMMON STOCK (Note 11)
   $.01 par value; 117,647 shares authorized, issued and
     outstanding                                                   --            --           898,503       --

STOCKHOLDERS' EQUITY (Note 10):

    Common stock, $.01 par value; authorized 15,000,000
     shares in 1994, 1995 and 1996;  issued and outstanding
     2,578,865 in 1994; issued 2,640,417 in 1995;
     issued and outstanding 2,572,417 in 1996 actual and
     2,690,064 pro forma                                            25,789       26,404        25,724        26,901
   Additional paid-in capital                                    2,612,500    2,798,620     2,717,700     3,615,026
   Retained earnings                                               402,934      505,924       588,793       588,793
                                                                ----------    ---------    ----------    ----------
                                                                 3,041,223    3,330,948     3,332,217     4,230,720
   Less treasury stock, at cost -- 80,000 shares                   --          (144,000)      --            --
                                                                ----------    ---------    ----------    ----------
     Total stockholders' equity                                  3,041,223    3,186,948     3,332,217     4,230,720
                                                                ----------    ---------    ----------    ----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 8,075,504   $9,928,373   $10,047,283   $10,047,283
                                                               ===========   ==========   ===========   ===========


       The accompanying notes are an integral part of these consolidated financial statements

                                       F-3



                     BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                         YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                                         ------------------------           -------------------------
                                                     1993          1994          1995          1995          1996
                                                     ----          ----          ----          ----          ----
                                                                                                   (UNAUDITED)
REVENUE:
   Product sales                                 $ 3,942,328    $ 5,981,378   $ 6,621,631   $ 3,024,629   $ 3,945,759
   Services                                        5,214,688      4,741,376     5,649,099     2,539,851     2,982,624
                                                  ----------      ---------    ----------    ----------    ----------
     Total revenue                                 9,157,016     10,722,754    12,270,730     5,564,480     6,928,383

COSTS AND EXPENSES:
   Cost of product sales                           2,087,771      3,194,217     3,564,241     1,646,594     2,006,833
   Cost of services                                3,965,154      3,415,777     4,167,625     1,960,315     2,249,610
   Research and development                          278,859        469,358       375,712       159,035       361,619
   Selling and marketing                             894,202      1,191,573     1,339,792       637,567       915,289
   General and administrative                      1,619,331      2,047,256     2,315,814     1,056,590     1,088,448
                                                  ----------      ---------    ----------    ----------    ----------
       Total operating costs and expenses          8,845,317     10,318,181    11,763,184     5,460,101     6,621,799
                                                  ----------      ---------    ----------    ----------    ----------
       Income from operations                        311,699        404,573       507,546       104,379       306,584
Interest expense, net                                178,640        243,694       335,899       164,569       168,469
                                                  ----------      ---------    ----------    ----------    ----------
       Income (loss) before income taxes and
        extraordinary item                           133,059        160,879       171,647       (60,190)      138,115
(Provision) benefit (for) from income taxes
  (Notes 1 & 7)                                      (40,473)       (64,351)      (68,657)       24,034       (55,246)
                                                  ----------      ---------    ----------    ----------    ----------
       Income (loss) before extraordinary item        92,586         96,528       102,990       (36,156)       82,869
                                                  ----------      ---------    ----------    ----------    ----------
Extraordinary item-gain on elimination of debt
  (Notes 6 & 7), net of income taxes of $33,157       49,736        --            --            --            --
                                                  ----------      ---------    ----------    ----------    ----------
       Net income (loss)                         $    142,322   $     96,528  $    102,990  $   (36,156)  $     82,869
                                                 ============   ============  ============  ============   ===========
Income (loss) per share:
       Before extraordinary gain                 $      0.04    $      0.04   $      0.04   $     (0.01)  $      0.03
       Extraordinary gain                               0.02        --            --            --            --
                                                  ----------      ---------    ----------    ----------    ----------
       Net income (loss)                         $      0.06    $      0.04   $      0.04   $     (0.01)  $      0.03
                                                 ============   ===========   ===========   ============   ==========
Weighted average common and common equivalent
  shares outstanding                               2,437,725      2,587,137     3,151,477     2,597,590     3,252,643
                                                 ============   ===========   ===========   ===========    ==========


       The accompanying notes are an integral part of these consolidated financial statements

                                       F-4



                    BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                    COMMON STOCK
                                                    ------------
                                                                         ADDITIONAL                                  TOTAL
                                                             $.01 PAR      PAID-IN       RETAINED     TREASURY   STOCKHOLDERS'
                                                 SHARES       VALUE        CAPITAL       EARNINGS      STOCK         EQUITY
                                                 ------       -----        -------       --------      -----         ------
BALANCE, December 31, 1992                      2,280,040   $   22,800   $ 1,635,830   $   164,084      --        $ 1,822,714
  Issuance of common stock                        201,298        2,013       711,318       --           --            713,331
  Stock options and warrants exercised             33,000          330        65,420       --           --             65,750
  Conversion of note payable                       10,690          107        17,532       --           --             17,639
  Net income                                       --           --           --            142,322      --            142,322
                                               ----------    ---------    ----------    ----------    --------     ----------
BALANCE, December 31, 1993                      2,525,028       25,250     2,430,100       306,406      --          2,761,756
  Issuance of common stock                         29,862          299       139,403       --           --            139,702
  Stock options and warrants exercised             23,975          240        30,197       --           --             30,437
  Tax benefit of stock options exercised           --           --            12,800       --           --             12,800
  Net income                                       --           --           --             96,528      --             96,528
                                               ----------    ---------    ----------    ----------    --------     ----------
BALANCE, December 31, 1994                      2,578,865       25,789     2,612,500       402,934      --          3,041,223
  Issuance of common stock                          8,535           85        58,160       --           --             58,245
  Stock options and warrants exercised             47,200          472       117,068       --           --            117,540
  Conversion of note payable                        5,817           58         9,542       --           --              9,600
  Treasury stock purchased -- 80,000 shares        --           --           --            --        $ (144,000)     (144,000)
  Tax benefit of stock options exercised           --           --             1,350       --           --              1,350
  Net income                                       --           --           --            102,990      --            102,990
                                               ----------    ---------    ----------    ----------    --------     ----------
BALANCE, December 31, 1995                      2,640,417       26,404     2,798,620       505,924    (144,000)     3,186,948
  Stock options and warrants exercised
   (unaudited)                                     12,000          120        62,280       --           --             62,400
  Issuance of treasury stock -- 80,000 shares
   (unaudited)                                    (80,000)        (800)     (143,200)      --          144,000        --
  Net income (unaudited)                           --           --           --             82,869      --             82,869
                                               ----------    ---------    ----------    ----------    --------     ----------
BALANCE, June 30, 1996 (unaudited)              2,572,417   $   25,724   $ 2,717,700   $   588,793      --        $ 3,332,217
                                               ==========   ==========   ===========   ===========    ========    ===========


       The accompanying notes are an integral part of these consolidated financial statements

                                       F-5




                     BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                           YEARS ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                                           ------------------------          -------------------------
                                                        1993         1994          1995          1995          1996
                                                        ----         ----          ----          ----          ----
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                   $   142,322   $   96,528  $    102,990  $    (36,156)  $     82,869
Adjustments  to  reconcile  net income  (loss)
 to net cash (used in) provided by
  operating activities:
   Depreciation and amortization                        301,004      360,512       441,356       202,693        280,426
   Provision for doubtful accounts                       22,956      102,099       181,084        53,643         77,145
   Deferred rent                                         99,708        5,908       (45,792)      (12,556)       (33,236)
   Deferred income taxes                                 42,323      (42,798)      (61,765)      (74,809)       (29,514)
   Tax benefit of stock options exercised               --            12,800         1,350       --             --
   Extraordinary item-gain on elimination of debt       (49,736)      --           --            --             --

Changes in operating assets and liabilities:
   Accounts receivable                                 (215,270)    (529,157)     (997,112)       11,403        132,324
   Note receivable and other assets                     (17,002)      (3,720)      (61,343)      (12,962)         4,385
   Inventories                                         (950,715)    (567,420)      (67,335)       77,857       (188,368)
   Prepaid expenses                                      25,410       (3,500)      (98,082)      (79,496)       (40,447)
   Accounts payable                                      11,875      (86,130)      (42,190)       35,834         70,730
   Accrued expenses                                     160,021      100,767        94,126       (60,639)        20,846
   Deferred revenue                                     --            --           523,401       --             307,843
                                                     ----------    ---------    ----------    ----------     ----------
       Net cash (used in) provided by operating
        activities                                     (427,104)    (554,111)      (29,312)      104,812        685,003
                                                     ----------    ---------    ----------    ----------     ----------
CASH FLOWS FOR INVESTING ACTIVITIES:
   Additions to property and equipment                 (460,591)    (404,639)   (1,316,217)     (215,542)      (282,518)
   Purchase of intangible assets                        --            --            (4,000)      --             --
   Net assets of acquisitions (net of cash
     acquired)                                         (389,703)      --           --            --             --
                                                     ----------    ---------    ----------    ----------     ----------
       Net cash used in investing activities           (850,294)    (404,639)   (1,320,217)     (215,542)      (282,518)
                                                     ----------    ---------    ----------    ----------     ----------
CASH FLOWS FOR FINANCING ACTIVITIES:
   Proceeds from notes payable                        1,107,392    1,734,425     1,517,867       191,990        226,300
   Proceeds from redeemable common stock, net           --            --           --            --             898,503
   Proceeds of common stock issued, net                 765,081      170,139       175,785       103,126         62,400
   Repayments of long-term debt                        (613,199)    (887,989)     (277,789)      --          (1,590,603)
   Purchase of treasury stock                           --            --          (144,000)     (144,000)       --
                                                     ----------    ---------    ----------    ----------     ----------
       Net cash (used in) provided by financing
        activities                                    1,259,274    1,016,575     1,271,863       151,116       (403,400)
                                                     ----------    ---------    ----------    ----------     ----------
(DECREASE) INCREASE IN CASH:                            (18,124)      57,825       (77,666)       40,386           (915)
   Cash, beginning of period                             49,428       31,304        89,129        89,129         11,463
                                                     ----------    ---------    ----------    ----------     ----------
   Cash, end of period                              $    31,304  $    89,129  $     11,463  $    129,515   $     10,548
                                                    ===========   ==========   ===========  ============    ===========

SUPPLEMENTAL DISCLOSURES OF NONCASH
  ACTIVITIES:
   Conversion of note payable to common stock       $    17,639      --       $      9,600  $      9,600       --

SUPPLEMENTAL INFORMATION:
   Income taxes paid                                $    10,689  $    33,718  $    168,994  $    129,100    $     85,000
   Interest paid                                    $   163,831  $   254,133  $    331,495  $    163,735    $   178,328

       The accompanying notes are an integral part of these consolidated financial statements

                                       F-6



                    BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30,
                          1996 AND 1995 IS UNAUDITED.)

(1) BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    Boston Biomedica, Inc. ("BBI") and Subsidiaries (together, the "Company") provide infectious disease diagnostic products, contract research and specialty infectious disease testing services to the in-vitro diagnostic industry, government agencies, blood banks, hospitals and other health care providers worldwide.

    Significant accounting policies followed in the preparation of these consolidated financial statements are as follows:

 (i) Principles of Consolidation

    The consolidated financial statements include the accounts of BBI and its wholly-owned subsidiaries, Biotech Research Laboratories, Inc. ("BTRL") and BBI-North American Clinical Laboratories, Inc. ("BBI-NACL"). All significant intercompany accounts and transactions have been eliminated in the consolidation.

 (ii) Reclassification

    Certain amounts included in the prior year's financial statements have been reclassified to conform to the current presentation.

 (iii) Use of Significant Estimates

    To prepare the financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In particular, the Company records reserves for estimates regarding the collectability of accounts receivable. Actual results could differ from the estimates and assumptions used by management.

 (iv) Revenue Recognition

    Product revenues are recognized as sales upon shipment of the products or, for specific orders at the request of the customer, on a bill and hold basis after completion of manufacture. All bill and hold transactions meet specified revenue recognition criteria which include normal billing, credit and payment terms, and transfer to the customers of all risks and rewards of ownership. Accounts receivable as of December 31, 1995 and June 30, 1996 include bill and hold receivables of $179,000 and $85,000, respectively. There were no such receivables as of December 31, 1993 and 1994.

    The Company periodically enters into barter transactions whereby the Company exchanges inventory for testing services. Revenue on these transactions are recognized when both the products have been shipped and the testing services have been completed and are recorded at the estimated fair market value of the inventory based upon standard Company prices. The revenue recognized on these transactions for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996 was $30,000, $192,000, $213,000,
$126,000 and $191,000, respectively.

    Services are recognized as revenue upon completion of tests for specialty laboratory services.


    Revenue under long-term contracts, including funded research and development contracts, is recorded under the percentage of completion method, wherein costs plus profit is recorded as service revenue and billed monthly as the work is performed. Certain customers make advance payments that are deferred until revenue recognition is appropriate. Unbilled amounts for fee retainage are included in accounts receivable at


                                    F-7


                  BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
  (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30,
                       1996 AND 1995 IS UNAUDITED.)

(1) BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)


December 31, 1994, 1995, and June 30, 1996, and are immaterial. When the current contract estimates indicate a loss, provision is made for the total anticipated loss. The Company does not believe there are any material collectability issues associated with these receivables.

    Total revenue related to funded research and development contracts was approximately $1,721,000, $660,000, $728,000, $278,000 and $598,000 for the
years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996, respectively. Total contract costs associated with these agreements were approximately $1,392,000, $511,000, $575,000, $219,000 and
$553,000 for the years ended December 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996, respectively.


 (v) Research and Development Costs

    Research and development costs are expensed as incurred.

 (vi) Inventories

    Inventories are stated at the lower of average cost or net realizable value and include material, labor and manufacturing overhead.

 (vii) Property and Equipment

    Property and equipment are stated at cost. For financial reporting purposes, depreciation is recognized using accelerated and straight-line methods, allocating the cost of the assets over their estimated useful lives ranging from five years to ten years for certain manufacturing and laboratory equipment, and fifteen years for the building. Upon retirement or sale, the cost and related accumulated depreciation of the asset are removed from the books. Any resulting gain or loss is credited or charged to income.

 (viii) Goodwill and Intangibles

    Goodwill results from excess of the purchase prices over the net assets of BTRL and BBI-NACL acquired and is amortized on a straight line basis over ten years. Other intangibles primarily consist of patents, licenses, and intellectual property rights and are amortized over five to ten years.

 (ix) Income Taxes

    The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes arise from temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is provided for net deferred tax assets if, based on the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Tax credits are recognized when realized using the flow through method of accounting.

 (x) Concentration of Credit Risk

    Financial instruments which potentially subject the Company to concentrations of credit risk are principally cash and accounts receivable. The Company places its cash in federally chartered banks, each of which is insured up to $100,000 by the Federal Deposit Insurance Corporation. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company

                                    F-8



                     BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED) (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30,
                          1996 AND 1995 IS UNAUDITED.)

(1) BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

makes substantial sales. The Company does not require collateral from its customers. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited.

 (xi) Interim Consolidated Financial Statements


    The consolidated financial statements as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 and related footnote information are unaudited and have been prepared on a basis substantially consistent with the audited consolidated financial statements, and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for fair presentation of the results of these interim periods. The results of the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the entire year.


 (xii) Deferred Revenue

    Deferred revenue consists of payments received from customers in advance of services performed.

 (xiii) Computation of Income (Loss) Per Share


    Net income (loss) per common share is computed based upon the weighted average number of common shares and common equivalent shares (using the treasury stock method) outstanding after certain adjustments described below. Common equivalent shares consist of common stock options and warrants outstanding. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common, redeemable common, and common equivalent shares issued during the twelve month period prior to the proposed date of the initial filing of the Registration Statement have been included in the calculation as if they were outstanding for all periods using the treasury stock method and assuming an initial public offering price of $9.00 per share. Fully diluted net income
(loss) per common share is not presented as it does not differ from primary earnings per share.

 (xiv) Recent Accounting Pronouncements

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires that an impairment loss be recognized for long-lived assets and certain identified intangibles when the carrying amount of these assets may not be recoverable. The Company has adopted SFAS 121 effective in 1996 and the adoption did not have a material impact on the financial statements.

    In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation," which becomes effective for fiscal years beginning after December 15, 1995. SFAS 123 establishes new financial accounting and reporting standards for stock-based compensation plans. However, entities are allowed to elect whether to measure compensation expense for stock-based compensation under SFAS 123 or APB No. 25, "Accounting for Stock Issued to Employees." The Company has elected to continue to account under APB No. 25 and will make the required pro forma disclosures of net income and earnings per share as if the provisions of SFAS 123 had been applied in its December 31, 1996 financial statements. The potential impact of adopting this standard on the Company's pro forma disclosures of net income and earnings per share has not been quantified at this time.

 (xv) Pro Forma Presentation (Unaudited)

    As discussed further in Note 11, completion of a public offering will terminate the redemption feature of the Redeemable Common Stock and cause its reclassification into 117,647 shares of common stock. The unaudited pro forma balance sheet has been prepared assuming the reclassification of the Redeemable Common Stock into common stock as of June 30, 1996.



                                    F-9



                     BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED) (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30,
                          1996 AND 1995 IS UNAUDITED.)


(2) ACQUISITION

    Effective January 1, 1993, North American Laboratory, Inc., a Massachusetts corporation and wholly-owned subsidiary of BBI, acquired the net assets of North American Laboratory Group, Ltd., Inc. from its founder and chief scientific officer, who remains in this same capacity. During 1995, the name was changed to BBI-North American Clinical Laboratories, Inc. BBI-NACL is a specialty infectious disease testing laboratory providing testing services to hospitals and other health care providers. The purchase price was $425,000 in cash representing $375,038 of net tangible assets (including cash of $35,297) and $49,962 of goodwill and other intangibles.

(3) INVENTORIES

    The Company purchases human plasma and serum from various private and commercial blood banks. Upon receipt, such purchases generally undergo comprehensive testing, and associated costs are included in the value of raw materials. Most plasma is manufactured into Basematrix and other diagnostic components to customer specifications. Plasma and serum with the desired antibodies or antigens are sold or manufactured into Quality Control Panels, Accurun(tm) run controls, and reagents ("Finished Goods"). Panels and reagents are unique to specific donors and/or collection periods, and require substantial time to characterize and manufacture due to stringent technical specifications. Panels play an important role in diagnostic test kit development, licensure and quality control. Panels are manufactured in quantities sufficient to meet expected user demand which may exceed one year.

Inventories consist of the following:


                                DECEMBER 31,
                                ------------
                             1994          1995       JUNE 30, 1996
                             ----          ----       -------------
                                                       (UNAUDITED)
Raw materials             $ 1,548,560   $ 1,298,131    $ 1,272,687
Work-in-process               551,280       565,667        597,922
Finished goods              1,509,676     1,813,053      1,994,610
                           ----------    ----------     ----------
                          $ 3,609,516   $ 3,676,851    $ 3,865,219
                          ===========   ===========    ===========

(4) PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1994 and 1995 consist of the following:


                                           1994         1995
                                           ----         ----
Laboratory equipment                    $1,442,349   $1,630,872
Management information systems             609,923      834,768
Office equipment                           249,544      332,496
Automobiles                                176,315      178,465
Leasehold improvements                     300,341      108,892
Land, building and improvements             --          941,175
                                         ---------    ---------
                                         2,778,472    4,026,668
Less accumulated depreciation            1,054,052    1,411,686
                                         ---------    ---------

Net book value                          $1,724,420   $2,614,982
                                        ==========   ==========

    Depreciation expense for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996 was $286,456, $345,228, $425,655, $194,236 and $272,383, respectively.

                                      F-10




                     BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED) (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30,
                          1996 AND 1995 IS UNAUDITED.)

(5) REVENUE FROM SIGNIFICANT CUSTOMERS AND EXPORT SALES

    The Company performs contract research and certain services under contracts, subcontracts and grants from United States Government Agencies, primarily the National Institutes of Health ("NIH"). Revenue from such contracts, subcontracts and grants was approximately $2,707,000 in 1993, $1,677,000 in 1994, and $1,628,000 in 1995.

    Export sales accounted for approximately $1,411,000, or 15% of consolidated revenue in 1993; $2,279,000, or 21% in 1994; $3,104,000, or 25% in 1995; and
$1,523,000,  or 27%,  and  $1,877,000,  or 27% for the six months ended June 30,
1995 and 1996, respectively.

(6) LONG TERM DEBT

    In August 1995, the Company's revolving line of credit ("Revolver") was increased to $3,500,000 and the due date extended to June 30, 1997. In July 1996, the due date of the Company's Revolver was extended to June 30, 1998, and the interest rate reduced to prime plus 1/2 %. In addition, the Company borrowed $200,000 under a five-year term loan approved in 1994 ($170,370 outstanding at December 31, 1995), $100,000 under a five-year term loan, and $123,700 under a $350,000 five year term loan facility for equipment acquisitions approved in 1995 ("New Term"). As of December 31, 1995, the Company had additional borrowing capacity available under the New Term facility equal to $226,300. The Company borrowed this amount prior to the facility expiration date of May 2, 1996. In July 1996, the Company received approval for a $250,000, five year equipment facility loan from its bank due July 31, 2001 at a rate of prime plus 1%.

    Borrowings under the Revolver are limited to 80% of eligible accounts receivable plus the lesser of 40% of inventory or $1,500,000. The Company had approximately $657,000 and $2,028,000 available under it's Revolver as of December 31, 1995 and June 30, 1996, respectively. Amounts outstanding under the Revolver bear interest at the lender's base rate plus 1% (9.75% at December 31, 1995 and 9.25% at June 30, 1996) and are collateralized by all of the Company's assets and a $2 million life insurance policy of an officer/stockholder.

    The Revolver contains covenants regarding the Company's debt-to-equity ratio and certain minimum debt service coverage ratios. The Revolver further provides for restrictions on the payment of dividends, limitations on the acquisition of property and equipment, limitations on additional borrowings, and certain minimum stock ownership levels by the officer/stockholder referred to above.

    In December 1995, the Company purchased its corporate headquarters and manufacturing facility in West Bridgewater, MA from its former landlord at a price of $806,800 including closing costs, and borrowed $750,000 from its bank to finance the purchase. See also Note 4.

    On June 30, 1993, the Company exercised its option to pre-pay the acquisition note in connection with the 1992 purchase of BTRL at a substantial discount from the balance due, resulting in an extraordinary gain of $49,736 ($82,893 minus taxes of $33,157).

    During 1993, convertible debt in the amount of $17,639 was converted into 10,690 shares of common stock at a price of $1.65 per share. During 1995, convertible debt in the amount of $9,600 was converted into 5,817 shares of common stock at a price of $1.65 per share.

                                      F-11



                     BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED) (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30,
                          1996 AND 1995 IS UNAUDITED.)

(6) LONG TERM DEBT -- (CONTINUED)

At December 31, 1994 and 1995, and June 30, 1996, the Company had the following debt outstanding:

                                                                                             JUNE 30,
                                                                     1994         1995         1996
                                                                     ----         ----         ----
                                                                                            (UNAUDITED)
Revolving Line of Credit Agreement due June 30, 1998              $2,533,860   $2,784,307   $1,397,884

Note payable to a bank,  due in monthly  principal
  payments of $17,687  through October 1998 with
  interest fixed at 9.01%. Collateralized by all of the
  assets of the Company                                             813,625       601,375      495,250

Note payable to a bank, due in monthly principal payments
  of $3,704 through October 1999 with interest at prime
  rate plus 1.0%. Collateralized by all of the assets of
  the Company                                                         --          170,370      148,148

Note payable to a bank, due in monthly principal payments
  of $1,667 through December 2000 with interest at 8.22%.
  Collateralized by all of the assets of the Company                  --          100,000       91,667

Note payable to a bank, with interest only due until May
  2, 1996, and thereafter 54 consecutive equal monthly
  principal payments of $6,863 commencing June 18, 1996.
  Interest is at prime rate plus 1.0%. Collateralized by
  all of the assets of the Company                                    --          123,700      343,137

Note payable to a bank, due in 84 fixed payments of principal and interest of $11,729, bearing interest fixed at 8.30%
  for the first five years, and floating at prime plus 1.0%
  for the remaining term. Collateralized by a mortgage and
  all of the assets of the Company                                    --          750,000      705,580

Subordinated convertible note payable, at 12.5% interest
  rate, due December 31, 1996, interest payable monthly.
  Convertible into common stock at $1.50 per share at the
  option of the holder                                               31,100        21,500       21,500

Other installment notes payable with interest rates ranging
  from 7.25% to 10.99% at December 31, 1995, collateralized
  by office equipment and vehicles due at various maturity
  dates from April 1996 to August 2001                               42,947       100,758       84,541
                                                                   ---------    ---------    ---------
  Total long term debt                                            3,421,532     4,652,010    3,287,707
Less: current maturities                                           (242,006)     (436,509)    (490,126)
                                                                   ---------    ---------    ---------
                                                                 $3,179,526    $4,215,501   $2,797,581
                                                                 ==========     =========   ==========

                                      F-12




                    BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED) (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30,
                          1996 AND 1995 IS UNAUDITED.)

(6) LONG TERM DEBT -- (CONTINUED)

    At December 31, 1995, debt maturities are as follows:


 YEAR ENDED                                                             AMOUNT
 ----------                                                             ------
  1996                                                                $  436,509
  1997                                                                 3,199,875
  1998                                                                   386,723
  1999                                                                   207,300
  2000                                                                   161,382
  Thereafter                                                             260,221
                                                                       ---------
                                                                      $4,652,010
                                                                      ==========

(7) INCOME TAXES

    The Company's effective tax rate does not significantly differ from the federal and state income tax statutory rates. The components of the provision for income taxes are as follows:


                                                    1993        1994        1995
                                                    ----        ----        ----
Current expense: federal and state               $  23,700    $  91,242   $ 130,422
Deferred (benefit) expense: federal and state       49,930      (26,891)    (61,765)
                                                  --------     --------    --------
  Total                                          $  73,630    $  64,351   $  68,657
                                                 =========    =========   =========

    The provision for 1993 includes $33,157 of income taxes which was offset against the extraordinary gain on elimination of debt of $82,893 and presented net in the Statement of Operations. See also Notes 2 and 6.

    Significant items making up deferred tax liabilities and deferred tax assets are as follows:


                                                             1994        1995
                                                             ----        ----
Current deferred taxes:
   Inventory                                              $  47,318        --
   Allowances and other accruals                             54,562    $ 110,766
                                                            -------      -------
     Total deferred tax assets                              101,880      110,766

Long term deferred taxes:
   Accelerated tax depreciation                            (163,139)    (207,361)
   Cash basis benefit of subsidiary                         (47,818)       --
   Goodwill                                                 (26,859)     (22,795)
   Tax credits                                              100,296      106,710
   State net operating loss carryforwards                    --           38,805
                                                            -------      -------
     Total deferred tax liabilities                        (137,520)     (84,641)
                                                            -------      -------
     Total net deferred tax (liabilities) assets          $ (35,640)   $  26,125
                                                          ===========  =========

    As of December 31, 1995, the net operating loss carryforwards expire at various dates beginning in 1998 through 2000. Tax credits expire at various dates beginning in 2006 through 2009.

                                      F-13



                    BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED) (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30,
                          1996 AND 1995 IS UNAUDITED.)

(8) COMMITMENTS AND CONTINGENCIES

    The Company leases certain office space, laboratory, and research facilities under operating leases with various terms through July 2000. All the real estate leases include renewal options at increasing levels of rent.

    One of the facility leases includes scheduled base rent increases over the term of the lease. The amount of base rent payments is being charged to expense on the straight-line method over the term of the lease. As of December 31, 1995, the Company has recorded a $141,068 noncurrent liability to reflect the excess of rent expense over cash payments since inception of the lease. In addition to base rent, the Company pays a monthly allocation of the operating expenses and real estate taxes for the above facilities.

    Rent expense for the years ended December 31, 1993, 1994 and 1995 and six months ended June 30, 1995 and 1996 was $479,697, $549,713, $477,580, $225,109
and $181,816, respectively. At December 31, 1995, the remaining fixed lease commitment was as follows:


 YEAR ENDED                                                              AMOUNT
 ----------                                                              ------

1996                                                                    $371,200
1997                                                                     254,600
1998                                                                     117,300
1999                                                                     124,800
2000                                                                      79,700
                                                                         -------
                                                                        $947,600
                                                                        ========


    Commencing in February 1995, the Company committed under a sponsored research agreement with a university to fund a research scientist at a cost of $13,125 per quarter for three years which costs are charged to research and development expense. In return, the Company has exclusive rights to any anti-HIV compounds or derivatives developed in the course of this research, provided the Company obtains certain regulatory approvals from the FDA.


(9) RETIREMENT PLAN

    In January, 1993, the Company adopted a retirement savings plan for its employees, which has been qualified under Section 401(k) of the Code. Eligible employees are permitted to contribute to the plan through payroll deductions within statutory limitations and subject to any limitations included in the plan. To date, the Company has made no contributions to the plan.

(10) COMMON STOCK

    The Company has two stock option plans which are administered by a committee of the Board of Directors who determines the employees and affiliated persons to receive options and the number and option price of shares covered by each such option.

    Options granted under both plans may be either incentive stock options or non-qualified stock options. In general, for incentive stock options, the option price shall not be less than the fair market value at the time the option is granted. Generally, options become exercisable at the rate of 25% at the end of each of the four years following the anniversary of the grant. Options issued expire ten years from the date of grant, or 30 days from the date of termination or affiliation.

    At December 31, 1995, 897,600 shares have been reserved for non-qualified stock options, of which 97,125 are available for future grants. At December 31, 1995, 750,000 shares have been reserved for incentive stock options, of which 696,812 are available for future grants.

                                      F-14



                     BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED) (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30,
                          1996 AND 1995 IS UNAUDITED.)

(10) COMMON STOCK -- (CONTINUED)

    The Company has issued warrants in connection with certain equity and debt financings. As of June 30, 1996, 226,670 shares of Common Stock have been reserved for issuance pursuant to the exercise of such warrants at a weighted average exercise price of $2.50 per share.

    The Company has reserved shares of its authorized but unissued common stock for the following:


                                                    STOCK OPTIONS               WARRANTS
                                                    -------------               --------
                                                              PRICE                    PRICE         TOTAL
                                                 SHARES     PER SHARE     SHARES     PER SHARE      SHARES
                                                 ------     ---------     ------     ---------      ------
Balance outstanding, December 31, 1992            747,600   $.25-$4.50    266,670   $2.00-$2.50    1,014,270
   Granted                                        166,250         4.50     59,468     3.75-5.20      225,718
   Exercised                                      (13,000)    .25-1.50    (20,000)         2.50      (33,000)
   Expired                                        (19,000)        2.50      --                       (19,000)
                                                  -------                 -------                   --------
Balance outstanding, December 31, 1993            881,850     .25-4.50    306,138     2.00-5.20    1,187,988
   Granted                                         --           --          --          --            --
   Exercised                                      (19,375)    .25-4.50     (4,600)         3.75      (23,975)
   Expired                                        (81,525)    .25-4.50      --          --           (81,525)
                                                  -------                 -------                   --------
Balance outstanding, December 31, 1994            780,950     .25-4.50    301,538     2.00-5.20    1,082,488
   Granted                                         73,187         6.00      --          --            73,187
   Exercised                                       (6,000)   1.50-2.50    (41,200)    2.50-5.20      (47,200)
   Expired                                        (47,850)   1.50-4.50      --          --           (47,850)
                                                  -------                 -------                   --------
Balance outstanding, December 31, 1995            800,287     .25-6.00    260,338     2.00-5.20    1,060,625
   Granted (unaudited)                            140,600    7.00-8.50      --          --           140,600
   Exercised (unaudited)                           --           --        (12,000)         5.20      (12,000)
   Expired (unaudited)                             (6,500)   6.00-7.00    (21,668)         5.20      (28,168)
                                                  -------                 -------                   --------
Balance outstanding, June 30, 1996
  (unaudited)                                     934,387     .25-8.50    226,670     2.00-5.00    1,161,057
                                                 ========                 =======                 ==========

Exercisable at June 30, 1996 (unaudited)          359,500     .25-1.65      --          --           359,500
                                                  262,200    2.50-4.50    206,670     2.00-2.50      468,870
                                                   31,984         6.00     20,000          5.00       51,984
                                                  -------                 -------                   --------
Total exercisable at June 30, 1996
  (unaudited)                                     653,684   $.25-$6.00    226,670   $2.00-$5.00      880,354
                                                 ========                 =======                 ==========
Proceeds of exercisable at June 30, 1996
  (unaudited)                                  $1,356,655                $566,675                 $1,923,330
                                               ==========                ========                 ==========

                                      F-15



                     BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED) (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30
                          1996 AND 1995 IS UNAUDITED.)


(11) SUBSEQUENT EVENTS


 Stock Split


    On August 8, 1996 the Board of Directors approved a 1-for-2 reverse stock split and an increase in authorized common shares to 20,000,000, and authorized 1,000,000 shares of preferred stock (par value $.01), which were approved by the stockholders on September 10, 1996. The stock split has been retroactively reflected in the accompanying financial statements and notes for all periods presented.

STOCK PURCHASE AGREEMENT (UNAUDITED)

    On April 26, 1996, the Company entered into a Stock Purchase Agreement and Exclusive Distributor Agreement for five years with a foreign distributor. Pursuant to the Stock Purchase Agreement, the Company issued 117,647 shares of redeemable common stock at a price per share of $8.50, for which it received net proceeds of $898,503. Issuance costs were $101,497. Furthermore, the agreement may require the Company to repurchase the stock at the issuance price ($1,000,000 in total) in three equal installments in the event that the Distribution Agreement is terminated by the Company prior to the completion of a public offering. Completion of a public offering will terminate the redemption feature and cause the reclassification of these shares into stockholders' equity. In addition, the distributor is restricted from selling these securities for a one-year period after completion of such Offering. The Company utilized the 80,000 shares of Treasury Stock in connection with this transaction.

BioSeq, Inc. (Unaudited)

    In October  1996,  the Company  entered into a License  Agreement,  Purchase
Agreement,   Stockholders'  Agreement  and  Warrant  Agreement  with  BioSeq,  a privately held, technology based development stage company.

    The Company has agreed to purchase convertible preferred stock of BioSeq for an aggregate of $1,482,500 in three installments. Of the $1,482,500, $210,000 was invested at the date of the agreements and $522,500 is required to be invested within ten business days of the closing of the initial public offering of the Company's common stock provided the closing occurs before December 31, 1996. The Company must make the remaining $750,000 installment if BioSeq attains certain technical milestones by July 31, 1997. If such milestones are not attained by BioSeq by July 31, 1997, the Company will still have the option to make the remaining $750,000 investment until December 31, 1997. Under the operative documents, the Company has price anti-dilution protection, pre-emptive rights and the right to board representation, the last of which terminates if the Company fails to make the second installment under the Purchase Agreement. In addition, the Company was granted warrants to acquire additional shares of common stock of BioSeq for additional consideration under certain conditions, provided that this right is not exercisable to the extent it would cause the Company's ownership to equal or exceed 20%. The Company is accounting for its investment in BioSeq on the cost basis in accordance with the provisions of APB 18 since the cumulative investment is and must remain less than 20% of the equity of BioSeq and the Company does not exert significant influence or control. Due to the uncertainty of technology based development stage enterprises and in accordance with the provisions of SFAS 121, the Company will perform a periodic analysis of the investment to determine whether the carrying value of its investment in BioSeq has been impaired. If so determined, the Company would adjust the carrying value of its investment by taking a charge to earnings.

    Upon the earlier of payment of the final installment of the Company's aggregate $1,482,500 investment and December 31, 1997, the Company will be granted a worldwide right to use the BioSeq technology relating to sequencing and analysis services. The License will be exclusive until BioSeq commences selling on a commercial basis the equipment used in the DNA sequencing and analysis process, at which time the License will become non-exclusive. The License provides that the Company will pay BioSeq royalties ranging from five percent to ten percent of net revenues arising out of the services performed by the Company with the licensed technology. The Company will account for the royalty as a cost of revenue as the revenues are earned.


                                      F-16



                     BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED) (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30,
                          1996 AND 1995 IS UNAUDITED.)


(11) SUBSEQUENT EVENTS -- (CONTINUED)

Initial Public Offering (Unaudited)

    The Company has filed a registration statement for the sale of shares of common stock. Accordingly, the unaudited pro forma balance sheet has been prepared assuming the reclassification of the redeemable common stock into common stock as of June 30, 1996. There can be no assurances that the initial public offering of common stock will be successfully completed.

(12) SUPPLEMENTARY PRO FORMA EARNINGS PER SHARE -- (UNAUDITED)

    If the Offering had been completed on January 1, 1995, a portion of the proceeds would have been used to retire all debt outstanding at that time, and all debt incurred in 1995 and 1996 would not have been needed. Based on the foregoing, supplemental pro forma net earnings per share of common stock would have been $.09 and $.06 for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. Such net earnings per share of common stock are based on 3,600,007 and 3,701,173 shares of common stock respectively, consisting of 3,151,477 and 3,252,643 shares of common stock and common stock equivalents plus 448,530 shares assumed to be issued at $9.00 per share as if the Offering had occurred on January 1, 1995 to retire indebtedness outstanding during 1995.


                                   F-17





                                    GLOSSARY

AIDS                          Acquired  Immune  Deficiency  Syndrome.   AIDS  is
                              caused    by    infection     with    the    Human
                              Immunodeficiency Virus, HIV.

Antibodies                    Binding proteins naturally produced by the body in
                              response to exposure to non-self agents (e.g., bacteria, viruses, cancer cells). Antibodies form part of the immunological defense system.

Antigens Foreign non-self agents (such as the proteins or the nucleic acids of infectious agents) that stimulate an immune response, including the production of antibodies.

Assay Synonym for test: qualitative or quantitative measurement of some component of a material.

Chlamydia                     A  sexually  transmitted  pathogen  that can cause
                              Trachoma  (an  eye  disease  which  culminates  in
                              blindness),  chronic  infection of genitals (which
                              can  result  in   infertility),   and   pneumonia,
                              especially in the newborn.

CLIA The Clinical Laboratory Improvement Amendments, passed by Congress in October 1988, and formulated into regulations and implemented by the Health Care Financing Administration beginning in 1992. CLIA refers to a set of regulations which govern the staffing and function of all U.S. laboratories that perform in vitro diagnostic tests for clinical use, except for blood bank laboratories and Veterans' Administration hospital laboratories, which are regulated separately using similar rules.

Cytomegalovirus               A virus  responsible for several diseases that are
                              especially prevalent in immunocompromised patients such as those infected with HIV, receiving organ transplants or receiving cancer chemotherapy.

Diagnostic Components         The solutions  and  materials  that are  combined,
                              sometimes after further manufacture, to make an in vitro diagnostic test kit.

DNA Deoxyribonucleic Acid, together with RNA, a class of molecules called "nucleic acids." DNA carries the genetic information in most living organisms. The DNA of each cell contains the information for "building" a whole organism (e.g., a virus, a plant, or a whole human being). DNA testing can identify microscopic amounts of the genetic material of a virus or bacterium, thus indicating its presence in quantities undetectable in the bloodstream by immunoassay techniques.

ELISA Enzyme-Linked Immunosorbent Assay, a biochemical procedure in which interactions among antibodies, antigens and enzymes are used to detect and quantify various diseases and other materials of interest through the measurement of color released at the end of the assay.

End-User The purchaser and consumer of an in vitro diagnostic test kit; usually clinical laboratories, but may also be other health care providers or members of the general public.


                                      G-1



Hepatitis                     A disease that causes  inflammation  of and damage
                              to the liver, often caused by a virus. In advanced
                              stages,  hepatitis can result in life  threatening
                              liver   dysfunction,   liver  cirrhosis  or  liver
                              cancer. The most common causes of viral hepatitis are the Hepatitis A, B and C viruses (HAV, HBV and
                              HCV).

HIV                           Human  Immunodeficiency  Virus. HIV, a retrovirus,
                              causes   AIDS.   HIV   infection   leads   to  the
                              destruction of the immune system.

Immunology                    Narrowly  defined  as  the  study  of  the  immune
                              system, but often used to describe tests for infectious diseases which rely on the principle of the binding of antigens and antibodies.

Immunoassay                   A  test  that  relies  on the  specificity  of the
                              reaction between antibodies and antigens to detect
                              and  measure  the   concentration   of  biological
                              molecules.

In Vitro Laboratory procedures that occur "in the test tube," or outside the body. In vitro diagnostic testing is the process of analyzing blood, urine, saliva and other specimens outside the body to screen for, monitor or diagnose diseases and other medical conditions.

Infectious Agent              Any  microorganism,  such  as  bacteria,  viruses,
                              fungi or other parasites, capable of invading another organism, with or without pathological manifestations.

Levey-Jennings Chart          A  chart  on  which  the  test  results  for a Run
                              Control  are  plotted  over  time,   so  that  the
                              reproducibility of a test method can be monitored.
                              The acceptable range for the Run Control, as determined by each individual test kit end-user, is also indicated on the chart.

Lyme Disease                  A  bacterial  infection  caused  by  a  spirochete
                              called Borrelia burgdorferi (B. burgdorferi). This spirochete usually infects the deer tick which then bites a person or animal, thus transmitting the infection.

Marker A substance which, when detected in blood or other study sample by an in vitro diagnostic test, is indicative of the presence of disease or other medical condition.

Microbiology                  The  clinical   laboratory  testing  segment  that
                              specializes  in the  detection of  organisms  that
                              cause infectious  disease.  Often used to refer to
                              traditional  tests that use a growth  medium which
                              enables an organism,  if present, to replicate and
                              be detected visually.  Newer methods for detection
                              and  monitoring  of  infectious  diseases  such as
                              immunology  and  molecular   biology  methods  are
                              sometimes  performed in separate  laboratories and
                              sometimes     incorporated    into    microbiology
                              laboratories.

Molecular Biology             The clinical laboratory testing segment which uses
                              newer methods such as PCR to detect  nucleic acids
                              (i.e.,   DNA  and  RNA)  for  infectious   disease
                              diagnosis and other purposes.



                                      G-2


Multi-Marker Run Control      A run  control  designed  to be used with  several
                              tests for different analytes or markers. These controls are designed to cover groups of markers that are tested in the same laboratory section, e.g., Accurun 1(R) is a multi-marker run control for blood bank tests.

Nucleic Acids                 Two families of compounds called  deoxyribonucleic
                              acid (DNA) and  ribonucleic  acid (RNA) that carry
                              the  coded   information  from  which  all  living
                              organisms are made.

Pathogen An organism that causes disease in the study subjects (e.g., a virus which causes disease in humans is human pathogen; an insect that causes disease in a plant is a plant pathogen).

PCR Polymerase Chain Reaction, a sequence of chemical steps using DNA primers (short pieces of nucleic acids) to locate and copy (amplify) specific sequences of DNA, if present, to a concentration high enough for chemical detection.

Performance Panels            A set of serum and plasma  samples  collected from
                              many different individuals and characterized for the presence or absence of a particular disease marker.

Plasma The clear liquid portion of blood which contains clotting factors, proteins, antibodies, hormones, electrolytes and other components dissolved in water. Plasma differs from serum only in that plasma contains clotting factors in addition to its other components, and serum does not.

Qualification Panels          Dilutions of human plasma or serum  manifesting  a
                              full range of reactivities in test kits for a specific marker.

Qualitative Test              An assay  for  which the  reportable  results  are
                              positive,    negative   or    indeterminate.    An
                              alternative set of terms sometimes used to express qualitative test results is reactive, non-reactive or gray zone.

Quality Control Products      Materials  including   characterized   samples  of
                              various  kinds,  data  sheets  and  software,  all
                              designed for use in the performance  evaluation of
                              in   vitro    diagnostic    tests   during   their
                              development, manufacture or use.

Quantitative Test             An assay  for  which the  reportable  results  are
                              numeric.

Reactivity                    Test result for a qualitative  test;  can take one
                              of   three    forms:    positive,    negative   or
                              indeterminate.

Reagent A substance, usually a chemical solution, used as a component of an in vitro diagnostic test.



                                      G-3



Retrovirus                    A virus with its  genetic  information  encoded in
                              RNA rather than DNA. HIV is a retrovirus.

RNA Ribonucleic acid, with DNA, a class of molecules called nucleic acids. RNA functions with DNA in most organisms to translate the coded genetic information into the organism itself. In some viruses, RNA substitutes for DNA in carrying the coded information from which the organism is made. HIV and HCV are RNA viruses.

Run Controls                  Well-characterized  samples  designed  to resemble
                              the donor and patient samples routinely tested with a given method, manufactured to specific levels of reactivity and provided in quantities sufficient to be used each time the test is run, over a period of time, so that test performance can be continuously monitored.

Sensitivity                   The ability of a test to detect  accurately  small
                              quantities of a substance of interest. The greater
                              the  sensitivity,  the smaller the quantity of the
                              substance the test can detect, and the fewer false
                              negatives  will  be  reported.   Sensitivity   and
                              specificity are two important measures of the quality of a test.

Sensitivity Panels            Precise   dilutions   of  human  plasma  or  serum
                              containing a known amount of an infectious disease
                              marker   as   calibrated   against   international
                              standards.

Seroconversion Panels         Plasma samples  collected from a single individual
                              over a specific time period showing conversion from negative to positive for markers of an infectious disease.

Serum The clear liquid portion of blood which contains proteins, antibodies, hormones, electrolytes and other components dissolved in water. Serum differs from plasma only in that serum does not contain clotting factors.

Single Analyte Run Control    A run control designed to be used with tests for a
                              single analyte or marker,  e.g.,  Accurun 106 is a
                              positive   control  for  HIV  antigen  tests  from
                              several manufacturers.

Specificity                   The  ability  of a  test  to  distinguish  between
                              similar  materials.  The greater the  specificity,
                              the better a test is at identifying a substance in
                              the presence of substances of similar makeup,  and
                              the  fewer  false   positives  will  be  reported.
                              Sensitivity and specificity are two important measures of the quality of a test.

Therapeutic Index             A   mathematical   description  of  the  potential
                              usefulness  of a  candidate  drug,  based  on  its
                              toxicity   to   the   host   system   versus   its
                              effectiveness    against   the    pathogen.    The
                              Therapeutic Index of a candidate drug is compared to the Therapeutic Index in the same test system of a drug already in use for the disease being studied.


                                      G-4




Titer An approximation of the quantity of a marker in a qualitative test, arrived at by diluting the sample repeatedly and testing the dilutions until the marker is no longer detected by the test method.

Toxoplasma                    A   protozoan   parasite,    ubiquitous   in   the
                              environment,   and  which  causes   Toxoplasmosis.
                              Toxoplasmosis is commonly acquired by eating food contaminated by cysts. Pregnant women may be at risk of acquiring Toxoplasmosis from cats, with subsequent infection of the baby.

Virus A microorganism dependent on host cells in order to grow and reproduce.

Western Blot Method           The standard diagnostic method for confirmation of
                              the presence of an infectious disease marker (e.g.
                              HIV, Borrelia burgdorferi), in which lysate (a mixture of proteins) is separated on a gel by electrochemical means and then transferred to a nitrocellulose filter. The filter is then tested against a blood sample to identify antibodies to the proteins.



                                      G-5









Photograph showing certain of the Company's Quality Control Panel Products, including Seroconversion and Performance Panels.













================================================================================

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION IN SUCH JURISDICTION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.


                                   ----------


                             TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----
Prospectus Summary                                                             3
Risk Factors                                                                   6
Use of Proceeds                                                               14
Dividend Policy                                                               14
Capitalization                                                                15
Dilution                                                                      16
Selected Consolidated Financial Data                                          17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations                                                                  19
Business                                                                      25
Management                                                                    40
Certain Transactions                                                          44
Principal Stockholders                                                        45
Description of Capital Stock                                                  46
Shares Eligible for Future Sale                                               48
Underwriting                                                                  49
Legal Matters                                                                 50
Experts                                                                       50
Additional Information                                                        50
Index to Consolidated Financial Statements                                   F-1
Glossary                                                                     G-1


    UNTIL        , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL  DEALERS
EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================




                                1,600,000 SHARES



                                     [LOGO]


                             BOSTON BIOMEDICA, INC.


                                  COMMON STOCK





                                   ----------
                                   PROSPECTUS
                                   ----------





                         OSCAR GRUSS & SON INCORPORATED

                              KAUFMAN BROS., L.P.





                                      , 1996





================================================================================



                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                                                              TOTAL
                                                             EXPENSES
                                                             --------


SEC Registration Fee                                         $  8,508
NASD Filing Fee                                                 2,708
Nasdaq National Market Listing Fee                             30,000*
Blue Sky Fees and Expenses                                     15,000*
Underwriters' Non-Accountable Expense
Allowance                                                     144,000*
Transfer Agent and Registrar Fees                               2,500*
Accounting Fees and Expenses                                  150,000*
Legal Fees and Expenses                                       300,000*
Printing and Engraving                                         60,000*
Miscellaneous                                                  79,284*
                                                             ---------
  TOTAL                                                      $792,000*
                                                             =========



---------
* Estimate



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    The Company's Amended and Restated By-Laws include provisions to permit the indemnification of officers and directors of the Company for damages arising out of the performance of their duties unless such damages arise out of the officer's or director's failure to exercise his duties and to discharge the duties of his office in good faith and in the reasonable belief that his action was in, or not opposed to, the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The Company intends to enter into indemnification contracts with each of its directors and officers. Reference is hereby made to the caption "Management -- Limitation of Officers' and Directors' Liability; Indemnification Agreements."

    Reference is hereby made to the caption "Description of Capital Stock -- Limitation of Directors' Liability" in the Prospectus, which is a part of this Registration Statement.


    Reference is hereby made to Section 6 of the Underwriting Agreement between the Company and the Underwriter, filed as Exhibit 1.1 to this Registration Statement, for a description of indemnification arrangements between the Company and the Underwriter.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following information is furnished with regard to all securities issued by the Registrant within the past three years which were not registered under the Securities Act.

    In August 1996, the stockholders of the Registrant voted to approve an amendment to the Registrant's Articles of Organization to effect a one-for-two reverse stock split of the Registrant's Common Stock, $.01 par value per share. All references to number of shares of Common Stock give effect to this stock split.

                                   II-1




    (1) In August 1993, the Registrant sold to eight individual investors an aggregate of 45,000 shares of Common Stock for total cash consideration of $202,500, at a price per share of $4.50, and to another investor 1,958 shares of Common Stock in exchange for services rendered valued at $8,811, which securities were not registered under the Securities Act.

    (2) In April 1994, the Registrant sold to eight individual investors an aggregate of 21,200 shares of Common Stock, for total consideration of $127,200 at a price per share of $6.00, which securities were not registered under the Securities Act.

    (3) From June through December 1994, the Registrant sold the following at $6.00 per share: to one investor 5,000 shares of Common Stock for cash consideration of $30,000, to a second investor 1,167 shares of Common Stock for cash consideration of $3,501 and in exchange for services rendered valued at $3,501, and to a third investor 2,494 shares in exchange for services rendered valued at $14,964, which securities were not registered under the Securities Act.

    (4) In November and December 1995, the Registrant sold to two investors an aggregate of 7,800 shares of Common Stock for total cash consideration of $54,600 at a price of $7.00, and to another investor 734 shares of Common Stock in exchange for services rendered valued at $5,138, which securities were not registered under the Securities Act.

    (5) On April 26, 1996, the Registrant sold 117,647 shares of Common Stock to Kyowa Medex, Co., Ltd. for total cash consideration of $1,000,000, which securities were not registered under the Securities Act.

    (6) For the period August 1, 1993 to date, the Registrant granted to directors, officers, employees and consultants, 15,000 ($6.00 per share), 63,000 ($4.50 to $7.00 per share), 244,037 ($4.50 to $8.50 per share), and 8,000 ($6.00 per share), respectively, options to purchase shares of Common Stock under the Registrant's 1987 Non-Qualified Stock Option Plan or Employee Stock Option Plan, which securities were not registered under the Securities Act.

    (7) During the period from March 1994 through June 1996, the Registrant issued an aggregate of 88,993 shares to fifteen persons pursuant to the exercise of options, warrants or convertible notes of the Registrant for exercise prices ranging from $0.25 to $5.20 per share (an aggregate exercise price of $219,977.50), which securities were not registered under the Securities Act.

    To the extent that the foregoing transactions constituted "sales" within the meaning of the Securities Act, the securities issued in such transactions were not registered under the Securities Act, as amended, in reliance upon the exemptions from registration set forth in Section 3(b) and 4(2) of the Securities Act, relating to sales by an issuer not involving any public offering, or in reliance upon Regulation S of the Securities Act relating to sales by an issuer of securities outside the United States. None of the foregoing transactions, either individually or in the aggregate, involved a public offering.

ITEM 16. FINANCIAL STATEMENT SCHEDULE AND EXHIBITS


 SCHEDULE
    NO.
    ---
    II           -- Valuation and Qualifying Accounts



  EXHIBIT
    NO.
    ---
    1.1          -- Form of Underwriting Agreement***
    3.1          -- Amended and Restated Articles of Organization of the Registrant
    3.2          -- Amended and Restated By-Laws of the Registrant
    4.1          -- Description of Certificate for Shares of the Registrant's Common Stock

                                      II-2





  EXHIBIT
    NO.
    ---

   5.1           -- Legal Opinion of Brown, Rudnick, Freed & Gesmer***
  10.1           -- Agreement, dated January 17, 1994, between Roche Molecular Systems, Inc. and the
                    Registrant*
  10.2           -- Exclusive License Agreement, dated December 6, 1994, between the University of
                    North Carolina at Chapel Hill and the Registrant**
  10.3           -- Contract, dated September 30, 1995, between the National Institutes of Health and the Registrant (No. 1-AI-55273)**
  10.4           -- Contract, dated September 30, 1995, between the National Institutes of Health and the Registrant (No. 1-AI-55277)**
  10.5           -- Contract, dated March 1, 1993, between the National Cancer Institute and the
                    Registrant**
  10.6           -- Agreement, dated October 1, 1995, between Ajinomoto Co., Inc. and the Registrant**
  10.7           -- Lease Agreement, dated June 30, 1992, for Rockville, Maryland Facility between
                    Cambridge Biotech Corporation and the Registrant**
  10.8           -- Lease Agreement, dated July 28, 1995, for New Britain, Connecticut Facility between
                    MB Associates and the Registrant**
  10.9           -- Worcester County Institution for Savings Warrant dated December 1, 1995 (No. 1)*
  10.10          -- Worcester County Institution for Savings Warrant dated July 26, 1993 (No. 2)*
  10.11          -- Stock Purchase Agreement, dated June 5, 1990, between G&G Diagnostics Limited
                    Partnership I and the Registrant, as amended*
  10.12          -- Purchase and Sale Agreement, dated December 11, 1995, for 375 West Street Property between James Leonard, Trustee, C.W.B. Trust and the Registrant*
  10.13          -- Purchase and Sale Agreement, dated December 20, 1995, for 80 Manley Street Property between the Registrant and Donald M. Leonard, Trustee, Live Oak Realty Trust*
  10.14          -- Stock Purchase Agreement, dated April 26, 1996, between Kyowa Medex Co., Ltd.
                    and the Registrant*
  10.15          -- 1987 Non-Qualified Stock Option Plan*
  10.16          -- Employee Stock Option Plan*
  10.17          -- Form of  Underwriters  Warrant  (contained in Exhibit 1.1)***
  10.18.1        -- Second  Amended and  Restated  Loan and  Security  Agreement,
                    dated August 2, 1995,  between the First National Bank of Boston and the Registrant, as amended*
  10.18.2        -- Note  Payable to The First  National  Bank of  Boston,  dated
                    October 1994, in the amount of $200,000
  10.18.3        -- Note Payable to The First National Bank of Boston, dated October 1994, in the amount of $849,000
  10.18.4        -- Note Payable to The First National Bank of Boston, dated August 1995, in the amount of $350,000
  10.18.5        -- Note Payable to The First National Bank of Boston, dated December 1995, in the amount of $100,000
  10.18.6        -- Mortgage Note to The First National Bank of Boston, dated December 1995, in the amount of $750,000
  10.18.7        -- Note Payable to The First National Bank of Boston, dated July 1996, in the amount of $250,000
  10.19          -- Form of Indemnification Agreement with Officers and Directors*


                                      II-3




  EXHIBIT
    NO.
    ---
  10.20          -- Purchase Agreement, dated October 7, 1996, between BioSeq, Inc. and the Registrant
  10.21          -- Warrant Agreement, dated October 7, 1996, between BioSeq, Inc. and the Registrant
  10.22          -- Stockholders' Agreement, dated October 7, 1996, between BioSeq, Inc. and the Registrant
  10.23          -- License Agreement, dated October 7, 1996, between BioSeq, Inc. and the Registrant
  11             -- Statement re Computation of Per Share Earnings
  21             -- Subsidiaries of the Registrant*
  23.1           -- Consent of Brown, Rudnick, Freed & Gesmer (contained in Exhibit 5.1)***
  23.2           -- Consent of Coopers & Lybrand L.L.P., independent accountants
  24             -- Power of Attorney*
  27             -- Financial Data Schedule*


*   Previously filed.
** Confidential Treatment requested for certain portions of this document which has been previously filed.
*** To be filed by amendment.



ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from  registration by means of a  post-effective  amendment
    any  of  the  securities   being  registered  which  remain  unsold  at  the
    termination of the Offering.

    (b) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's By-Laws, the Underwriting Agreement relating to this Offering, or otherwise, the Registrant has been


                                      II-4






advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned Registrant hereby further undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.









                                      II-5





                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Bridgewater, Commonwealth of Massachusetts, on October 8, 1996.

                                            BOSTON BIOMEDICA, INC.

                                            By: /s/ RICHARD T. SCHUMACHER
                                            -----------------------------
                                               RICHARD T. SCHUMACHER
                                                    PRESIDENT

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                 SIGNATURE                                   TITLE                       DATE
                 ---------                                   -----                       ----

       /s/ RICHARD T. SCHUMACHER               Principal Executive Officer          October 8, 1996
           ----------------------               and Director
           RICHARD T. SCHUMACHER


        /s/ KEVIN W. QUINLAN                  Principal Financial and Accounting    October 8, 1996
           -------------------                 Officer and Director
            KEVIN W. QUINLAN

                    *                         Director                              October 8, 1996
           -------------------
           HENRY A. MALKASIAN

                   *                          Director                              October 8, 1996
           -------------------
          FRANCIS E. CAPITANIO

                    *                         Director                              October 8, 1996
          --------------------
             CALVIN A. SARAVIS

    *By /s/ RICHARD T. SCHUMACHER
           ----------------------
            RICHARD T. SCHUMACHER
              ATTORNEY-IN-FACT





                                   II-6




                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of BOSTON BIOMEDICA, INC.:


    In connection with our audits of the consolidated financial statements of Boston Biomedica, Inc. and Subsidiaries, as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, which financial statements are included in this Amendment No. 1 to the Registration
Statement on Form S-1 (File No. 333-10759), we have also audited the consolidated financial statement schedule listed in Item 16 herein.


    In our opinion, this consolidated financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                            COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
March 12, 1996





                                    S-1






                                   SCHEDULE II

                  BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
                     VALUATION AND QUALIFYING ACCOUNTS


                                                                          RECOVERIES
                                            BALANCE AT                   FOR ACCOUNTS   UNCOLLECTIBLE   BALANCE AT
                                             BEGINNING   PROVISION FOR    PREVIOUSLY       ACCOUNTS       END OF
     ALLOWANCE FOR DOUBTFUL ACCOUNTS         OF PERIOD      BAD DEBT      WRITTEN OFF    WRITTEN OFF      PERIOD
     -------------------------------         ---------      --------      -----------    -----------      ------

Six months ended June 30, 1996               $142,372       $ 77,145           --         $ (85,938)     $133,579
1995                                           94,723        181,084           --          (133,435)      142,372
1994                                           43,956        102,099           --           (51,332)       94,723
1993                                           21,000         22,956           --            --            43,956


                                    S-2





                             INDEX TO EXHIBITS


                                                                                             SEQUENTIALLY
  EXHIBIT                                                                                      NUMBERED
  NUMBER                                      DESCRIPTION                                        PAGE
  ------                                      -----------                                        ----

   1.1        -- Form of Underwriting Agreement***
   3.1        -- Amended and Restated Articles of Organization of the Registrant
   3.2        -- Amended and Restated By-Laws of the Registrant
   4.1        -- Description of Certificate for Shares of the Registrant's Common Stock
   5.1        -- Legal Opinion of Brown, Rudnick, Freed & Gesmer***
  10.1        -- Agreement, dated January 17, 1994, between Roche Molecular Systems, Inc. and the Registrant*
  10.2        -- Exclusive License Agreement, dated December 6, 1994, between the University of North Carolina at Chapel Hill and the Registrant**
  10.3        -- Contract, dated September 30, 1995, between the National Institutes of Health and the Registrant (No. 1-AI-55273)**
  10.4        -- Contract, dated September 30, 1995, between the National Institutes of Health and the Registrant (No. 1-AI-55277)**
  10.5        -- Contract, dated March 1, 1993, between the National Cancer Institute and the
                 Registrant**
  10.6        -- Agreement, dated October 1, 1995, between Ajinomoto Co., Inc. and the Registrant**
  10.7        -- Lease Agreement, dated June 30, 1992, for Rockville, Maryland Facility between
                 Cambridge Biotech Corporation and the Registrant**
  10.8        -- Lease Agreement, dated July 28, 1995, for New Britain, Connecticut Facility between MB Associates and the Registrant**
  10.9        -- Worcester County Institution for Savings Warrant dated December 1, 1995 (No.
                 1)*
  10.10       -- Worcester County Institution for Savings Warrant dated July 26, 1993
                 (No. 2)*
  10.11          -- Stock Purchase  Agreement,  dated June 5, 1990,  between G&G
                 Diagnostics  Limited  Partnership  I  and  the  Registrant,  as
                 amended*
  10.12       -- Purchase and Sale Agreement, dated December 11, 1995, for 375 West Street
                 Property between James Leonard, Trustee, C.W.B. Trust and the Registrant*
  10.13       -- Purchase and Sale Agreement, dated December 20, 1995, for 80 Manley Street
                 Property between the Registrant and Donald M. Leonard, Trustee, Live Oak Realty
                 Trust*
  10.14       -- Stock Purchase Agreement, dated April 26, 1996, between Kyowa Medex Co., Ltd.
                 and the Registrant*
  10.15       -- 1987 Non-Qualified Stock Option Plan*
  10.16       -- Employee Stock Option Plan*
  10.17       -- Form of  Underwriters  Warrant  (contained  in Exhibit  1.1)***
  10.18.1     -- Second Amended and Restated Loan and Security Agreement,  dated
                 August 2, 1995,  between the First National Bank of Boston and the
                 Registrant, as amended*
  10.18.2     -- Note  Payable  to The  First  National  Bank of  Boston,  dated
                 October 1994, in the amount of $200,000
  10.18.3     -- Note Payable to The First National Bank of Boston, dated October 1994, in the amount of $849,000







                       INDEX TO EXHIBITS (CONTINUED)



                                                                                             SEQUENTIALLY
  EXHIBIT                                                                                      NUMBERED
  NUMBER                                      DESCRIPTION                                        PAGE
  ------                                      -----------                                        ----

10.18.4       -- Note Payable to The First National Bank of Boston, dated August 1995, in the amount of $350,000
10.18.5       -- Note Payable to The First National Bank of Boston, dated December 1995, in the amount of $100,000
10.18.6       -- Mortgage Note to The First National Bank of Boston, dated December 1995, in the amount of $750,000
10.18.7       -- Note Payable to The First National Bank of Boston, dated July 1996, in the amount of $250,000
10.19         -- Form of Indemnification Agreement with Officers and Directors*
10.20         -- Purchase Agreement, dated October 7, 1996, between BioSeq, Inc. and the Registrant
10.21         -- Warrant Agreement, dated October 7, 1996, between BioSeq, Inc. and the Registrant
10.22         -- Stockholders' Agreement, dated October 7, 1996, between BioSeq, Inc. and the
                 Registrant
10.23         -- License Agreement, dated October 7, 1996, between BioSeq, Inc. and the Registrant
11            -- Statement re Computation of Per Share Earnings
21            -- Subsidiaries of the Registrant*
23.1          -- Consent of Brown, Rudnick, Freed & Gesmer (contained in Exhibit 5.1)***
23.2          -- Consent of Coopers & Lybrand L.L.P., independent accountants
24            -- Power of Attorney*
27            -- Financial Data Schedule*


-----------
*   Previously filed.

** Confidential Treatment requested for certain portions of this document which has been previously filed.

*** To be filed by amendment.